Filed Pursuant to Rule 424(b)(3)
Registration Number 333-131414

PROSPECTUS SUPPLEMENT NO. 1

to Prospectus dated

February 11, 2008

(Registration No. 333-131414)

UNIFIED WESTERN GROCERS, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated February 11, 2008. The securities that are the subject of the Prospectus have been registered to permit their sale by us.

This Prospectus Supplement includes the attached Quarterly Report on Form 10-Q for the period ended December 29, 2007 of Unified Western Grocers, Inc., as filed by us with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 15, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED DECEMBER 29, 2007

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM              TO

Commission file number: 0-10815

UNIFIED WESTERN GROCERS, INC.

(Exact name of registrant as specified in its charter)

California	95-0615250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5200 Sheila Street, Commerce, CA 90040

(Address of principal executive offices) (Zip Code)

(323) 264-5200

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  [X]    No  [    ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [     ]    No [X]

The number of shares outstanding of each of the registrant’s classes of common stock, as of January 26, 2008, was as follows:

Class A: 166,600 shares; Class B: 458,174 shares; Class C: 15 shares; Class E: 205,330 shares

2

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS (UNAUDITED)

Unified Western Grocers, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets – Unaudited

(dollars in thousands)

	December 29, 2007	September 29, 2007
Assets

Current assets:
Cash and cash equivalents	$12,276	$19,719
Accounts and notes receivable, net of allowances of $1,894 and $1,728 at December 29, 2007 and September 29, 2007, respectively	197,094	148,243
Inventories	233,663	204,994
Prepaid expenses	7,255	6,565
Deferred income taxes	10,113	10,531

Total current assets	460,401	390,052
Properties, net	201,461	196,276
Investments	85,221	78,178
Notes receivable, net of allowances of $252 and $389 at December 29, 2007 and September 29, 2007, respectively	12,888	10,239
Goodwill	37,380	27,982
Other assets, net	58,212	48,461

Total Assets	$855,563	$751,188

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$200,365	$171,429
Accrued liabilities	115,768	104,521
Current portion of notes payable	5,865	6,038
Current portion of subordinated patronage dividend certificates	—	3,141
Members’ excess deposits and estimated patronage dividends	20,623	17,456

Total current liabilities	342,621	302,585
Notes payable, less current portion	225,198	170,010
Long-term liabilities, other	86,984	83,381
Required deposits	10,382	6,948
Commitments and contingencies

Shareholders’ equity:
Class A Shares: 500,000 shares authorized, 166,250 and 168,300 shares outstanding at December 29, 2007 and September 29, 2007, respectively	28,617	28,886
Class B Shares: 2,000,000 shares authorized, 458,524 and 480,172 shares outstanding at December 29, 2007 and September 29, 2007, respectively	76,667	80,116
Class E Shares: 2,000,000 shares authorized, 205,330 shares outstanding at December 29, 2007 and September 29, 2007	20,533	20,533
Retained earnings after elimination of accumulated deficit of $26,976 effective September 28, 2002	55,599	50,385
Receivable from sale of Class A Shares to members	(950)	(876)
Accumulated other comprehensive earnings	9,912	9,220

Total shareholders’ equity	190,378	188,264

Total Liabilities and Shareholders’ Equity	$855,563	$751,188

The accompanying notes are an integral part of these statements.

3

Unified Western Grocers, Inc. and Subsidiaries

Consolidated Condensed Statements of Earnings

and Comprehensive Earnings – Unaudited

(dollars in thousands)

	Thirteen Weeks Ended
	December 29, 2007	December 30, 2006

Net sales	$1,052,557	$781,375
Cost of sales	954,923	705,019
Distribution, selling and administrative expenses	75,165	60,077

Operating income	22,469	16,279
Interest expense	(4,407)	(3,880)

Earnings before estimated patronage dividends and income taxes	18,062	12,399
Estimated patronage dividends	(8,364)	(6,577)

Earnings before income taxes	9,698	5,822
Income taxes	(3,528)	(2,360)

Net earnings	6,170	3,462
Other comprehensive earnings, net of income taxes:
Unrealized holding gain on investments	692	143

Comprehensive earnings	$6,862	$3,605

The accompanying notes are an integral part of these statements.

4

Unified Western Grocers, Inc. and Subsidiaries

Consolidated Condensed Statements of Cash Flows – Unaudited

(dollars in thousands)

	Thirteen Weeks Ended
	December 29, 2007	December 30, 2006
Cash flows from operating activities:
Net earnings	$6,170	$3,462
Adjustments to reconcile net earnings to net cash (utilized) provided by operating activities:
Depreciation and amortization	5,013	4,742
Provision for doubtful accounts	77	(104)
Gain on sale of properties	(19)	(68)
Deferred income taxes	(67)	—
Purchases of trading securities	—	(1,706)
Proceeds from maturities or sales of trading securities	—	1,622
(Increase) decrease in assets:
Accounts receivable	(47,098)	1,676
Inventories	18,723	19,481
Prepaid expenses	1,170	2,575
Increase (decrease) in liabilities:
Accounts payable	(5,436)	(16,667)
Accrued liabilities	(1,433)	(1,738)
Long-term liabilities, other	3,604	1,690

Net cash (utilized) provided by operating activities	(19,296)	14,965

Cash flows from investing activities:
Purchases of properties	(4,105)	(7,778)
Purchases of securities and other investments	(14,753)	(3,870)
Proceeds from maturities or sales of securities and other investments	13,699	3,255
Increase in notes receivable	(558)	(1,582)
Proceeds from sales of properties	1	32
Decrease (increase) in other assets	4,226	(1,643)
Acquisition of net assets from Associated Grocers, Incorporated	(39,973)	—

Net cash utilized by investing activities	(41,463)	(11,586)

Cash flows from financing activities:
Additions to long-term notes payable	60,349	7,827
Reduction of short-term notes payable	(5,745)	(3,623)
Payment of deferred financing fees	—	(564)
Increase in members’ excess deposits and estimated patronage dividends	3,167	2,613
Redemption of patronage dividend certificates	(3,141)	—
Increase in members’ required deposits	3,434	1,596
(Increase) decrease in receivable from sale of Class A Shares to members	(74)	22
Repurchase of shares from members	(4,932)	(4,902)
Issuance of shares to members	258	200

Net cash provided by financing activities	53,316	3,169

Net (decrease) increase in cash and cash equivalents	(7,443)	6,548
Cash and cash equivalents at beginning of period	19,719	11,150

Cash and cash equivalents at end of period	$12,276	$17,698

The accompanying notes are an integral part of these statements.

5

Unified Western Grocers, Inc. and Subsidiaries

Consolidated Condensed Statements of Cash Flows – Unaudited – Continued

(dollars in thousands)

	Thirteen Weeks Ended
	December 29, 2007	December 30, 2006
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$4,202	$4,205
Income taxes	$278	$200

Supplemental disclosure of non-cash items:
Accrued Class E Share dividend	$—	$928
Conversion of Class B Shares to Class A Shares	$—	$51
Capital leases	$438	$—

Acquisition of net assets from Associated Grocers, Incorporated:
Working capital	$11,929	$—
Properties	4,871	—
Goodwill	9,398	—
Other assets	17,143	—
Long-term liabilities, other	(3,368)	—

Acquisition of net assets from Associated Grocers, Incorporated	$39,973	$—

The accompanying notes are an integral part of these statements.

6

Unified Western Grocers, Inc. and Subsidiaries

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1.    BASIS OF PRESENTATION

The consolidated condensed financial statements include the accounts of Unified Western Grocers, Inc. and all its subsidiaries (the “Company” or “Unified”). Inter-company transactions and accounts with subsidiaries have been eliminated. The interim financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to SEC rules and regulations; nevertheless, management believes that the disclosures are adequate to make the information presented not misleading. These consolidated condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s latest Annual Report on Form 10-K filed with the SEC. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

The accompanying consolidated condensed financial statements reflect all adjustments that, in the opinion of management, are both of a normal and recurring nature and necessary for the fair presentation of the results for the interim periods presented. The preparation of the consolidated condensed financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated condensed financial statements and accompanying notes. As a result, actual results could differ from those estimates.

The Company’s banking arrangements allow the Company to fund outstanding checks when presented to the financial institution for payment. This cash management practice frequently results in total issued checks exceeding available cash balances at a single financial institution. The Company’s policy is to record its cash disbursement accounts with a cash book overdraft in accounts payable. At December 29, 2007 and September 29, 2007, the Company had book overdrafts of $57.8 million and $41.5 million, respectively, classified in accounts payable.

2.    ACQUISITION AND PURCHASE ACCOUNTING

On September 30, 2007, the Company completed the purchase of certain assets, including inventory, prepaid expenses, notes receivable, certain fixed assets, and other long-term intangible assets (including trademarks, customer relationships and assembled workforce), and assumed certain liabilities and obligations, including accounts payable, non-union employee pension plan and warehouse leases related to the operation of Associated Grocers, Incorporated and its subsidiaries (the “Seattle Operation”) of Seattle, Washington (the “Acquisition”). The Seattle Operation provides food, nonfood, general merchandise and retail services to stores from its office and leased distribution facilities in Seattle and Renton, Washington. The total purchase price was $39.8 million, which was financed through the Company’s revolving credit line. Additionally, the Company did not purchase trade accounts receivable in the transaction, but financed the initial accounts receivable generated by the Seattle Operation from operating cash flow. This transaction is expected to increase Unified’s sales to approximately $4 billion annually, thus providing the independent retailers served by Unified an increased profile with the vendor community, improved retail market share in the Pacific Northwest and the benefit of distributing fixed costs and the cost of capital and overhead over a larger sales base.

7

Unified Western Grocers, Inc. and Subsidiaries

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

The Company has accounted for the Acquisition under the purchase method in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), “Business Combinations.” The following illustrates the preliminary allocation of the purchase price and assumption of certain liabilities based on valuations and internal analyses:

Assets Acquired (Liabilities Assumed)	Allocated Fair Value (amounts in 000’s)
Current assets (primarily inventory and prepaid expenses)	$49,211
Property, plant and equipment	4,871
Investments (a non-marketable equity security)	4,924
Notes receivable	2,235
Intangible assets
Goodwill (including assembled workforce)	9,398
Customer relationships (finite lived)	7,200
Trademarks (indefinite lived)	2,700
Deferred tax assets	1,319
Other long-term assets	1,000
Current liabilities (primarily accounts payable and accrued liabilities)	(39,517)
Long-term liability – defined benefit pension plan	(3,368)

Total – net assets acquired	$39,973

The total allocated fair value of approximately $40.0 million was determined based on the $39.8 million purchase price, less $3.9 million in cash on hand retained by Associated Grocers, Incorporated, plus third party transaction costs of $4.1 million paid by the Company. In valuing acquired assets and liabilities assumed, fair values were based on, but not limited to, expected discounted cash flows for the customer relationships, replacement cost for fixed assets, relief from royalty for trademark, and comparable market rates for contractual obligations.

A portion of the acquisition price has been allocated to finite and indefinite-lived intangible assets, consisting of customer relationships and trademarks, respectively. The finite-lived intangible assets will be amortized, utilizing an accelerated method, over their weighted-average useful life of approximately twenty years based on the Company’s historical retention experience of similar customer relationships associated with these assets. The indefinite-lived intangible assets are non-amortizing for financial statement purposes and will be evaluated at least annually for impairment.

The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been allocated to goodwill in the amount of $9.4 million, including $7.0 million for assembled workforce. Goodwill is non-amortizing for financial statement purposes and is evaluated annually for impairment in accordance with Financial Accounting Standards Board (“FASB”) Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires the Company to test its goodwill for impairment each year, or sooner if impairment indicators are present. The majority of the goodwill is expected to be deductible for income tax purposes over a period not exceeding fifteen years.

The preliminary values above are subject to adjustment for up to one year after the close of the transaction as additional information is obtained, and those adjustments could be material. Upon the completion date of the Acquisition, the Company began to assess and formulate a plan to restructure certain activities related to facilities acquired for the Seattle Operation. The Company is currently in the process of determining any related liability pursuant to Emerging Issues Task Force (“EITF”) No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” The Company believes its plan will be finalized within one year of the date of the Acquisition and will record any additional liability as a result of its plan as an increase to goodwill.

The results of the Seattle Operation are included in the results of operations for the full three months ended December 29, 2007.

8

Unified Western Grocers, Inc. and Subsidiaries

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

Unaudited Pro Forma Information

The following unaudited pro forma financial information presents our combined results for the three months ended December 30, 2006, and gives effect to the Acquisition, including its impact upon depreciation and amortization and the related income tax effect, as if the Acquisition had occurred on October 1, 2006.

Selected Captions – Pro Forma Statement of Earnings	December 30, 2006
Net sales	$995,739
Earnings before income taxes	$4,450
Net earnings	$2,628

The pro forma results have been prepared for comparative purposes only and do not purport to represent what the Company’s actual consolidated results of operations would have been had the Acquisition occurred at the beginning of the period presented and are not intended to be a projection of future results or trends of the combined operations.

3.    VARIABLE INTEREST ENTITY

In fiscal 2004, the Company signed a purchase and sale agreement with an unrelated business property developer to transfer and assign the leasehold and sub-leasehold interests and certain assets relating to eleven closed store locations.

At December 29, 2007, the Company remained contingently liable for the lease payments on four of these store locations until such time as the leases expire or the Company is released from all liabilities and obligations under the respective leases. The net present value of the Company’s currently estimated obligation for the remaining leasehold and sub-leasehold interests for the four stores totals approximately $2.4 million at December 29, 2007, with the last lease expiring in 2019. The Company’s maximum loss exposure related to these leases is $13.4 million.

The FASB issued in January 2003 and revised in December 2003 FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities – an Interpretation of Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements.” Although the Company has no ownership interest in the unrelated third party that assumed the leasehold and sub-leasehold interests from the Company, that third party is considered a variable interest entity pursuant to FIN 46R. Because the primary investor in the variable interest entity currently does not have sufficient equity at risk, the Company is considered the primary beneficiary. Accordingly, the Company is required to consolidate the assets, liabilities and non-controlling interests of the variable interest entity, as well as the results of operations.

At December 29, 2007 and September 29, 2007, the Company consolidated the variable interest entity’s accounts, including total assets of $0.9 million at each respective balance sheet date, comprised primarily of $0.3 million in properties and $0.6 million in other assets at each respective balance sheet date. The Company also consolidated the variable interest entity’s lease reserves of approximately $2.4 million at each respective balance sheet date.

Subsequent to the Company’s first fiscal quarter of 2008, Unified and the unrelated business property developer finalized an agreement whereby the Company’s obligation with respect to two of the properties was settled by Unified’s cash payments totaling $3.8 million, which approximated combined lease reserves previously recorded by the variable interest entity and the Company. Additionally, the developer will transfer the two remaining leased properties with positive cash flow to Unified. As a result of this agreement, the Company’s maximum loss exposure has been reduced to $3.6 million.

9

Unified Western Grocers, Inc. and Subsidiaries

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

4.    SEGMENT INFORMATION

Unified is a retailer-owned, grocery wholesale cooperative serving supermarket, specialty and convenience store operators located primarily in the western United States and in the South Pacific. Our customers range in size from single store operators to multiple store chains. We sell a wide variety of products typically found in supermarkets. The Company’s customers include its owners (“Members”) and non-owners (“non-members”). We sell products through Unified or through our specialty food subsidiary (Market Centre) and international sales subsidiary (Unified International, Inc.). We report all product sales in our Wholesale Distribution segment. We also provide support services to our customers through the Wholesale Distribution segment, including retail technology, and through separate subsidiaries, including financing and insurance. Insurance activities are reported in our Insurance segment while finance activities are grouped within our All Other business activities. The availability of specific products and services may vary by geographic region.

Management identifies segments based on the information monitored by the Company’s chief operating decision-makers to manage the business and accordingly, has identified the following two reportable segments:

•

The Wholesale Distribution segment includes the results of operations from the sale of groceries and general merchandise products to both Members and non-members, including a broad range of branded and corporate brand products in nearly all the categories found in a typical supermarket, including dry grocery, frozen food, deli, meat, dairy, eggs, produce, bakery, ethnic, gourmet, specialty foods and general merchandise products. The Wholesale Distribution segment includes operating results relative to the Seattle Operation subsequent to September 30, 2007 (see Note 2). The Seattle Operation primarily serves retailers throughout Washington, Oregon, Alaska and the South Pacific. As of December 29, 2007, the Wholesale Distribution segment represents approximately 99% of the Company’s total sales and 88% of total assets.

•

The Insurance segment includes the results of operations for the Company’s three insurance subsidiaries (Grocers and Merchants Insurance Service, Inc., Springfield Insurance Company and Springfield Insurance Company, Ltd.). These subsidiaries provide insurance and insurance-related products, including workers’ compensation and liability insurance policies, to both the Company and its Members primarily located in California. As of December 29, 2007, the Company’s Insurance segment collectively accounts for approximately 1% of the Company’s total sales and 10% of total assets.

The “All Other” category includes the results of operations for the Company’s other support businesses, including its finance subsidiary, whose services are provided to a common customer base, none of which individually meets the quantitative thresholds of a reportable segment. As of December 29, 2007, the “All Other” category collectively accounts for less than 1% of the Company’s total sales and 2% of total assets.

10

Unified Western Grocers, Inc. and Subsidiaries

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

Information about the Company’s operating segments is summarized as follows:

(dollars in thousands)

	Thirteen Weeks Ended
	December 29, 2007	December 30, 2006
Net sales
Wholesale distribution	$1,048,953	$777,871
Insurance	7,203	5,509
All other	488	586
Inter-segment eliminations	(4,087)	(2,591)

Total net sales	$1,052,557	$781,375

Operating income (loss)
Wholesale distribution	$21,492	$15,578
Insurance	910	1,147
All other	67	(446)

Total operating income (loss)	22,469	16,279

Interest expense	(4,407)	(3,880)
Estimated patronage dividends	(8,364)	(6,577)
Income taxes	(3,528)	(2,360)

Net earnings	$6,170	$3,462

Depreciation and amortization
Wholesale distribution	$4,994	$4,689
Insurance	17	47
All other	2	6

Total depreciation and amortization	$5,013	$4,742

Capital expenditures
Wholesale distribution	$4,105	$7,778
Insurance	—	—
All other	—	—

Total capital expenditures	$4,105	$7,778

Identifiable assets
Wholesale distribution	$754,446	$604,989
Insurance	84,467	84,706
All other	16,650	18,076

Total identifiable assets	$855,563	$707,771

5.    SHAREHOLDERS’ EQUITY

During the thirteen-week period ended December 29, 2007, the Company issued 1,050 Class A Shares with an issue value of $0.3 million and redeemed 3,100 Class A Shares with a redemption value of $0.7 million. The Company also redeemed 21,648 Class B Shares with a redemption value of $4.2 million.

6.    CONTINGENCIES

The Company is a party to various litigation, claims and disputes, some of which are for substantial amounts, arising in the ordinary course of business. While the ultimate effect of such actions cannot be predicted with certainty, the Company believes the outcome of these matters will not result in a material adverse effect on its financial condition or results of operations.

11

Unified Western Grocers, Inc. and Subsidiaries

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

7.    PENSION AND OTHER POSTRETIREMENT BENEFITS

The Company sponsors a cash balance plan (“Unified Cash Balance Plan”). The Unified Cash Balance Plan is a noncontributory defined benefit pension plan covering substantially all employees of the Company who are not subject to a collective bargaining agreement. Benefits under the Unified Cash Balance Plan are provided through a trust and also through annuity contracts.

In association with the Acquisition, the Company acquired the Cash Balance Retirement Plan for Employees of Associated Grocers, Inc. (“AG Cash Balance Plan”), which is a noncontributory defined benefit pension plan covering eligible employees of Associated Grocers, Incorporated who were not subject to a collective bargaining agreement. Benefits under the AG Cash Balance Plan are provided through a trust and also through annuity contracts. As of September 30, 2007, the projected benefit obligation of the AG Cash Balance Plan was $35.3 million, the fair value of plan assets was $31.9 million, and the resulting net unfunded obligation of $3.4 million was recorded in conjunction with the purchase price allocation and included in Long-term liabilities, other on the Company’s Consolidated Condensed Balance Sheet for the first fiscal quarter ended December 29, 2007 (see Note 2).

The Company also sponsors an Executive Salary Protection Plan II (“ESPP II”) that provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company. Funds are held in a rabbi trust for the ESPP II consisting primarily of life insurance policies reported at cash surrender value. The cash surrender value of such life insurance policies aggregated $18.6 million and $18.8 million at December 29, 2007 and September 29, 2007, respectively, and are included in other assets in the Company’s consolidated condensed balance sheets. The related accrued benefit cost (representing the Company’s benefit obligation to participants) of $19.1 million and $18.4 million at December 29, 2007 and September 29, 2007, respectively, is recorded in other long-term liabilities in the Company’s consolidated condensed balance sheets. Trust assets are excluded from ESPP II plan assets as they do not qualify as plan assets under Statement of Financial Accounting Standards (“SFAS”) No. 87, “Employers’ Accounting for Pensions” (“SFAS 87”). The assets held in the rabbi trust are not available for general corporate purposes. The rabbi trust is subject to creditor claims in the event of insolvency.

The Company sponsors other postretirement benefit plans that cover both non-union and union employees. Those plans are not funded.

The Company’s funding policy is to make contributions to the Unified Cash Balance Plan and the AG Cash Balance Plan in amounts that are at least sufficient to meet the minimum funding requirements of applicable laws and regulations, but no more than amounts deductible for federal income tax purposes. At this time, the Company expects to make estimated contributions to the Unified Cash Balance Plan totaling $10.7 million in fiscal 2008, which is comprised of $4.7 million for the 2008 plan year and $6.0 million for the 2007 plan year. In addition, the Company expects to make estimated contributions to the AG Cash Balance Plan totaling $2.5 million in fiscal 2008, which is comprised of $1.2 million for the 2008 plan year and $1.3 million for the 2007 plan year. At its discretion, the Company may contribute in excess of these amounts. Additional contributions for the 2007 plan year, if any, will be due by September 15, 2008, while contributions for the 2008 plan year will be due by September 15, 2009. The Company contributed $0.5 million to the AG Cash Balance Plan during the thirteen weeks ended December 29, 2007.

Additionally, the Company expects to contribute $1.3 million to the ESPP II to fund projected benefit payments to participants for the 2008 plan year. The Company made no contributions to the Unified Cash Balance Plan or ESPP II during the thirteen weeks ended December 29, 2007.

12

Unified Western Grocers, Inc. and Subsidiaries

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

8.    RELATED PARTY TRANSACTIONS

Members and non-members affiliated with directors of the Company make purchases of merchandise from the Company and also may receive benefits and services that are of the type generally offered by the Company to its similarly situated eligible Members and non-members. Management believes such transactions are on terms that are generally consistent with terms available to other Members and non-members similarly situated.

During the course of its business, the Company enters into individually negotiated supply agreements with Member and non-member customers of the Company. These agreements require the Member or non-member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. During the first fiscal quarter ended December 29, 2007, the Company executed supply agreements with non-member customers affiliated with Company directors Terry H. Halverson, Paul Kapioski and Michael S. Trask. Each of these agreements expires on September 30, 2012.

As of the date of this report, other than noted above, there have been no material changes to the related party transactions disclosed in Note 17 to Notes to Consolidated Financial Statements in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the year ended September 29, 2007.

9.    NEW ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued Statements of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations,” and No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 141(R)” and “SFAS No. 160”). SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries in the same manner – as equity in the consolidated financial statements and also requires transactions between an entity and noncontrolling interests to be treated as equity transactions. SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated (as of the date the parent ceases to have a controlling financial interest in the subsidiary). Both statements are effective for fiscal years beginning on or after December 15, 2008. Early adoption of both statements is not permitted. Accordingly, SFAS No. 141(R) and SFAS No. 160 will be adopted commencing in the first quarter for the Company’s fiscal year-end 2010. The Company is currently assessing the impact these standards may have on its consolidated financial statements.

In September 2006, the FASB ratified EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefits Associated with Endorsement Split-Dollar Life Insurance Arrangements” (“EITF No. 06-4”) and in March 2007, the FASB ratified EITF Issue No. 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (“EITF No. 06-10”). EITF No. 06-4 requires deferred compensation or postretirement benefit aspects of an endorsement-type split-dollar life insurance arrangement to be recognized as a liability by the employer and states the obligation is not effectively settled by the purchase of a life insurance policy. The liability for future benefits should be recognized based on the substantive agreement with the employee, which may be either to provide a future death benefit or to pay for the future cost of the life insurance. EITF No. 06-10 provides recognition guidance for postretirement benefit liabilities related to collateral assignment split-dollar life insurance arrangements, as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment split-dollar life insurance arrangement. EITF No.’s 06-4 and 06-10 are effective for fiscal years beginning after December 15, 2007. Accordingly, EITF No.’s 06-4 and 06-10 will be adopted commencing in the first quarter for the Company’s fiscal year-end 2009. The Company is currently assessing the impact these standards may have on its consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115” (“SFAS

13

Unified Western Grocers, Inc. and Subsidiaries

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

No. 159”). SFAS No. 159 provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is expected to expand the use of fair value measurement consistent with the Board’s long-term objectives for financial instruments. A company that adopts SFAS No. 159 will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Accordingly, SFAS No. 159 will be adopted commencing in the first quarter for the Company’s fiscal year-end 2009. The Company is currently assessing the impact this standard may have on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires that employers recognize on a prospective basis the funded status of an entity’s defined benefit pension and postretirement plans as an asset or liability in the financial statements, requires the measurement of defined benefit pension and postretirement plan assets and obligations as of the end of the employer’s fiscal year, and requires recognition of the funded status of defined benefit pension and postretirement plans. Accordingly, the Company adopted SFAS No. 158 in the fourth quarter of its fiscal year ending September 29, 2007 (see Notes 1, 11 and 12 to Notes to Consolidated Financial Statements in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the year ended September 29, 2007). The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position shall be effective for fiscal years ending after December 15, 2008. Accordingly, the Company will adopt this requirement effective with its fiscal year-end 2009. The Company is currently assessing the impact that adoption of this portion of the standard will have on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop the assumptions that market participants would use when pricing the asset or liability. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. In addition, SFAS No. 157 requires that fair value measurements be separately disclosed by level within the fair value hierarchy. SFAS No. 157 does not require new fair value measurements. In November 2007, the FASB reaffirmed that (1) companies will be required to implement SFAS No. 157 for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis in the financial statements; and (2) SFAS No. 157 remains effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The FASB did however, provide a one-year deferral for the implementation of SFAS No. 157 for other non-financial assets and liabilities. Accordingly, SFAS No. 157, as modified above, will be adopted commencing in the first quarter for the Company’s fiscal year-end 2009. The Company is currently assessing the impact this standard may have on its consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, FIN 48 was adopted commencing in the first quarter of the Company’s fiscal year-end 2008. The adoption of FIN 48 did not have a material impact on the Company’s financial condition and results of operations. At December 29, 2007, the Company had no unrecognized tax benefits that, if recognized, would materially affect the Company’s effective income tax rate in future periods. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its recognized tax positions. Effective upon adoption of

14

Unified Western Grocers, Inc. and Subsidiaries

Notes to Consolidated Condensed Financial Statements (Unaudited)—(Continued)

FIN 48, the Company continues to recognize interest and penalties accrued related to unrecognized tax benefits and penalties within its provision for income taxes. The Company had no material interest and penalties accrued at December 29, 2007. Prior to its adoption of FIN 48, the Company recognized such interest and penalties, which were immaterial in prior periods, within its provision for income taxes.

The Company recently completed federal income tax examinations for its fiscal years 2004 and 2005, resulting in no adjustments to its tax returns. With limited exceptions, the Company is no longer subject to federal income tax examinations for fiscal years prior to 2006. As of December 29, 2007, the Company is subject to income tax examinations for its U.S. federal income taxes for fiscal year 2006 and for state and local income taxes for fiscal years 2003 through 2006.

In May 2007, the FASB issued FASB Staff Position No. FIN 48-1 (“FSP 48-1”), “Definition of Settlement in FASB Interpretation No. 48.” FSP 48-1 amended FIN 48 to provide guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP 48-1 required application upon the initial adoption of FIN 48. The adoption of FSP 48-1 had no impact on the Company’s consolidated condensed financial statements.

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ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING INFORMATION

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate. These forward-looking statements involve risks, uncertainties and assumptions. When the Company uses words such as “believes,” “expects,” “anticipates” or similar expressions, the Company is making forward-looking statements. Although Unified believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give readers any assurance that such expectations will prove correct. The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond the Company’s control. Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the factors discussed in the sections entitled “Risk Factors” and “Critical Accounting Policies and Estimates” within “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All forward-looking statements attributable to Unified are expressly qualified in their entirety by the factors that may cause actual results to differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date hereof. The Company undertakes no duty or obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in this document as well as in other documents the Company files from time to time with the Securities and Exchange Commission.

COMPANY OVERVIEW

General

Unified Western Grocers, Inc. (referred to in this Form 10-Q as “Unified,” “the Company,” “our” or “we”) is a retailer-owned, grocery wholesale cooperative serving supermarket, specialty and convenience store operators located primarily in the western United States and the South Pacific. Our customers range in size from single store operators to multiple store chains. The Company operates its business in two reportable business segments: (1) Wholesale Distribution and (2) Insurance. All remaining business activities are grouped into “All Other” (see Note 4 of “Notes to Consolidated Condensed Financial Statements” in Item 1 “Financial Statements”).

We sell a wide variety of products typically found in supermarkets. We report all product sales in our Wholesale Distribution segment, which represents approximately 99% of our total net sales. Our customers include our owners (“Members”) and non-owners (“non-members”). We also provide support services to our customers, including retail technology, insurance and financing. Insurance activities account for approximately 1% of total net sales and are reported in our Insurance segment, while finance activities are grouped with our All Other business activities. The availability of specific products and services may vary by geographic region. We have three separate geographical and marketing regions. The regions are Southern California, Northern California and the Pacific Northwest.

Over the past few years, we have focused on an initiative to strengthen our corporate brand and image in the marketplace. During 2006, we changed the name of our specialty grocery subsidiary to Market Centre to better reflect the Company’s broad range of product offerings and unique services that are offered to our retail customers. In addition, we recently have begun to do business as “Unified Grocers” for nearly all purposes, and we expect to effect a legal name change after (1) approval by our shareholders at our next annual meeting to be held on February 12, 2008, and (2) filing with the California Secretary of State of a Certificate of Amendment of our Articles of Incorporation effecting the name change.

The Company’s strategic focus is to promote the success of independent retailers. A significant milestone was achieved in early fiscal 2008, when we purchased certain assets and assumed certain liabilities of Associated Grocers, Incorporated and its subsidiaries (the “Seattle Operation”), a grocery cooperative headquartered in Seattle, Washington (the “Acquisition”). The Seattle Operation primarily serves retailers throughout Washington, Oregon, Alaska and the South Pacific. This transaction is expected to increase Unified’s sales to approximately $4 billion annually, thus providing the independent retailers served by Unified an increased profile with the vendor

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community, improved retail market share in the Pacific Northwest and the benefit of reduced cost burdens of capital and overhead.

A California corporation organized in 1922 and incorporated in 1925, Unified does business primarily with those customers that have been accepted as Members. Members are required to meet specific member capitalization requirements, which include capital stock ownership and may include required cash deposits. In addition, each Member must meet minimum purchase requirements. See “Member Investments and Patronage Dividends” discussed in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 for additional information. The membership requirements, including capitalization requirements, may be modified at the discretion of the Company’s Board of Directors (the “Board”).

We distribute the earnings from activities conducted with our Members, excluding subsidiaries (collectively “patronage business”), in the form of patronage dividends. The Company conducts business with both Members and non-members within the patronage business. Our patronage earnings are based on the combined results of the Company’s three patronage earnings divisions: the Southern California Dairy Division, the Pacific Northwest Dairy Division and the Cooperative Division. The Company conducts business on a non-patronage basis in the Wholesale Distribution segment through its Cooperative Division, specialty food subsidiary (Market Centre) and international sales subsidiary (Unified International, Inc). These businesses sell products to both Members and non-members. An entity that does not meet Member purchase requirements or does not desire to become a Member may conduct business with Unified as a non-member customer on a non-patronage basis. The Company does business through its subsidiaries on a non-patronage basis. Earnings from the Company’s subsidiaries and from business conducted with non-members (collectively “non-patronage business”) are retained by the Company. Customers served by the Seattle Operation are generally not being offered membership during the year following the Acquisition, and accordingly, business conducted with those customers will occur on a non-patronage basis. Thereafter, they will be offered membership on the terms and conditions available to all new Members except they will be given the option to satisfy their Class B Share investment requirement entirely from the issuance of Class B Shares as part of the patronage dividends to be distributed for fiscal years following their first year of membership.

Facilities and Transportation

The Company operates various warehouse and office facilities that are located in Commerce, Los Angeles, Santa Fe Springs, Stockton, Hayward, Livermore and Fresno, California, Milwaukie, Oregon and Seattle and Renton, Washington. The Company operates a fleet of tractors and trailers that it uses to distribute products to its customers. The Company also distributes products to certain customers by utilizing third party carriers. Customers have the choice of two delivery options. Customers may either elect to have the Company deliver orders to their stores or warehouse locations or may choose to pick their orders up from the Company’s distribution centers. The Company also operates a bakery manufacturing facility and a milk, water and juice processing plant in Los Angeles, which primarily serve the Southern California region.

Industry Overview and the Company’s Operating Environment

Competition

Unified competes in the wholesale grocery industry with regional and national food wholesalers such as C&S Wholesale and Supervalu Inc., as well as other local wholesalers that provide a broad range of products and services to their customers. Unified was a direct competitor of AG prior to the AG Acquisition. We also compete with many local and regional meat, produce, grocery, specialty, general food, bakery and dairy wholesalers and distributors. Unified’s customers compete directly with vertically integrated regional and national chains. The growth or loss in market share of our customers will also impact the Company’s sales and earnings. For more information about the competition Unified faces, please refer to “Risk Factors.”

The marketplace in which we operate continues to evolve and present challenges both to our customers and us. The continued expansion of alternative grocery and food store formats into our marketplace may present challenges for some of the retail grocery stores owned by our customers. In addition, non-traditional formats such as warehouse, supercenters, discount, drug, natural and organic, and convenience stores continue to expand their offering of products that are a core part of the conventional grocery store offering, thereby creating additional competition for our customers. Demographic changes have created more ethnic diversity in our marketplace. To

17

effectively compete with these changes, many of our successful customers have focused on, among other things, differentiation strategies in specialty products and items on the perimeter of the store such as produce, service deli, service bakery and meat categories.

To further enhance our strategy to help our customers differentiate themselves from the competition, we offer specialty grocery products through our Market Centre subsidiary in four categories: gourmet specialties, ethnic foods, natural/organic products and confections. In addition to supplying these products, Market Centre offers a wide range of retail support services, including category development and category management, merchandising services, marketing programs and promotional strategies.

We also support growth by offering promotions on fast-moving products and by supporting and sponsoring major events that help promote sales at the retail level.

Economic Factors

We are impacted by changes in the overall economic environment. In recent periods, the Company has experienced significant volatility in certain expenses, commodities and a general increase in the cost of manufactured products. For example, costs associated with our workers’ compensation coverage in California have significantly improved after several years of cost increases. Investments tied to the equity markets have also performed well in recent years, although we have been negatively impacted by the market decline that took place in the first quarter of fiscal 2008.

On the other hand, external factors continue to drive increases in costs associated with fuel and employee health care benefits. Additionally, wage increases occur as a result of negotiated labor contracts and adjustments for non-represented employees. We continually focus attention on initiatives aimed at improving business processes and managing costs. We have also been upgrading our warehouse management system as discussed below in “Technology.” The implementation of these initiatives has resulted in significant improvements throughout the Company, most notably in our distribution system, which has led to improved warehouse and transportation efficiencies.

Technology

Technological improvements have been an important part of Unified’s strategy to improve service to our customers and lower costs. Unified’s customers benefit from our substantial investment in supply-chain technology, including improvements in our vendor management activities through new item introductions, promotions management and payment support activities.

Technological improvements in Unified’s distribution systems have been an area of concentration. Over the past four years, we have upgraded our warehouse and enterprise reporting systems to improve efficiencies, order fulfillment accuracy and internal management reporting capabilities. Through the end of fiscal 2006, our five main facilities have been upgraded. This process has been instrumental in helping drive the labor efficiencies described above under “Economic Factors.” We expect to see additional warehouse improvements and order fulfillment accuracy as each facility fully realizes the benefits of the upgrade.

During fiscal 2006, we began a major renovation of our Stockton, California facility to add additional square footage, new racking, and to install mechanized conveyor systems. These conveyor systems will allow us to more effectively merge product at the facility with products sourced from our other facilities and key vendor partners. This will result in expanded product availability for our Members and non-member customers without the need to carry these products in our Stockton facility. The additional square footage and primary conveyor system were completed and began operating during the thirteen-week period ended December 29, 2007. We anticipate the new racking and additional conveyor system to be completed during fiscal 2008.

We began an upgrade of our on-board tractor tracking and control system during fiscal 2007 and anticipate completing the upgrade in fiscal 2008. The upgrade will provide better tracking of the fleet to assist in dynamic routing and create more operational efficiencies.

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Additionally, we continue to make improvements to better support our interactions with vendors and customers. We provide network connectivity, data exchange, and a portfolio of applications to our customers. Improving these tools allows independent retailers with varying formats and needs to benefit from standardization while making use of business applications best suited to their unique needs. During fiscal 2007, our retail support efforts centered on offering a new Interactive Ordering System (“IOS”) hand-held device that allows for multiple applications to operate on one device. We have also helped our retailers upgrade their electronic payment terminals to be compliant with Payment Card Industry regulations.

Sales Activities and Recent Developments

We experienced an overall net sales increase of $271.2 million, or 34.7%, for the thirteen weeks ended December 29, 2007 (the “2008 Period”) as compared to the thirteen-week period ended December 30, 2006 (the “2007 Period”). The following table illustrates the major factors that contributed to the $271.1 million increase in net sales in our Wholesale Distribution segment during the 2008 Period compared to the 2007 Period:

Sales Activity	Amount (dollars in 000’s)
Sales gained from acquisition of the Seattle Operation	$221.2
Continuing customer growth	47.0
Sales gained from other new customers	3.3
Sales decrease from lost customers	(0.4)

Total net sales growth	$271.1

Sales in our Insurance segment increased $0.2 million in the 2008 Period versus the 2007 Period due to certain customers converting from deductible policies in the 2007 Period to fully insured policies in the 2008 Period. Sales in our All Other business activities declined $0.1 million in the 2008 Period versus the 2007 Period.

RESULTS OF OPERATIONS

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with the consolidated condensed financial statements and notes to the consolidated condensed financial statements, specifically Note 4 to Notes to Consolidated Condensed Financial Statements, Segment Information, included elsewhere in this report. Certain statements in the following discussion are not historical in nature and should be considered to be forward-looking statements that are inherently uncertain.

The following table sets forth selected consolidated financial data of Unified expressed as a percentage of net sales for the periods indicated and the percentage increase or decrease in such items over the prior period.

	Thirteen Weeks Ended		% Change Thirteen Weeks
Fiscal Period Ended	December 29, 2007	December 30, 2006
Net sales	100.0%	100.0%	34.7%
Cost of sales	90.7	90.2	35.4
Distribution, selling and administrative expenses	7.2	7.7	25.1

Operating income	2.1	2.1	38.0
Interest expense	(0.4)	(0.5)	13.6
Estimated patronage dividends	(0.8)	(0.8)	27.2
Income taxes	(0.3)	(0.3)	49.5

Net earnings	0.6%	0.5%	78.2%

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THIRTEEN-WEEK PERIOD ENDED DECEMBER 29, 2007 (“2008 PERIOD”) COMPARED TO THE THIRTEEN-WEEK PERIOD ENDED DECEMBER 30, 2006 (“2007 PERIOD”)

Overview of the 2008 Period.    Our consolidated operating income increased $6.2 million to $22.5 million in the 2008 Period compared to $16.3 million in the 2007 Period. The overall increase in operating income is summarized in our operating segments and other business activities as follows:

•

Wholesale Distribution Segment:    The Wholesale Distribution segment’s operating income was $21.5 million in the 2008 Period compared to $15.6 million in the 2007 Period. The increase in operating income was primarily due to the increase in net sales as a result of the Acquisition of the Seattle Operation and a growth in sales to our existing customer base, combined with a reduction in workers’ compensation expense. This increase was partially offset by lower gains in investments associated with life insurance contracts.

•

Insurance Segment:    Operating income declined $0.2 million in our Insurance segment to $0.9 million in the 2008 Period compared to $1.1 million in the 2007 Period, due primarily to decreased premium rates charged to California customers for workers’ compensation insurance and increases in cost of sales and administrative expenses (see “Cost of sales (including underwriting expenses) – Insurance Segment” and “Distribution, selling and administrative expenses – Insurance Segment” below). These increases were partially offset by higher policy volume, commission income and investment income.

•

All Other:    All Other business activities primarily consist of our finance subsidiary and the consolidation of a variable interest entity as discussed in Note 3 of the Notes to Consolidated Condensed Financial Statements in Item 1. Operating income increased $0.5 million to a gain of $0.1 million for the 2008 Period and consisted of $0.2 million in operating income from our finance subsidiary offset by $0.1 million in operating expense associated with our variable interest entity.

The following tables summarize the performance of each business segment for the 2008 and 2007 Periods.

Wholesale Distribution Segment

(dollars in thousands)

	Thirteen Weeks Ended December 29, 2007		Thirteen Weeks Ended December 30, 2006
	Amounts in 000’s	Percent to Net Sales	Amounts in 000’s	Percent to Net Sales	Difference
Gross sales	$1,048,953		$777,871		$271,082
Inter-segment eliminations	—		—		—

Net sales	1,048,953	100.0%	777,871	100.0%	271,082
Cost of sales	954,179	91.0	704,658	90.6	249,521
Distribution, selling and administrative expenses	73,282	7.0	57,635	7.4	15,647

Operating income	$21,492	2.0%	$15,578	2.0%	$5,914

Insurance Segment

(dollars in thousands)

	Thirteen Weeks Ended December 29, 2007		Thirteen Weeks Ended December 30, 2006
	Amounts in 000’s	Percent to Net Sales	Amounts in 000’s	Percent to Net Sales	Difference
Gross sales – premiums earned	$7,203		$5,509		$1,694
Inter-segment eliminations	(3,836)		(2,306)		(1,530)

Net sales – premiums earned	3,367	100.0%	3,203	100.0%	164
Cost of sales (including underwriting expenses)	744	22.1	361	11.3	383
Distribution, selling and administrative expenses	1,713	50.9	1,695	52.9	18

Operating income	$910	27.0%	$1,147	35.8%	$(237)

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All Other

(dollars in thousands)

	Thirteen Weeks Ended December 29, 2007		Thirteen Weeks Ended December 30, 2006
	Amounts in 000’s	Percent to Net Sales	Amounts in 000’s	Percent to Net Sales	Difference
Gross sales	$488		$586		$(98)
Inter-segment eliminations	(251)		(285)		34

Net sales	237	100.0%	301	100.0%	(64)
Distribution, selling and administrative expenses	170	71.7	747	248.2	(577)

Operating income (loss)	$67	28.3%	$(446)	(148.2)%	$513

Net sales.    Consolidated net sales increased $271.2 million, or 34.7%, to $1,052.6 million in the 2008 Period compared to $781.4 million for the 2007 Period.

•

Wholesale Distribution Segment:    Net Wholesale Distribution sales increased $271.1 million, or 34.8%, to $1,049.0 million in the 2008 Period compared to $777.9 million for the 2007 Period. In addition to the Acquisition of the Seattle Operation, we continued to experience sales growth through new store openings by our customers and growth in sales of products that help our customers differentiate their stores from the competition.

Acquisition of Seattle Operation

•	Sales increased $221.2 million in the 2008 Period as a result of the Acquisition of the Seattle Operation.

Continuing Customer Sales Growth

•

Sales increased by approximately $47.0 million due primarily to a $14.1 million growth in our perishables product offerings such as meat, produce, service deli and service bakery, and a $18.1 million growth in our Market Centre specialty foods subsidiary, which have helped our customers differentiate themselves from their competition. This growth is driven by our customers’ expansion to new store locations and growth in distribution volume at existing locations.

Customer Changes

•	During the 2008 Period, we began supplying customers (other than those served by the Seattle Operation) that were previously serviced by competitors, resulting in a $3.3 million increase in sales.

•	Sales to customers in the 2007 Period that discontinued business with us and began purchasing their products from competitors were $0.4 million.

•

Insurance Segment:    Net sales, consisting principally of premium revenues, increased $0.2 million, or 5.1%, to $3.4 million in the 2008 Period compared to $3.2 million for the 2007 Period due to certain customers converting from deductible workers’ compensation policies in the 2007 Period to fully insured policies in the 2008 Period as well as increased commission income, offset by an overall general decrease in premiums due to competitive pressures in the California marketplace. Our Insurance segment primarily sells workers’ compensation coverage in California. The California legislature passed legislation in 2003 and 2004 to allow greater controls over medical costs related to workers’ compensation.

•	All Other: Net sales were consistent at $0.2 million and $0.3 million in the 2008 and 2007 Periods, respectively.

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Cost of sales (including underwriting expenses).    Consolidated cost of sales was $954.9 million for the 2008 Period and $705.0 million for the 2007 Period and comprised 90.7% and 90.2% of consolidated net sales for the 2008 and 2007 Periods, respectively.

•

Wholesale Distribution Segment:    Cost of sales increased by $249.6 million to $954.2 million in the 2008 Period compared to $704.6 million in the 2007 Period. As a percentage of net wholesale sales, cost of sales was 91.0% and 90.6% for the 2008 and 2007 Periods, respectively.

•	The change in product and customer sales mix associated with the Seattle Operation Acquisition contributed to a 0.2% increase in cost of sales as a percent of net wholesale sales.

•

A change in product and customer sales mix relative to customers exclusive of the Seattle Operation Acquisition contributed to a 0.1% increase in cost of sales as a percent of net wholesale sales. Our sales growth was primarily in products that carry a higher cost of sales as a percent of net wholesale sales compared to the 2007 Period product mix average. In addition, our larger customers have driven the sales growth in new store openings. These customers typically pick up their orders from our facilities and their larger order sizes allow for higher operational efficiencies but result in lower margins. As a result, the margin on these customers is lower than average and increases the cost of sales as a percent of net wholesale sales.

•

A change in vendor promotional support contributed to a 0.1% increase in cost of sales as a percent of net wholesale sales. Our vendors and brokers are continually evaluating their go-to-market strategies to effectively promote their products. Changes in their strategies could have a favorable or unfavorable impact on our financial performance. See “Critical Accounting Policies and Estimates – Vendor Funds” discussed in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended September 29, 2007.

•

Insurance Segment:    Cost of sales (including underwriting expenses), primarily consisting of claims loss and loss adjustment expenses, underwriting expenses, commissions, premium taxes and regulatory fees, increased $0.3 million from $0.4 million to $0.7 million in the 2008 Period compared to the 2007 Period. This increase is due to certain customers converting from deductible policies in the 2007 Period to fully insured policies in the 2008 Period, which affects expenses incurred. Additionally, the cost of insurance and the sufficiency of loss reserves are also impacted by actuarial estimates based on a detailed analysis of health care cost trends, mortality rates, claims history, demographics and industry trends. As a result, the amount of loss reserves and future expenses is significantly affected by these variables and may significantly change, depending on the cost of providing benefits and the results of further legislative action. See additional discussion related to insurance reserves under “Risk Factors” – “Our insurance reserves may be inadequate if unexpected losses occur.”

Distribution, selling and administrative expenses.    Consolidated distribution, selling and administrative expenses were $75.2 million in the 2008 Period compared to $60.1 million in the 2007 Period, and comprised 7.2% and 7.7% of net sales for the 2008 and 2007 Periods, respectively.

•

Wholesale Distribution Segment:    Distribution, selling and administrative expenses were $73.3 million in the 2008 Period compared to $57.7 million in the 2007 Period, and comprised 7.0% and 7.4% of net wholesale sales for the 2008 and 2007 Periods, respectively. As discussed in further detail below, the Acquisition of the Seattle Operation, insurance, fuel and other expenses increased costs $18.2 million, but decreased 0.1% as a percent of net wholesale sales (due to the leveraging effect of the increased sales – see “Net Sales – Wholesale Distribution segment”). This increase in the amount of costs was offset by decreased costs for workers’ compensation expense of $2.6 million, or 0.3% as a percent of net wholesale sales.

•

Acquisition of Seattle Operation:    Expenses resulting from increased volume subsequent to the Acquisition of the Seattle Operation were $13.7 million for the 2008 Period. The change in expenses as a percent of net wholesale sales resulting from the Acquisition of the Seattle Operation was a decrease of 0.2% as a percent of net wholesale sales.

•

Insurance Expense (other than Workers’ Compensation):    During the 2008 Period, we experienced insurance expense increases of $1.0 million, or 0.1% as a percent of net wholesale sales. This increase is primarily due to changes in the cash surrender value of our insurance policy investments.

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•	Fuel Expense: During the 2008 Period, we experienced fuel expense increases of $0.6 million, or 0.1% as a percent of net wholesale sales. This increase is primarily due to the rising cost of oil.

•

Other Expense Changes:    General expenses increased $2.9 million, but decreased 0.1% as a percent of net wholesale sales due to the $49.9 million increase in net wholesale sales before the Seattle Operation Acquisition.

The following expense decreased in the 2008 Period compared to the 2007 Period, offsetting in part the $18.2 million of increases in distribution, selling and administrative expenses that were discussed above:

•

Workers’ Compensation Expense:    From October 1, 2001 through December 31, 2006, the Company’s Wholesale Distribution segment was self-insured up to $300,000 per incident with a stop loss coverage provided by our Insurance segment up to $1.0 million and third party coverage over that amount. After December 31, 2006, the Wholesale Distribution segment is fully insured up to $1.0 million with stop loss coverage provided by our Insurance segment and third party coverage over that amount. Loss accruals up to the stop loss coverage are made based on actuarially developed loss estimates. Our workers’ compensation expenses decreased by $2.6 million, or 0.3% as a percent of net wholesale sales, primarily due to reductions in our actuarially developed loss estimates. Future expenses may significantly change depending on the cost of providing health care and the results of legislative action.

•	Insurance Segment: Selling and administrative expenses for our Insurance segment were comparable at $1.7 million for the 2008 and 2007 Periods.

•

All Other:    Selling and administrative expenses for our All Other business activities decreased $0.5 million to $0.2 million for the 2008 Period compared to $0.7 million for the 2007 Period. The decrease is a result of reduced operating expenses in our variable interest entity.

Interest.    Interest expense was $4.4 million in the 2008 Period compared to $3.9 million in the 2007 Period and comprised 0.4% and 0.5% of consolidated net sales for the 2008 Period and the 2007 Period, respectively. Factors contributing to the increase in interest expense are as follows:

•	Interest expense on our primary debt instruments (as described below) was $3.9 million and $3.1 million for the 2008 and 2007 Periods, respectively.

•

Weighted Average Borrowings:    Interest expense increased $1.5 million from the 2007 Period due to an increase in our weighted average borrowings. Weighted average borrowings were increased by $75.6 million due to amounts needed to fund the purchase of certain assets and assumption of certain liabilities of the Seattle Operation (see Note 2 to the Consolidated Condensed Financial Statements in Item 1), finance the trade accounts receivable arising from the Seattle Operation that were not part of the purchase price, fund the redemption of Class A and Class B Shares, and fund the redemption of subordinated patronage dividend certificates.

•

Interest Rates:    Interest expense decreased $0.7 million from the 2007 Period due to a decrease in our effective borrowing rate. Our effective borrowing rate for the combined primary debt, made up of the revolving line of credit and senior secured notes, was 6.6% and 7.5% for the 2008 and 2007 Periods, respectively. Two primary factors contributed to the decrease in interest rates. First, we signed an agreement on December 5, 2006 to amend and restate our revolving credit facility and realized a reduction in our interest rate margin over the base borrowing rate on the revolving line of credit (see “Outstanding Debt and Other Financing Arrangements” discussed in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 for additional information). In addition, we were able to lower the fees associated with the financing, which had the impact of lowering our overall borrowing costs. Second, consistent with the overall market interest rate change, the base borrowing rate on the revolving line of credit decreased over the 2007 Period.

Borrowings on our revolving credit agreement are subject to market rate fluctuations. A 25 basis point change in the market rate of interest over the period would have resulted in a $0.1 million increase or decrease in corresponding interest expense.

•	Interest expense on our other debt instruments was $0.5 million in the 2008 Period, a decrease of $0.3 million compared to $0.8 million in the 2007 Period.

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Estimated patronage dividends.    Estimated patronage dividends for the 2008 Period were $8.4 million, compared to $6.6 million in the 2007 Period, an increase of 27.2%. Patronage dividends for the 2008 and 2007 Periods consisted of the patronage earnings from the Company’s three patronage earnings divisions: the Southern California Dairy Division, the Pacific Northwest Dairy Division and the Cooperative Division. For the 2008 and 2007 Periods, respectively, the Company had patronage earnings of $2.6 million and $2.7 million in the Southern California Dairy Division, $0.2 million and $0.1 million in the Pacific Northwest Dairy Division and $5.6 million and $3.8 million in the Cooperative Division. Our growth in patronage earnings was primarily due to growth in our existing Members’ business and a decrease in workers’ compensation expenses, partially offset by increased expenses related to fuel costs.

Income taxes.    The Company’s effective income tax rate was 36.4% for the 2008 Period compared to 40.5% for the 2007 Period. The Company estimates that its effective tax rate will be 39.8% for the remainder of fiscal 2008. The lower rate for the 2008 Period is due to a change in the state tax rate attributable to the Acquisition of the Seattle Operation and adjustments that reconciled the income tax provision to the Company’s income tax return. As discussed in Note 9 of “Notes to Consolidated Condensed Financial Statements” in Item 1 “Financial Statements”, the Company adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” commencing in the first quarter of the Company’s fiscal year 2008. The adoption of FIN 48 did not have a material impact on the Company’s financial condition and results of operations.

LIQUIDITY AND CAPITAL RESOURCES

The Company finances its capital needs through a combination of internal and external sources. These sources include cash from operations, Member investments, bank borrowings, various types of long-term debt and lease financing. The Company believes that the combination of cash flows from operations, current cash balances, its Equity Enhancement Plan described below, and available lines of credit, will be sufficient to service its debt, redeem Members’ capital shares, make income tax payments and to meet its anticipated needs for working capital and capital expenditures through at least the next five fiscal years.

CASH FLOW

On September 30, 2007, the Company completed the Acquisition of the Seattle Operation. The Company’s cash flow from operations during the thirteen-week 2008 Period includes the new Seattle Operation, most notably the increased accounts receivable and inventory activities. Cash from financing operations was used for operating and investing activities. The Company also reinvested proceeds from maturing investments.

As a result of these activities, net cash, consisting of cash and cash equivalents, decreased by $7.4 million to $12.3 million as a result of this activity for the thirteen-week 2008 Period compared to $19.7 million as of the fiscal year ended September 29, 2007.

The following table summarizes the impact of operating, investing and financing activities for the thirteen-week 2008 and 2007 Periods:

(dollars in thousands)

Summary of Net (Decrease) Increase in Total Cash Flows	2008	2007	Difference
Cash (utilized) provided by operating activities	$(19,296)	$14,965	$(34,261)
Cash utilized by investing activities	(41,463)	(11,586)	(29,877)
Cash provided by financing activities	53,316	3,169	50,147

Total (decrease) increase in cash flows	$(7,443)	$6,548	$(13,991)

Net cash from operating, investing and financing activities decreased by $13.9 million to $7.4 million for the 2008 Period compared to an increase of $6.5 million for the 2007 Period. The decrease in net cash for the 2008 Period consisted of cash used in operating activities of $19.3 million and investing activities of $41.4 million offset by amounts provided from financing activities of $53.3 million. The primary factors contributing to the changes in cash flow are discussed below. At December 29, 2007 and September 29, 2007, working capital was $117.8 million and $87.5 million, respectively, and the current ratio was 1.3 for both periods.

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Operating Activities:    Net cash used in operating activities increased by $34.3 million to $19.3 million used in the 2008 Period compared to $15.0 million provided in the 2007 Period. The increase in cash used in operating activities compared to the 2007 Period was attributable primarily to increased accounts receivable between the periods of $48.8 million and an increase in cash used for the purchase of inventories and payment of prepaid expenses of $2.1 million. As contemplated in the structure of the original purchase transaction, operating cash flow funded receivables arising from customers gained as a result of the Acquisition. If this initial build-up in receivables had not occurred, cash provided from operations would have been relatively consistent with the comparable period in the prior year. The foregoing increases of $50.9 million in cash used were partially offset by cash provided as a result of decreases between the periods in cash used to pay accounts payable and accrued liabilities ($11.5 million), as well as increased growth between the periods in long-term liabilities ($1.9 million). In addition, net cash of $3.2 million was provided by other operating activities.

Investing Activities:    Net cash used in investing activities increased by $29.8 million to $41.4 million for the 2008 Period compared to $11.6 million utilized in the 2007 Period. The increase in cash used for investing activities during the 2008 Period as compared to the 2007 Period was due mainly to the Acquisition of the Seattle Operation of $40.0 million and decreases in net investments of $0.4 million by the Company’s insurance subsidiaries, consisting of the purchase and sale of securities to replace maturing investments in their portfolios. This $40.4 million increase was offset by (1) decreases in capital expenditures of $3.7 million, as the 2007 Period included expenditures for a building renovation and purchases of warehouse and computer equipment, (2) decreases in notes receivable funding of $1.0 million, reflecting normal fluctuations in loan activity to Members for their inventory and equipment financing, and (3) decreases in other assets of $5.9 million. Spending on investing activities is expected to be funded by existing cash balances, cash generated from operations or additional borrowings.

Financing Activities:    Net cash provided by financing activities was approximately $53.3 million for the 2008 Period compared to $3.1 million for the 2007 Period. The net increase of $50.2 million in cash provided by financing activities for the 2008 Period as compared to the 2007 Period was due primarily to changes in the Company’s long-term and short-term notes payable and deferred financing fees, an increase of $51.0 million resulting from higher borrowings primarily associated with the Seattle Operation ($39.8 million), the redemption of Class A and Class B Shares ($4.9 million), and the redemption of subordinated patronage dividend certificates ($3.1 million). In addition, the Company’s cash provided from Member investment and share activity decreased by $0.8 million. Future cash used by financing activities is expected to be funded by the Company’s continuing operating cash flow and the positive impact of the Equity Enhancement Plan to meet operating and capital spending requirements.

Equity Enhancement Plan

In fiscal 2002, the Company initiated an equity enhancement plan designed to build equity in the Company for future investment in the business and other infrastructure improvements. See “Equity Enhancement Plan” discussed in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 for additional information.

Credit Facilities

The Company has a $225 million revolving credit agreement, expiring on January 31, 2012. The revolving credit agreement contains an option to expand to $300 million in the future. See “Outstanding Debt and Other financing Arrangements” discussed in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 for additional information. The Company borrowed $132.5 million under the facility as of December 29, 2007, with access to a significant amount of capital (based on the amounts indicated above) under this facility still available to the Company.

Off-Balance Sheet Arrangements

As of the date of this report, with the exception of the transaction disclosed in Note 3 of “Notes to Consolidated Condensed Financial Statements” in Item 1 “Financial Statements”, the Company does not participate in

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transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

Subsequent to the Acquisition, the Company will be able to further serve the Pacific Northwest region through the addition of leased facilities in Seattle, Washington that include both dry and refrigerated warehouse space. The Company also assumed certain operating leases for office space and various service buildings related to the Seattle Operation. One facility is leased under a two-year term that includes two additional one-year renewal options. The Company is expected to make payments totaling approximately $15.3 million over the remaining term of the lease, including the two one-year renewal options. A second facility has a five-year term with one additional five-year renewal option. The Company is expected to make payments totaling approximately $3.0 million over the remainder of the original five-year term.

In connection with the Acquisition, the Company also assumed operating leases for certain transportation and office equipment. These leases require monthly payments over terms with expiration dates ranging from fiscal 2008 through fiscal 2014. The total amount due under these lease agreements is approximately $2.7 million.

The Company’s contractual obligations related to the assumed operating leases of the Seattle Operation at December 29, 2007 are summarized as follows:

(dollars in thousands)

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Operating lease obligations	$21,034	$4,776	$12,515	$3,528	$215

Total contractual cash obligations	$21,034	$4,776	$12,515	$3,528	$215

Other than the foregoing items, there have been no material changes in the Company’s contractual obligations and commercial commitments outside the ordinary course of the Company’s business during the thirteen-week period ending December 29, 2007. See “Contractual Obligations and Commercial Commitments” discussed in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 for additional information.

OUTSTANDING DEBT AND OTHER FINANCING ARRANGEMENTS

At December 29, 2007 and September 29, 2007, respectively, the Company had a total of $95.4 million and $95.6 million outstanding in senior secured notes to certain insurance companies and pension funds (referred to collectively as John Hancock Life Insurance Company, or “Hancock”) under a note purchase agreement dated September 29, 1999 (as amended, the “Senior Note Agreement”) as amended and restated effective January 6, 2006.

The Company’s borrowings under its revolving credit facility increased to $132.5 million at December 29, 2007 from $77.0 million at September 29, 2007. The $55.5 million increase was due primarily to the Acquisition of the Seattle Operation ($39.8 million), the redemption of Class A and Class B Shares ($4.9 million), and the redemption of subordinated patronage dividend certificates ($3.1 million), in addition to the build-up of accounts receivable associated with customers gained as a result of the Acquisition.

Other than the foregoing discussion, there have been no material changes in the Company’s outstanding debt and other financing arrangements outside the ordinary course of the Company’s business during the thirteen-week period ending December 29, 2007. See “Outstanding Debt and Other financing Arrangements” discussed in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 for additional information.

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MEMBER INVESTMENTS AND PATRONAGE DIVIDENDS

Members are required to meet specific capitalization requirements, which include capital stock ownership and may include required cash deposits (“Required Deposits”). Members may also maintain deposits with Unified in excess of such Required Deposit amounts (“Excess Deposits”). See “Member Investments and Patronage Dividends” discussed in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 for additional information.

Members’ Required Deposits are contractually subordinated and subject to the prior payment in full of certain senior indebtedness of the Company. Unified’s obligation to repay Members’ Required Deposits on termination of Member status (once the Member’s obligations to Unified have been satisfied) is reported as a long-term liability on Unified’s consolidated condensed balance sheets. Excess Deposits are not subordinated to Unified’s other obligations and are reported as short-term liabilities on Unified’s consolidated condensed balance sheets. At December 29, 2007 and September 29, 2007, Unified had $10.4 million and $7.0 million, respectively, in “Required deposits” and $20.6 million and $17.4 million, respectively, in “Members’ excess deposits and estimated patronage dividends” (of which $13.8 million and $15.0 million, respectively, represented Excess Deposits).

REDEMPTION OF CAPITAL STOCK

On October 5, 2007, the Board authorized the repurchase on October 11, 2007 of 900 shares of the Company’s Class A Shares that had been tendered and were pending redemption. The Company paid approximately $0.2 million to redeem the shares. On December 12, 2007, the Board authorized the repurchase on or before December 28, 2007 of 2,200 shares of the Company’s Class A Shares with an approximate redemption value of $0.5 million and 22,055 Class B Shares with an approximate redemption value of $4.3 million. On December 14, 2007 and December 26, 2007, respectively, the Company redeemed 2,200 of the Company’s Class A Shares and 21,648 of the Company’s Class B Shares with approximate redemption values of $0.5 million and $4.2 million, respectively.

See “Redemption of Capital Stock” discussed in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 for additional information.

PENSION AND POSTRETIREMENT BENEFIT PLANS

The Company sponsors a cash balance plan (“Unified Cash Balance Plan”). The Company’s funding policy is to make contributions to the Unified Cash Balance Plan in amounts that are at least sufficient to meet the minimum funding requirements of applicable laws and regulations, but no more than amounts deductible for federal income tax purposes. The Company also sponsors an Executive Salary Protection Plan II (“ESPP II”) that provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company. Funds are held in a rabbi trust for the ESPP II consisting primarily of life insurance policies reported at cash surrender value.

In connection with its Acquisition of the Seattle Operation, the Company acquired the Cash Balance Retirement Plan for Employees of Associated Grocers, Inc. (“AG Cash Balance Plan”), which is a noncontributory defined benefit pension plan covering eligible employees of Associated Grocers, Inc. who were not subject to a collective bargaining agreement (see Note 7 to “Notes to Consolidated Condensed Financial Statements” in Part I, Item 1 “Financial Statements” for additional information).

The Company’s net periodic benefit cost for its combined pension and other postretirement benefits was approximately $2.1 million for each of the thirteen-week periods ended December 29, 2007 and December 30, 2006.

At this time, the Company expects to make estimated contributions to the Unified Cash Balance Plan totaling $10.7 million in fiscal 2008, which is comprised of $4.7 million for the 2008 plan year and $6.0 million for the 2007 plan year. In addition, the Company expects to make estimated contributions to the AG Cash Balance Plan totaling $2.5 million in fiscal 2008, which is comprised of $1.2 million for the 2008 plan year and $1.3 million for the 2007 plan year. At its discretion, the Company may contribute in excess of these amounts. Additional

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contributions for the 2007 plan year, if any, will be due by September 15, 2008, while contributions for the 2008 plan year will be due by September 15, 2009. The Company contributed $0.5 million to the AG Cash Balance Plan during the thirteen weeks ended December 29, 2007.

Additionally, the Company expects to contribute $1.3 million to the ESPP II to fund projected benefit payments to participants for the 2008 plan year. The Company made no contributions to the Unified Cash Balance Plan or ESPP II during the thirteen weeks ended December 29, 2007.

RISK FACTORS

The risks and uncertainties described below are not the only ones the Company faces. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair the Company’s business operations. If any of the following risks occur, the Company’s business, prospects, financial condition, operating results and cash flows could be adversely affected in amounts that could be material.

Unified’s management deals with many risks and uncertainties in the normal course of business. Readers should be aware that the occurrence of the risks, uncertainties and events described in the risk factors below and elsewhere in this Form 10-Q could have an adverse effect on the Company’s business, results of operations and financial position.

The markets in which we operate are highly competitive, characterized by high volume and low profit margins, customer incentives, including pricing, variety, and delivery, and industry consolidation.    The shifting of market share among competitors is typical of the wholesale food business as competitors attempt to increase sales in various markets. A significant portion of the Company’s sales are made at prices based on the cost of products it sells plus a markup. As a result, the Company’s profit levels may be negatively impacted if it is forced to respond to competitive pressure by reducing prices.

Increased competition has caused the industry to undergo changes as participants seek to lower costs, further increasing pressure on the industry’s already low profit margins. In addition to price competition, food wholesalers also compete with regard to quality, variety and availability of products offered, strength of corporate label brands offered, schedules and reliability of deliveries and the range and quality of services provided.

Continued consolidation in the industry, heightened competition among the Company’s suppliers, new entrants and trends toward vertical integration could create additional competitive pressures that reduce margins and adversely affect the Company’s business, financial condition and results of operations.

The Company may experience reduced sales if Members lose market share to fully integrated chain stores, warehouse stores and supercenters that have gained increased market share. This trend is expected to continue.    These supercenters have benefited from concentrated buying power and low-cost distribution technology, and have increasingly gained market share at the expense of traditional supermarket operators, including some independent operators, many of whom are the Company’s customers. The market share of such alternative format stores is expected to grow in the future, potentially resulting in a loss of sales volume for the Company. A loss of sales volume could potentially cause patronage dividends to be reduced and/or the Exchange Value Per Share of the Company’s shares to decrease, thereby reducing the value of the Members’ Class A and Class B Shares.

We will continue to be subject to the risk of loss of Member and non-member customer volume.    The Company’s operating results are highly dependent upon either maintaining or growing its distribution volume to its customers. The Company’s ten largest Member and non-member customers constituted approximately 34.6% of total sales for the thirteen-week period ended December 29, 2007. A significant loss in membership or volume could adversely affect the Company’s operating results. We will continue to be subject to the risks associated with consolidation within the grocery industry. When independent retailers are acquired by large chains with self-distribution capacity, are driven from business by larger grocery chains, or become large enough to develop their own self-distribution system, we will lose distribution volume. Members may also select other wholesale providers. Reduced volume is normally injurious to profitable operations since fixed costs must be spread over a lower sales volume if the volume cannot be replaced.

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The Company may experience reduced sales if Members purchase directly from manufacturers.    Increased industry competitive pressure is causing some of the Company’s Members that can qualify to purchase directly from manufacturers to increase their level of direct purchases from manufacturers and expand their self-distribution activities. The Company’s operating results could be adversely affected if a significant reduction in distribution volume occurred in the future.

We are vulnerable to changes in general economic conditions.    The Company is affected by certain economic factors that are beyond its control including inflation. An inflationary economic period could impact the Company’s operating expenses in a variety of areas, including, but not limited to, employee wages, benefits and workers’ compensation insurance, as well as energy and fuel costs. A portion of the risk related to wages and benefits is mitigated by bargaining agreements that contractually determine the amount of such increases. General economic conditions also impact our pension plan liabilities, as the assets funding or supporting these liabilities are invested in securities that are subject to interest rate and stock market fluctuations. A portion of the Company’s debt is at floating interest rates and an inflationary economic cycle typically results in higher interest costs. The Company operates in a highly competitive marketplace and passing on such cost increases to customers could be difficult. To the extent the Company is unable to mitigate increasing costs, patronage dividends may be reduced and/or the Exchange Value Per Share of the Company’s shares may decrease, thereby reducing the value of the Members’ Class A and Class B Shares.

Changes in the economic environment could adversely affect Unified’s customers’ ability to meet certain obligations to the Company or leave the Company exposed for obligations the Company has guaranteed. Loans to Members, trade receivables and lease guarantees could be at risk in a sustained inflationary environment. The Company establishes reserves for notes receivable, trade receivables, and lease commitments for which the Company may be at risk for default. Under certain circumstances, the Company would be required to foreclose on assets provided as collateral or assume payments for leased locations for which the Company has guaranteed payment. Although the Company believes its reserves to be adequate, the Company’s operating results could be adversely affected in the event that actual losses exceed available reserves.

The Company may on occasion hold investments in the common and/or preferred stock of Members and suppliers. These investments are generally held at cost or the equity method and are periodically evaluated for impairment. As a result, changes in the economic environment that adversely affect the business of these Members and suppliers could result in the write-down of these investments. This risk is unique to a cooperative form of business in that investments are made to support Members’ businesses, and those economic conditions that adversely affect the Members can also reduce the value of the Company’s investment, and hence the Exchange Value Per Share of the underlying capital shares.

Litigation could lead to unexpected losses.    During the normal course of carrying out its business, the Company may become involved in litigation. In the event that management determines that the probability of an adverse judgment in a pending litigation is likely and that the exposure can be reasonably estimated, appropriate reserves are recorded at that time pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies.” The final outcome of any litigation could adversely affect operating results if the actual settlement amount exceeds established reserves and insurance coverage.

We are subject to environmental laws and regulations.    The Company owns and operates various facilities for the manufacture, warehousing and distribution of products to its customers. Accordingly, the Company is subject to increasingly stringent federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous materials. In particular, under applicable environmental laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to its facilities and the land on which the Company facilities are situated, regardless of whether the Company leases or owns the facilities or land in question and regardless of whether such environmental conditions were created by it or by a prior owner or tenant.

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We are exposed to potential product liability claims and potential negative publicity surrounding any assertion that the Company’s products caused illness or injury.    The packaging, marketing and distribution of food products purchased from others involve an inherent risk of product liability, product recall and adverse publicity. Such products may contain contaminants that may be inadvertently redistributed by the Company. These contaminants may result in illness, injury or death if such contaminants are not eliminated. Accordingly, the Company maintains stringent quality standards on the products it purchases from suppliers, as well as products manufactured by the Company itself. The Company generally seeks contractual indemnification and insurance coverage from parties supplying its products and rigorously tests its corporate brands and manufactured products to ensure the Company’s quality standards are met. Product liability claims in excess of insurance coverage, as well as the negative publicity surrounding any assertion that the Company’s products caused illness or injury could have a material adverse effect on its reputation and on the Company’s business, financial condition and results of operations.

Our insurance reserves may be inadequate if unexpected losses occur.    The Company’s insurance subsidiaries are regulated by the State of California and are subject to the rules and regulations promulgated by the appropriate regulatory agencies. In addition, the Company is self-insured for workers’ compensation up to $1,000,000 per incident and maintains appropriate reserves to cover anticipated payments. Insurance reserves are recorded based on estimates made by management and validated by third party actuaries to ensure such estimates are within acceptable ranges. Actuarial estimates are based on detailed analyses of health care cost trends, mortality rates, claims history, demographics, industry trends and federal and state law. As a result, the amount of reserve and related expense is significantly affected by the outcome of these studies. Significant and adverse changes in the experience of claims settlement and other underlying assumptions could negatively impact operating results.

We may not have adequate resources to fund our operations.    The Company relies primarily upon cash flow from its operations and Member investments to fund its operating activities. In the event that these sources of cash are not sufficient to meet the Company’s requirements, additional sources of cash are expected to be obtained from the Company’s credit facilities to fund its daily operating activities. Our revolving credit agreement, which expires on January 31, 2012, requires compliance with certain financial covenants, including minimum tangible net worth, fixed charge coverage ratio and total funded debt to earnings before interest, taxes, depreciation, amortization and patronage dividends (“EBITDAP”). While the Company is currently in compliance with all required covenants and expects to remain in compliance, this does not guarantee the Company will remain in compliance in future periods.

As of December 29, 2007, the Company believes it has sufficient cash flow from operations and availability under the revolving credit agreement to meet operating needs, capital spending requirements and required debt repayments through fiscal 2012. However, if access to operating cash or to the revolving credit agreement becomes restricted, the Company may be compelled to seek alternate sources of cash. The Company cannot assure that alternate sources will provide cash on terms favorable to the Company. Consequently, the inability to access alternate sources of cash on terms similar to its existing agreement could adversely affect the Company’s operations.

The value of our benefit plan assets and liabilities is based on estimates and assumptions, which may prove inaccurate.    The Company’s employees participate in Company sponsored defined-benefit pension and postretirement benefit plans. Officers of the Company also participate in a Company sponsored Executive Salary Protection Plan II (“ESPP II”), which provides additional post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company. The postretirement benefit plans provide medical benefits for retired non-union employees, life insurance benefits for retired non-union employees for which active non-union employees are no longer eligible, and lump-sum payouts for unused sick days covering certain eligible union and non-union employees. Liabilities for the ESPP II and postretirement plans are not funded. The Company accounts for these benefit plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and SFAS No. 112 “Employers’ Accounting for Postemployment Benefits,” which require the Company to make actuarial assumptions that are used to calculate the carrying value of the related assets, where applicable, and liabilities and the amount of expenses to be recorded in the Company’s consolidated financial statements. Assumptions include the expected return on plan assets, discount rates, health care cost trend rate, projected life expectancies of plan participants and anticipated salary increases. While we believe the underlying assumptions are appropriate, the carrying value of the related assets and liabilities and the amount of expenses recorded in the consolidated financial statements could differ if other assumptions are used.

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Additionally, new accounting pronouncements that require adjustments to shareholders’ equity, such as SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” have the potential to impact companies whose equity securities are issued and redeemed at book value (“book value companies”) disproportionately more than companies whose share values are market-based (“publicly traded”). While valuations of publicly traded companies are primarily driven by their income statement and cash flows, the traded value of the shares of book value companies, however, may be immediately impacted by adjustments affecting shareholders’ equity upon implementation. Therefore, such pronouncements may require companies to redefine the method used to value their shares. As such, the Company modified its Exchange Value Per Share calculation as of September 30, 2006 to exclude accumulated other comprehensive earnings (loss) from Book Value (see Item 1, “Business – Capital Shares”), thereby excluding the potentially volatile impact that the adoption of SFAS No. 158 would have on shareholders’ equity and Exchange Value Per Share.

A system failure or breach of system or network security could delay or interrupt services to our customers or subject us to significant liability.    The Company has implemented security measures such as firewalls, virus protection, intrusion detection and access controls to address the risk of computer viruses and unauthorized access. A business continuity plan has been developed focusing on the offsite restoration of computer hardware and software applications. Business resumption plans are currently being developed which include procedures to ensure the continuation of business operations in response to the risk of damage from energy blackouts, natural disasters, terrorism, war and telecommunication failures. In addition, change management procedures and quality assurance controls have been implemented to ensure that new or upgraded business management systems operate as intended. However, there is still a possibility that a system failure, accident or security breach could result in a material disruption to the Company’s business. In addition, substantial costs may be incurred to remedy the damages caused by these disruptions.

Our success depends on our retention of our executive officers, senior management and our ability to hire and retain additional key personnel.    The Company’s success depends on the skills, experience and performance of its executive officers, senior management and other key personnel. The loss of service of one or more of its executive officers, senior management or other key employees could have a material adverse effect on the Company’s business, prospects, financial condition, operating results and cash flows. The Company’s future success also depends on its continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for these personnel is intense, and there can be no assurance that the Company can retain our key employees or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

The successful operation of our business depends upon the supply of products, including raw materials, and marketing relationships from other companies, including those supplying our corporate brand products.    The Company depends upon third parties for supply of products, including corporate brand products, and raw materials. Any disruption in the services provided by any of these suppliers, or any failure by them to handle current or higher volumes of activity, could have a material adverse effect on the Company’s business, prospects, financial condition, operating results and cash flows.

The Company participates in various marketing and promotional programs to increase sales volume and reduce merchandise costs. Failure to continue these relationships on terms that are acceptable to Unified, or to obtain adequate marketing relationships, could have a material adverse effect on the Company’s business, prospects, financial condition, operating results and cash flows.

Increased energy, diesel fuel and gasoline costs could reduce our profitability.    The Company’s operations require and are dependent upon the continued availability of substantial amounts of electricity, diesel fuel and gasoline to manufacture, store and transport products. The Company’s trucking operations are extensive and diesel fuel storage capacity represents approximately two weeks average usage. The prices of electricity, diesel fuel and gasoline fluctuate significantly over time. Given the competitive nature of the grocery industry, we may not be able to pass on increased costs of production, storage and transportation to our customers. As a result, either a shortage or significant increase in the cost of electricity, diesel fuel or gasoline could disrupt distribution activities and negatively impact our business and results of operations.

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Strike or work stoppage by our union employees could disrupt our business. The inability to negotiate acceptable contracts with the unions could result in a strike or work stoppage and increased operating costs resulting from higher wages or benefits paid to union members or replacement workers.    Such outcome could have a material negative impact on the Company’s operations and financial results. Approximately 61% of Unified’s employees are covered by collective bargaining agreements that have various expiration dates ranging through 2011.

If we fail to maintain an effective system of internal controls, we may not be able to detect fraud or report our financial results accurately, which could harm our business and we could be subject to regulatory scrutiny. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), Unified will be required, beginning in its fiscal year 2008, to perform an evaluation of the Company’s internal controls over financial reporting, and beginning in fiscal year 2009, Unified’s independent registered public accounting firm will have to test and evaluate the design and operating effectiveness of such controls and publicly attest to such evaluation. The Company has prepared an internal plan of action for compliance with the requirements of Section 404, which includes a timeline and scheduled activities, although as of the date of this filing the Company has not yet completed its effectiveness evaluation. Although the Company believes its internal controls are operating effectively, the Company cannot guarantee that it will not have any material weaknesses. Compliance with the requirements of Section 404 is expected to be expensive and time-consuming. If the Company fails to complete this evaluation in a timely manner, the Company could be subject to regulatory scrutiny and a loss of lender and shareholder confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause the Company to fail to meet its reporting obligations.

A loss of our cooperative tax status could increase tax liability.    Subchapter T of the Internal Revenue Code sets forth rules for the tax treatment of cooperatives. As a cooperative, we are allowed to offset patronage income with patronage dividends that are paid in cash or qualified written notices of allocation. However, we are taxed as a typical corporation on the remainder of our earnings from our Member business and on earnings from non-member business. If the Company were not entitled to be taxed as a cooperative under Subchapter T, or if a significant portion of its revenues were from non-member business, its revenues would be taxed when earned by the Company and the Members would be taxed when dividends were distributed. The Internal Revenue Service can challenge the tax status of cooperatives. The Internal Revenue Service has not challenged the Company’s tax status, and the Company would vigorously defend any such challenge. However, if we were not entitled to be taxed as a cooperative, taxation at both the Company and the Member level could have a material, adverse impact on the Company.

A failure to successfully integrate the Seattle Operation could reduce our profitability.    A failure to successfully integrate the Acquisition into our existing operations may cause the Company’s results to not meet anticipated levels. The Company structured the Acquisition to minimize financial risk by purchasing only certain assets and assuming only certain liabilities. However, if the value of those assets were to decrease, the Company may experience reduced profitability. Additionally, the Company has commenced integrating the Seattle Operation into our information technology systems and management processes. If we are unsuccessful in integrating the Acquisition, the Company may not achieve projected operating results, management may have to divert valuable resources to oversee and manage the integration, and the Company may have to make additional investments in the acquired operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of the Company’s consolidated condensed financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates, assumptions and judgments that affect the amount of assets and liabilities reported in the consolidated condensed financial statements, the disclosure of contingent assets and liabilities as of the date of the consolidated condensed financial statements and reported amounts of revenues and expenses during the year. The Company believes its estimates and assumptions are reasonable; however, future results could differ from those estimates under different assumptions or conditions.

The Company’s discussion and analysis of its financial condition and results of operations is based upon its consolidated condensed financial statements. On an ongoing basis, we evaluate our estimates, including those

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related to allowances for doubtful accounts, lease loss reserves, inventories, investments, goodwill and intangible assets, long-lived assets, income taxes, insurance reserves, pension and postretirement benefits and contingencies and litigation. We base our estimates on historical experience and on various other assumptions and factors that we believe to be reasonable under the circumstances. Based on our ongoing review, we make adjustments we consider appropriate under the facts and circumstances. We have discussed the development, selection and disclosure of these estimates with the Audit Committee. The accompanying consolidated condensed financial statements are prepared using the same critical accounting policies and estimates discussed in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Refer to Note 9 to Notes to Consolidated Condensed Financial Statements in Part I, Item 1 of this Quarterly Report on Form 10-Q for management’s discussion of recently issued accounting pronouncements and their expected impact, if any, on the Company’s consolidated condensed financial statements.

AVAILABILITY OF SEC FILINGS

Unified makes available, free of charge, through its website (http://www.uwgrocers.com) its Forms 10-K, 10-Q and 8-K, as well as its registration and proxy statements, as soon as reasonably practicable after those reports are electronically filed with the Securities and Exchange Commission (the “SEC”). A copy of any of the reports filed with the SEC can be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. A copy may also be obtained by calling the SEC at 1-800-SEC-0330. All reports filed electronically with the SEC are available on the SEC’s web site at http://www.sec.gov.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The following discussion of the market risks the Company faces contains forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements.

Unified is subject to interest rate changes on its notes payable under the Company’s credit agreements that may affect the fair value of the notes payable, as well as cash flow and earnings. Based on the notes payable outstanding at December 29, 2007 and the current market condition, a one percent increase in the applicable interest rates would decrease the Company’s annual cash flow and pretax earnings by approximately $1.3 million. Conversely, a one percent decrease in the applicable interest rates would increase annual cash flow and pretax earnings by $1.3 million.

The Company is exposed to credit risk on accounts receivable through the ordinary course of business and the Company performs ongoing credit evaluations. Concentration of credit risk with respect to accounts receivables are limited due to the nature of our customer base (i.e., primarily Members). The Company currently believes its allowance for doubtful accounts is sufficient to cover customer credit risks.

ITEM 4.	CONTROLS AND PROCEDURES

Disclosure controls and procedures.    Disclosure controls are controls and procedures designed to reasonably assure that information required to be disclosed in our reports filed under the Exchange Act, such as this Quarterly Report, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls are also designed to reasonably assure that such information is accumulated and communicated to our management, including the CEO and CFO, as appropriate to allow timely decisions regarding required disclosure. Disclosure controls and procedures, no matter how well designed and implemented, can provide only reasonable assurance of achieving an entity’s disclosure objectives. The likelihood of achieving such objectives is affected by limitations inherent in disclosure controls and procedures. These include the fact that human judgment in decision-making can be faulty and that breakdowns in internal control can occur because of human failures such as simple errors, mistakes or intentional circumvention of the established processes.

At the end of the period covered by this report, Unified’s management, with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and

33

procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934). Our Chief Executive Officer and Chief Financial Officer concluded that these disclosure controls and procedures were effective at the reasonable assurance level described above as of the end of the period covered in this report.

Changes in internal controls over financial reporting.    Management, with the participation of the Chief Executive Officer and Chief Financial Officer of the Company, has evaluated any changes in the Company’s internal control over financial reporting that occurred during the most recent fiscal quarter. Based on that evaluation, management, the Chief Executive Officer and the Chief Financial Officer of the Company have concluded that no change in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934) occurred during the quarter ended December 29, 2007 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

The Company is a non-accelerated filer and is required to comply with the internal control reporting and disclosure requirements of Section 404 of the Sarbanes-Oxley Act for fiscal years ending on or after December 15, 2007. Accordingly, the Company will be required, beginning in our 2008 fiscal year, to perform an evaluation of our internal control over financial reporting, and beginning in our 2009 fiscal year, our independent registered public accounting firm will have to test and evaluate the design and operating effectiveness of such controls and attest to such evaluation. The Company is currently in the documentation phase of its Section 404 compliance and will be required to comply with these disclosure requirements for its fiscal year ending September 27, 2008.

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PART II. OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

The Company is a party to various litigation, claims and disputes, some of which are for substantial amounts, arising in the ordinary course of business. While the ultimate effect of such actions cannot be predicted with certainty, the Company believes the outcome of these matters will not result in a material adverse effect on its financial condition or results of operations.

ITEM 1A. RISK FACTORS

There are no material changes from risk factors as previously disclosed in our Annual Report on Form 10-K for the fiscal year ended September 29, 2007, filed on December 13, 2007 (File No. 000-10815). Refer to “Risk Factors” in Part I, Item 2 of this Quarterly Report on Form 10-Q for discussion of the Company’s risk factors.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

COMPANY PURCHASES OF EQUITY SECURITIES

Period	Total Number of Shares Purchased	Average Price Paid Per Share
September 29, 2007 – October 27, 2007	900 Class A Shares	$222.82
November 25, 2007 – December 29, 2007	2,200 Class A Shares	$230.13
November 25, 2007 – December 29, 2007	21,648 Class B Shares	$195.16

Total	24,748 Shares	$199.27

Refer to “Redemption of Capital Stock” in Part I, Item 2 of this Quarterly Report on Form 10-Q for discussion of the Company’s share redemptions.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5.	OTHER INFORMATION

None.

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ITEM 6.	EXHIBITS

(a)	Exhibits

3.1

Amended and Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2003).

3.2	Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007, filed on December 13, 2007).

10.56	Cash Balance Retirement Plan for Employees of Associated Grocers, Inc. (predecessor-in-interest to the Registrant) effective January 1, 2004.

10.56.1	Amendment to the Cash Balance Retirement Plan for Employees of Associated Grocers, Inc. (predecessor-in-interest to the Registrant) effective March 28, 2005.

10.56.2	Amendment to the Cash Balance Retirement Plan for Employees of Associated Grocers, Inc. (predecessor-in-interest to the Registrant) effective June 1, 2007.

10.57	Union Bank of California Trust Agreement for Cash Balance Retirement Plan for Employees of Associated Grocers, Inc. (predecessor-in-interest to the Registrant) as of September 13, 2004.

10.58	Agreement of Settlement and Release dated as of September 28, 2007, by and among AH Investors, LLC, Passco Save, LLC, Unified Western Grocers, Inc. and Lomo, Inc.

10.58.1	First Amendment to Agreement of Settlement and Release dated as of December 28, 2007, by and among AH Investors, LLC, Passco Save, LLC, Unified Western Grocers, Inc. and Lomo, Inc.

31.1	Chief Executive Officer Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Chief Financial Officer Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Chief Executive Officer Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Chief Financial Officer Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIFIED WESTERN GROCERS, INC.

By	/s/ ALFRED A. PLAMANN
Alfred A. Plamann President and Chief Executive Officer (Principal Executive Officer)

By	/s/ RICHARD J. MARTIN
Richard J. Martin Executive Vice President, Finance & Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

By	/s/ RANDALL G. SCOVILLE
Randall G. Scoville Vice President, Accounting and Chief Accounting Officer

Dated: February 12, 2008

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Exhibit 10.56

CASH BALANCE RETIREMENT PLAN FOR EMPLOYEES OF

ASSOCIATED GROCERS, INC.

(formerly known as the Retirement Plan for Employees of

Associated Grocers, Inc.)

RESTATED EFFECTIVE

January 1, 2004

i

(continued)

(continued)

(continued)

PREAMBLE

THIS RETIREMENT PLAN (hereinafter referred to as the “Plan” and formerly known as the Retirement Plan for Employees of Associated Grocers, Inc.) is restated effective January 1, 2004, as a Cash Balance Pension Plan, except as otherwise specified herein, by Associated Grocers, Inc. (hereinafter “Employer”).

WHEREAS, the Employer established this Plan effective March 17, 1988 to provide retirement benefits to Employees who become covered under the Plan; and

WHEREAS, the Employer amended the Plan effective April 1, 1991; and

WHEREAS, on August 12,1993, the Employer amended and restated the Plan effective March 17, 1988; and

WHEREAS, the Employer again amended the Plan effective October 1, 1994 and October 1, 1997 to comply with certain tax law changes; and

WHEREAS, the Employer amended and restated the Plan effective January 1, 2001 to be a Cash Balance Plan with the Accrued Benefits of a Participant prior to January 1, 2001 determined under the Plan formula in effect on December 31, 2000, such Plan is attached hereto as an Exhibit; and

WHEREAS, the Employer amended the Plan effective January 1, 2003 to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001; and

WHEREAS, the Employer now desires to restate the plan to incorporate amendments effective January 1, 2003 and January 1, 2004; and

WHEREAS, the Plan shall be maintained for the exclusive benefit of covered Employees, and is intended to comply with the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, and other applicable law;

NOW, THEREFORE, except as otherwise specified herein, the Employer does hereby restate the Plan as set forth in the following pages effective January 1, 2004 (unless otherwise stated herein).

SECTION 1.

DEFINITIONS

The following terms when used herein shall have the following meaning, unless a different meaning is plainly required by the context. Capitalized terms are used throughout the Plan text for terms defined by this and other sections.

1.1	Account Balance

“Account Balance” means the hypothetical account for a Participant that is credited with a pay credit and interest as provided in Section 4.1(b), hereof.

1.2	Accrued Benefit

“Accrued Benefit” means as of January 1, 2001, the benefit determined by the formula specified in Section 4.1 of this Plan. Benefits accrued on or after January 1, 2001 shall be determined in accordance with the cash balance provisions of this Plan. Benefits accrued prior to January 1, 2001, shall be determined in accordance with the Plan formula in effect on December 31, 2000, such Plan set forth on Exhibit “A” attached hereto and hereby incorporated by reference.

1.3	Actuarially Equivalent/Actuarially Adjusted

Effective for benefits accrued after January 1, 2001, “Actuarially Equivalent,” “Actuarially Adjusted” and similar terms (for purposes other than determining contributions to the Trust Fund) means that the present value of two payments or series of payments shall be of equal value when computed utilizing GATT interest and mortality assumptions, e.g. 30-year U.S. Treasury interest rate, determined as of November 1st of the preceding Plan Year, and GAM 83 Mortality Table on a 50/50 unisex basis. Benefits accrued prior to January 1, 2001 shall be computed utilizing the Plan’s interest and mortality assumption that were in place on December 31, 2000, adjusted only if necessary to comply with changes in the law.

Effective January 1, 2003, and notwithstanding any other Plan provision to the contrary, any reference in the Plan to the GAM 1983 Mortality Table shall be construed as a reference to the mortality table prescribed in Rev. Rul. 2001-62, as hereinafter updated, modified or changed by applicable notice, rule, regulation or law, such change hereby incorporated by reference.

1.4	Affiliated Companies

“Affiliated Companies” means:

(a)	the Employer,

(b)	any other corporation which is a member of a controlled group of corporations which includes the Employer (as defined in Section 414(b) of the Code),

(c)	any other trade or business under common control with the Employer (as defined in Section 414(c) of the Code), or

(d)	any other member of an affiliated service group which includes the Employer (as defined in Section 414(m) of the Code).

For purposes of the limitation on benefits in Section 8.2, the determination of whether an entity is an Affiliated Company will be made by modifying Sections 414(b) and (c) of the Code as specified in Section 415(h) of the Code.

1.5	Annuity Starting Date

“Annuity Starting Date” means the first day of the first period for which a Plan benefit is payable as an annuity, or any other form.

1.6	Beneficiary

“Beneficiary” means the Participant’s surviving spouse or beneficiary designated with spousal consent, if married, or, if none, the Participant’s Estate.

1.7	Board of Directors or Board

“Board of Directors” or “Board” means the Board of Directors of Associated Grocers, Inc.

1.8	Code

“Code” means the Internal Revenue Code of 1986, as amended and including all regulations promulgated pursuant thereto.

1.9	Company

“Company” means Associated Grocers, Inc., a Washington corporation.

1.10	Compensation

“Compensation” for any tax year has the meaning set forth in Section 415(c)(3) of the Code and specifically Regulation § 1.415-2(d)(l l)(ii). “Compensation” is also referred to in this Plan as “Earnings.” (Sec Plan Section 1.14)

1.11	Credited Service

“Credited Service” means all completed years and days of Service (expressed in whole and fractional years) for the Employer commencing on the date the Employee became an Employee and ending on the date the Employee Terminates, excluding Periods of Service forfeited due to a Period of Severance, excluding Periods of Service which are not considered for vesting purposes, and, including periods not in Service due to Temporary Termination. For purposes of this Cash Balance Plan, only Credited Service after January 1, 2001 shall be credited for purposes of determining a Participant’s Accrued Benefit under the cash balance provisions of this Plan as set forth in Paragraph 4.1(b), hereof. Credit Service prior to January 1, 2001, shall be credited for purposes of determining a Participant’s Accrued Benefit pursuant to paragraph 4.1(a) which, in turn, is calculated pursuant to the terms of the Plan in existence on December 31, 2000.

1.12	Dependent Child

“Dependent Child” and similar terms as the context requires means any natural or adopted child of the Participant, or any other child for whom the Participant could claim a federal income tax deduction who was living with the Participant in a parent-child relationship at the time of the Participant’s death.

1.13	Disabled

“Disabled” and similar terms as the context requires means a Participant is entitled to benefits under an Employer-sponsored long-term disability plan, or a long-term disability plan to which the Employer contributes on behalf of the Participant.

1.14	Earnings

“Earnings” for each calendar year means amounts received during the calendar year by the Employee from the Employer that are currently includible in gross income for purposes of federal income tax withholding at the source without limitation based on the nature or location of the employment or services performed, plus elective contributions made by the Employer on the Employee’s behalf. “Elective contributions” are amounts excludible from the Employee’s gross income under Code §§ 125, 402(e)(3), 402(h), 403(b), 457(b) or 408(p), 132(f) and contributed by the Employer, at the Employee’s election, to a Code Section 401(k) arrangement, A Simplified Employee Pension, A SIMPLE arrangement, a cafeteria plan, a transportation fringe benefit plan, tax-sheltered annuity, or certain state and local government plan and employee contributions “picked up” by the employer under Code Section 414(h).

Notwithstanding the foregoing, annual Earnings in excess of the limit provided in Code Section 401(a)(17) shall be disregarded; provided, however, that such limit shall be automatically adjusted for future years to the maximum permissible dollar limitation in accordance with Section 401(a)(17)(B) of the Code.

1.15	Effective Date

“Effective Date” means January 1, 2004, the date of this Restatement or with respect to any participating Employer specified in appendices to this Plan, a later date stated in the appendix on which such participating Employer adopted the Plan. Benefits accrued prior to January 1, 2001, are determined in accordance with the Plan in effect as of December 31, 2000, such Plan is set forth as Exhibit “A,” and hereby incorporated by reference.

1.16	Eligible Employee

“Eligible Employee” means any Employee, provided, however, the following shall not be considered Eligible Employees for purposes of this Plan: a Leased Employee; an employee covered under a collective bargaining agreement where retirement benefits were the subject of good faith bargaining which does not provide for retirement benefits under this Plan; an employee classified by the Employer as an independent contractor regardless of whether such Employee has a different status as determined by a governmental agency or a court of law; a Temporary Employee, e.g. Employees hired on a full or part-time basis for a specific assignment.

“Leased Employee” means an individual who, pursuant to a leasing agreement between the Employer and any other person, has performed services for the Employer (or for the Employer an any persons related to the Employer within the meaning of Code § 144(a)(3) on a substantially full time basis for at least one year and who performs such services under the primary direction or control of the Employer.

1.17	Employee

“Employee” means any person other than a nonresident alien with no U.S. source income, who is employed by the Employer and who is classified by the Employer as a common law employee and any leased employee within the meaning of Code Section 414(n)(2); provided, however, if Leased Employees constitute twenty percent (20%) or less of the Employer’s non-highly compensated work force, the term “Employee” shall not include a Leased Employee who is covered by a plan maintained by the leasing organization which meets the requirements of Code Section 414(n)(5).

1.18	Employer

“Employer” means the Company and shall also include any other Affiliated Companies as provided from time to time in appendices to this Plan, who are participating employers pursuant to Section 11.

1.19	Employment Commencement Date

“Employment Commencement Date” means the date on which an Employee first completes an Hour of Service for the Employer or an Affiliated Company during the current period of employment.

1.20	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including all regulations promulgated pursuant thereto.

1.21	Final Average Monthly Earnings

“Final Average Monthly Earnings” means one twelfth of the highest average annual Earnings received by the Participant during any five consecutive calendar year period. In the event the Participant has less than five consecutive years of employment, the computation period shall be based upon (1) the most recent five years of employment (whether or not consecutive), or (2) the total Period of Service with the Employer, whichever is less.

1.22	Hour of Service

“Hour of Service” means each hour for which an Employee is paid or entitled to payment for the performance of duties for the Employer or any Affiliated Company.

1.23	Member Corporation

“Member Corporation” means a corporation, which owns stock in Associated Grocers, Inc. and enters into an adoption agreement under the Member Plan, any Affiliated Companies of the Member Corporation, and any other employer participating in the Member Plan.

1.24	Member Plan

“Member Plan” means the Retirement Plan for Employees of Associated Grocers, Inc. and Member Corporations, in which the Company suspended benefit accruals as of March 16, 1988 and subsequently terminated its participation, and which still remains in force for several Member Corporations and their employees.

1.25	Participant

“Participant” means an Eligible Employee who qualifies for participation pursuant to Section 2.1 or 2.2. A nonvested Participant shall cease to be a Participant on the date he or she incurs a one-year Period of Severance. A vested Participant shall cease to be a Participant when his or her benefit payments from the Plan are completed.

1.26	Period of Service

Effective January 1, 2001 “Period of Service” means the period of time (expressed in years and days) commencing with the Employment Commencement Date and ending on the Severance From Service Date. A Period of Service of 365 days shall equal a one year Period of Service. Non successive periods are aggregated to determine the Employee’s total Period of Service. For vesting and participation purposes, an Employee’s Period of Service shall also include the following:

(a)	Periods not in Service due to Temporary Termination; and

(b)	Periods of Service with an Affiliated Company.

Where the Employer maintains the plan of a predecessor employer, service for such predecessor employer shall be treated as service for the Employer as required by the Code.

Notwithstanding the foregoing, a Participant’s Period of Service credited prior to January 1, 2001, shall be determined in accordance with the Plan in effect as of December 31, 2000.

1.27	Period of Severance

“Period of Severance” means the period of time (expressed in years and days) commencing at the Severance From Service Date and ending on the date the Employee again performs an Hour of Service for the Employer; provided however, such period shall commence one year later if a male or female Employee is absent due to pregnancy, birth or adoption of a child, or caring for a child immediately following birth or adoption.

1.28	Plan

“Plan” means the Retirement Plan for Employees of Associated Grocers, Inc., either in its previous or present form or as amended from time to time. Effective January 1, 2001, the Plan was renamed Cash Balance Retirement Plan for Employees of Associated Grocers, Inc., and “Plan” now means the renamed Plan.

1.29	Plan Administrator

“Plan Administrator” means the person or entity designated in Section 10 to administer the Plan.

1.30	Plan Year

“Plan Year” means the twelve month period beginning January 1 and ending December 31. For the period October 1, 2000 through December 31, 2000 there existed a short plan year. Prior to October 1, 2000 the Plan Year was the twelve-month period beginning October 1 and ending September 30; such Plan Year governed the Plan as set forth on Exhibit “A,” hereto.

1.31	Retirement Committee

“Retirement Committee” means the committee as from time to time constituted and appointed by the Employer to administer the Plan.

1.32	Service

“Service” means periods for which an Employee is paid or entitled to payment for the performance of duties for the Employer or an Affiliated Company.

1.33	Severance From Service Date

“Severance From Service Date” means the earlier of the date on which an Employee quits, retires, is discharged or dies, or the first anniversary of absence from work for any other reason; provided however, that a Participant shall not be deemed to have severed from Service during either of the following circumstances:

(a)	during any Period of Service in any branch of the United States Armed Forces if he or she has a right to guaranteed re-employment with the Employer under Section 9 of the Military Selective Act, 38 U.S.C. 2021, and he or she returns to the Employer’s employment within the time specified in 38 U.S.C. 2021 or sixty (60) days thereafter; or

(b)	while absent due to illness or accident so long as he or she returns to work within the time specified by the Employer after having been pronounced fit for duty by an Employer-designated doctor.

1.34	Social Security Retirement Age

“Social Security Retirement Age” means age sixty-five if the Participant was born before January 1,1938, age sixty-six if born after December 31, 1937, but before January 1, 1955, and age sixty-seven if born after December 31, 1954.

1.35	Temporarily Terminated

Termination is deemed “Temporary” if the Employee is rehired and in Service within one year of the initial date of absence from work.

1.36	Terminated

“Terminated” and other terms derived from “Terminate” as the context requires, such as “Termination,” mean no longer in Service or employed as an Employee with the Employer for reasons of quit, retirement, discharge or death. An Employee shall also be deemed Terminated on the first anniversary of the initial date of absence for any other reason, provided such absence lasted at least twelve months; provided, however, that a Participant shall not be deemed to have Terminated during either of the following circumstances:

(a)	during any Period of Service in any branch of the United States Armed Forces if he or she has a right to guaranteed re-employment with the Employer under Section 9 of the Military Selective Act, 38 U.S.C. 2021, and he or she returns to the Employer’s employment within the time specified in 38 U.S.C. 2021 or sixty days thereafter; or

(b)	while absent due to illness or accident so long as he or she returns to work within the time specified by the Employer after having been pronounced fit for duty by an Employer-designated doctor.

1.37	Trust or Trust Fund

“Trust” or “Trust Fund” means the trust fund into which shall be paid all contributions and from which all benefits shall be paid under this Plan.

1.38	Trustee

“Trustee” means the trustee or trustees, who receive, hold, invest and disburse the assets of the Trust in accordance with the terms and provisions set forth in a trust agreement.

1.39	Additional Definitions in Plan

The following terms are defined in the following sections of the Plan:

	Section
Aggregate Account	9.2	(e)
Aggregation Group	9.2	(h)
Annual Benefit	8.2	(d)
Benefit	8.1	(c)(ii)
Deferred Retirement Benefit	4.4
Deferred Retirement Date	3.3
Determination Date	9.2	(c)
Disability Benefit	6.3
Early Retirement Benefit	4.3
Early Retirement Date	3.2
Highly Compensated Employee	8.1	(c)(iii)
Investment Manager	13.4
Joint and Survivor Annuity	5.1	(b)
Leased Employee	1.17
Key Employee	9.2	(g)
Normal Retirement Benefit	4.2
Normal Retirement Date	3.1
Pay Credit	4.1	(b)
Present Value of Accrued Benefits	9.2	(f)
Qualified Domestic Relations Order	10.9
Qualified Military Service	4.7
Restricted Group	8.1	(c)(i)
Retirement Date	3.4
Statutory Joint and Survivor Annuity Option	5.2	(a)
Super Top Heavy	9.2	(b)
Top Heavy	9.2	(a)
Valuation Date (for Top Heavy)	9.2	(d)
Whole Life Annuity	5.1	(a)

SECTION 2.

PARTICIPATION

2.1	Eligibility for Participation

Each Eligible Employee who was a participant in this Plan on December 31, 2000 shall become a Participant on the Effective Date. Any other Eligible Employee shall become a Participant under this Plan on the first of the month coinciding with or next following:

(a)	attainment of age twenty-one (21); and

(b)	completion of a one-year Period of Service; or,

if later, the first of the month coinciding with or next following the date on which he or she becomes an Eligible Employee. Only earnings while a Participant shall be utilized in calculating an Eligible Employee’s Accrued Benefit.

2.2	Reemployment After a Termination

Upon the reemployment of a Terminated former Participant as an Eligible Employee, he or she shall immediately become a Participant.

An Employee who Terminates prior to becoming a Participant and is later reemployed shall become a Participant upon satisfying the requirements of Section 2.1. Periods of Service before and after a Period of Severance shall be aggregated, except that in the event an Employee incurs a one-year Period of Severance, his or her prior Service shall be disregarded following reemployment for purposes of Section 2.1.

2.3	Employees in a Bargaining Unit

An Employee belonging to a collective bargaining unit which has entered into an agreement with the Employer that does not provide for retirement benefits under this Plan, shall not qualify for participation; however, the period of employment shall be included for purposes of determining whether such an Employee is entitled to the Enhanced Formula contained in Section 4.1(b) and for purposes of vesting service, if he or she later becomes an Eligible Employee and a Participant in the Plan, notwithstanding any other provision to the contrary. Any collective bargaining units which have entered into agreements with the Employer that provide for participation in this Plan are listed in an appendix to this Plan. An Employee’s vested Accrued Benefit under Section 4.1(a) of this Plan shall be reduced by the benefit accrued prior to January 1, 2001 payable from a collectively bargained defined benefit plan to which an Employer contributed to the extent of the Participant’s vested interest therein at the Annuity Starting Date.

SECTION 3.

RETIREMENT DATES

3.1	Normal Retirement Date

The Normal Retirement Date for a Participant shall be the first day of the month coinciding with or next following the later of i) attainment of age sixty-five (65), or ii) completion of five years of participation in the Plan.

3.2	Early Retirement Date

Each Participant who attains age fifty-five (55) and completes a ten-year Period of Service may elect, in writing, an Early Retirement Date. Such Early Retirement Date shall be before the Normal Retirement Date and after Termination on the first day of any month coinciding with or following the date the early retirement requirements are met.

3.3	Deferred Retirement Date

The Deferred Retirement Date for a Participant who continues working after the Normal Retirement Date shall be the first day of the month coinciding with or next following his or her Termination date; provided, however, the Deferred Retirement Date shall not be later than April 1 following the calendar year in which the Participant attains age seventy and one half (70- 1/2) or terminates employment, if later. However, if the Participant is a greater than 5% owner, the Deferred Retirement Date shall not be later than April 1 following the calendar year in which the Participant attains age seventy and one half (70- 1/2). Notwithstanding the above, if the Participant attained age seventy and one half (70- 1/2) prior to January 1, 1988 and was not a five percent (5%) owner at any time after age sixty-six and one-half (66- 1/2), the Deferred Retirement Date shall be the first day of the month coinciding with or next following his or her termination date.

3.4	Retirement Date

The Retirement Date for a Participant shall be one of the dates specified in Sections 3.1, 3.2 or 3.3 above, on which benefits are to commence. The Retirement Date for a Participant who Terminates prior to retirement with a vested Accrued Benefit shall be Normal Retirement Date, unless such Participant qualifies for and elects to receive benefits at an Early Retirement Date.

SECTION 4.

RETIREMENT BENEFITS

4.1	Accrued Benefit

The Accrued Benefit for any Participant shall equal the amount determined below, Actuarially Adjusted for the form of payment and Actuarially Adjusted for any prior distribution from the Plan that is not repaid:

(a)	A Participant shall be entitled to a benefit based on Credited Service through December 31, 2000 under the terms of the Plan as in existence on December 31, 2000. The form of payment of such benefit shall be the benefit options in effect under the Plan on December 31, 2000. In addition, the Participant shall accrue a benefit based on service on or after January 1, 2001, as set forth in paragraph (b), below.

(b)	No credits hereunder shall be provided with respect to Earnings for which the Employer has made a contribution to a Union plan on the Participant’s behalf.

Only Earnings while a Participant shall be utilized in determining an Accrued Benefit. For the first year of participation, Earnings shall be the Participant’s total Earnings for the Plan Year pro-rated by multiplying such Earnings by the quotient obtained from dividing the number of days as a Participant by 365.

For service on or after January 1, 2001, a Participant shall be entitled to a benefit calculated under either the Basic Formula or Enhanced Formula set forth below and credited with Interest, as set forth in subparagraph (iii), below:

(i)	Basic Formula. This formula governs all Participants who become participants on or after January 1, 2001. Such a Participant shall receive an Accrued Benefit equal to the sum of the amounts credited to his or her Account Balance, as follows: Such a Participant shall receive credit in such account equal to 2.5% of Earnings (e.g., a “Pay Credit”) for each one year Period of Service after December 31, 2000. Interest shall be credited to such account as specified in subparagraph (iii), below. Such Account Balance shall be expressed in terms of a lump sum which shall be Actuarially Adjusted for a form of payment other than a lump sum.

(ii)	Enhanced Formula. A Participant who was a participant in this Plan as of December 31, 2000, shall receive a credit to his or her Account Balance for each one year Period of Service after December 31, 2000, and through December 31, 2015, based on the following schedule:

Age on 12/31	Regular Credit		Enhanced Credit	Total “Pav Credit”
<45	2.5 of Earnings	+	0% of Earnings	2.5 of Earnings
45-49	2.5 of Earnings	+	.5% of Earnings	3.0 of Earnings
50-54	2.5 of Earnings	+	1.5% of Earnings	4.0 of Earnings
55-59	2.5 of Earnings	+	2.5% of Earnings	5.0 of Earnings
60+	2.5 of Earnings	+	3.5% of Earnings	6.0 of Earnings

If an Employee terminates employment after December 31, 2000, and returns to service after at least a one (1) year Period of Severance, such Employee shall no longer be eligible for an enhanced credit and the remainder of such Employee’s service shall be credited under subparagraph (i), above. Interest shall be credited to such account as specified in subparagraph (iii), below. Pay Credits after December 31, 2015 shall be at the basic rate set forth in subparagraph (i), above. Such Account Balance shall be expressed in terms of a lump sum which shall be actuarially adjusted for a form of payment other than a lump sum.

(iii)

Credited Interest. All Participants will be credited with interest based on a thirty (30) year U.S. Treasury Bond Rate. In the event that subsequent events or regulations make it impermissible to utilize such Bond Rate, the interest rate shall be the annual rate of change of the Consumer Price

Index, CPI-U as reported by the Department of Labor, increased by three (3) percentage points. The interest rate shall be determined as of November 1 preceding the beginning of the Plan Year. The interest rate so determined shall be applied to a Participant’s beginning of the Plan Year Account Balance, but such amount shall not be credited to the Participant’s Account Balance until the last day of the Plan Year. Provided, however, in the Plan Year that a Participant terminates and either elects a distribution or is involuntarily cashed out, the Participant’s Pay Credit and interest credit (which shall be prorated based on days of participation in the calendar year over 365) shall be determined and credited to the Participant’s Account Balance as of the date of such termination.

4.2	Normal Retirement Benefit

A Participant’s normal Retirement Benefit shall equal his or her vested Accrued Benefit, such Accrued Benefit being determined in accordance with Section 4.1 as of the date of Termination, and then adjusted for form of payment.

4.3	Early Retirement Benefit

A Participant’s Early Retirement Benefit, after January 1, 2001, shall equal his or her vested Accrued Benefit determined under Section 4.1(b) as of the date of Termination, and then adjusted for the form of payment. A Participant’s Early Retirement Benefit based on service prior to January 1, 2001, shall be determined under the terms of the Plan in existence on December 31, 2000, as adjusted as required by law.

4.4	Deferred Retirement Benefit

A Participant’s Deferred Retirement Benefit shall equal his or her vested Accrued Benefit as of the date of Termination, and then adjusted for form of payment. Service and Earnings beyond the Normal Retirement Date shall be taken into consideration. In no event shall the benefit provided under this paragraph be less than the retirement benefit to which the Participant would have been entitled if he or she had actually retired on the Normal Retirement Date.

In the event a Participant continues working after the date benefits are required to commence following age 70 pursuant to Section 10.6, the Deferred Retirement Benefit shall be recalculated and adjusted annually.

4.5	Reemployment After Retirement

Upon reemployment, a retired Participant shall continue to receive his or her benefits hereunder, if any, without a suspension due to such re-employment. At the Participant’s subsequent retirement, benefits payable shall be based on his or her Pay Credit(s) and interest determined under Section 4.1(b) and credited after such Participant’s date of re- employment.

4.6	Benefits For Terminated Participants

Benefits other than death benefits under Section 6 of the Plan shall be determined and paid in accordance with the provisions of the Plan in effect on the Participant’s most recent date of Termination of employment. Death benefits under Section 6 of the Plan shall be determined and paid in accordance with the provisions of the Plan in effect on the Participant’s date of death.

4.7	Qualified Military Service

Notwithstanding any provision of this Plan to the contrary, the Plan will provide contributions, benefits and Service Credit with respect to Qualified Military Service in accordance with Code § 414(u).

SECTION 5.

FORMS OF PAYMENT

5.1	Forms of Payment

The following forms of benefit payments are available under this Plan at the election of the Participant, with spousal consent, if married:

(a)	Lump Sum Payment

Benefits accrued after January 1, 2001 under the Cash Balance provision of this Plan, Section 4.1(b) shall, at the election of the Participant and with spousal consent, if the Participant is married, be payable as a single lump sum payment. Benefits accrued prior to January 1, 2001, are not eligible for a lump sum payment, except in the case of an involuntary cash-out.

(b)	Whole Life Annuity

A Whole Life Annuity shall be payable monthly from the Retirement Date to the first of the month preceding death. The amount of the monthly benefit shall equal the monthly Normal, Early or Deferred Retirement Benefit, whichever applies. A Whole Life Annuity shall be the normal form of benefit to a single Participant, absent a contrary election.

(c)	Joint and Survivor Annuity

A reduced Joint and Survivor Annuity shall be payable monthly to a retired Participant from the Retirement Date to the first of the month preceding death. Following the Participant’s death, a retirement benefit equal to fifty percent (50%) or one hundred percent (100%) of the reduced amount payable to the retired Participant shall be payable for life to the Participant’s spouse, if living at the time of the Participant’s death. A Participant may elect which percentage shall be payable to the Participant’s spouse. A fifty percent (50%) Joint and Survivor Annuity shall be the normal form of benefit to a married Participant, absent an election, with spousal consent, to the contrary.

If the spouse dies after the Participant’s retirement income begins, the Participant’s payments will be in the same reduced amount as is otherwise payable under the Joint and Survivor Annuity. If the spouse dies prior to the date as of which the Participant’s retirement income begins, any election of a form of benefit under this Section 5.1(b) shall be automatically canceled. If the Participant dies prior to the date as of which his or her retirement income is to begin, the spouse shall not be entitled to receive any payments under this Section 5.1(b). However, a spouse may be entitled to a benefit under Section 6.

The monthly benefit payable under a fifty percent Joint and Survivor Annuity shall be equal to ninety percent (90%) of the Participant’s Accrued Benefit payable in the form of a Whole Life Annuity. If the spouse is younger than the Participant, four tenths of one percent (0.4%) will be subtracted from the ninety percent reduction factor for each year younger. If the spouse is older than the Participant, four tenths of one percent (0.4%) will be added to the ninety percent reduction factor for each year older, provided, in no event will the applicable reduction factor exceed one hundred percent (100%). Fractional years will be rounded to the nearest whole year.

The monthly benefit payable under a 100 one hundred percent (100%) Joint and Survivor Annuity shall be equal to eighty-two percent (82%) of the Participant’s Accrued Benefit payable in the form of a Whole Life Annuity. If the spouse is younger than the Participant, seven tenths of one percent (0.7%) will be subtracted from the eighty-two percent reduction factor for each year younger. If the spouse is older than the participant, seven tenths of one percent (0.7%) will be added to the eighty-two percent reduction factor for each year older, provided, in no event will the applicable reduction factor exceed one hundred percent (100%). Fractional years will be rounded to the nearest whole year.

5.2	Automatic Form of Benefit

Unless a Participant elects otherwise, benefits shall be paid as provided below:

(a)	Married Participants

Any Participant who is married on his or her Annuity Starting Date shall automatically be deemed to have elected the fifty percent (50%) Joint and Survivor Annuity option, effective as of such date, with his or her spouse on the Annuity Starting Date as the joint annuitant (the “Statutory Joint and Survivor Annuity Option”).

The Retirement Committee shall furnish each married Participant with a written explanation of the terms and conditions of the Joint and Survivor Annuity Options as required under Code § 417(a)(3) and any other form of payment within a reasonable period (at least thirty days (unless such period is waived by the Participant with spousal consent) but not more than ninety days) before the Annuity Starting Date. A married Participant may reject the Statutory Joint and Survivor Annuity Option and elect another form of payment or revoke an election, by filing a written notice with the Retirement Committee within ninety (90) days prior to his or her Annuity Starting Date. Such initial notice, or subsequent change, must specify the form of payment elected, acknowledge the effect of the election, and must be signed by the Participant’s spouse. The spouse’s signature must be notarized or witnessed by a Plan representative.

(b)	Unmarried Participants

An unmarried Participant shall receive his or her retirement benefits in the form of a Whole Life Annuity.

5.3	Limitation on Forms of Payment

A Participant may not elect a joint annuitant other than his or her spouse. A Participant must elect a form of payment under which payments will be completed within the Participant and Beneficiary’s life times or within their life expectancies as determined in accordance with the final regulations under Section 401(a)(9) of the Code, which are hereby incorporated by reference.

5.4	Directed Rollovers

(a)	General Rule

A Participant, spouse Beneficiary, or former spouse alternate payee who is entitled to a small benefit pursuant to Section 10.8(a) or a lump sum distribution pursuant to Section 5.1(c) may direct the Trustee to pay part or all of the benefit to a trustee or custodian of another employer’s qualified plan which accepts such directed rollovers or an individual retirement account (IRA), subject to the following provisions:

(i)	A Participant may only direct such a rollover if the expected benefit payment during the Plan Year is $200 or more.

(ii)	A Participant may not request a directed rollover of an amount distributed due to the minimum required distribution provision under Section 10.6(b).

(iii)	A Participant may direct the rollover of a distribution to only one qualified plan or IRA.

(iv)	A Participant may direct the rollover of a portion of the distribution and elect to receive the remaining portion of a distribution only if the rollover amount is at least $500.

(v)	A surviving spouse Beneficiary or former spouse who is an alternate payee pursuant to Section 10.9 may direct a rollover under the same terms and conditions as a Participant, except that a surviving spouse Beneficiary may only direct a rollover to an IRA.

(vi)	A Participant provides the information or documentation reasonably requested by the Trustee.

(b)	Notice to Participants

In accordance with Code Section 402(f), the Trustees shall furnish each Participant, Beneficiary and alternate payee eligible for a directed rollover under this Section 5.4 with a written explanation of the directed rollover opportunity and related withholding consequences of not choosing a directed rollover within a reasonable period (at least thirty but not more than ninety days) prior to the Annuity Starting Date; provided, however, that the notice recipient may waive in writing the thirty-day period.

SECTION 6.

DEATH AND DISABILITY BENEFITS

6.1	Death Benefit

In the event a vested Participant dies after the effective date of this Amended and Restated Plan and before commencing to receive retirement benefits under the Plan, his or her spouse or dependent children shall receive a benefit, if any, based on Credited Service prior to January 1, 2001, in accordance with the plan terms in existence on December 31, 2000. Effective January 1, 2002, all distributions under the Plan in existence as of December 31, 2000, shall be calculated in accordance with the final regulations issued under Code Section 401(a)(9), which are hereby incorporated by reference. For benefits accrued by a Participant on or after January 1, 2001, the benefit and its commencement date shall be determined as follows:

At the election of the spouse, the portion of such benefit accrued under the cash balance provisions of this Plan on or after January 1, 2001, e.g. Section 4.1(b), shall be payable either in a single lump sum or a life annuity for the life of the spouse that is the Actuarial Equivalent of such lump sum. Payment of such benefit to the spouse shall commence when the Participant would have attained age sixty-five (65), unless the spouse consents to an earlier distribution. In the event the Participant is not married, the portion of such benefit accrued under the cash balance provisions of this Plan on or after January 1, 2001, shall be payable in a single lump sum to the Participant’s beneficiary, or if none, to the Participant’s estate. Such payment shall be made as soon as administratively feasible following the Participant’s death and confirmation of the Participant’s marital status and/or beneficiary, but in no event later than December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

6.2	Disability Benefits

There are no disability benefits payable under the Plan. However, periods of Disability during which a Participant is entitled to receive disability benefits under a group long term disability plan to which the Employer contributes on his or her behalf, shall be included for purposes of determining Periods of Service and Credited Service and interest. A Participant’s Earnings on the date he or she becomes Disabled shall be deemed to continue, without increasing, during the period of Disability. A Pay Credit will be computed under Section 4.1(b) utilizing such deemed Earnings during periods of disability.

The Employer may require a Disabled Participant to submit to a medical examination at any reasonable time.

SECTION 7.

VESTING

7.1	Vesting

Each Participant shall have a vested, nonforfeitable right to his or her Accrued Benefit multiplied by the appropriate vesting percentage in accordance with the following table:

Periods of Service	Percent Vested
Less than 5 years	0%
5 years or more	100%

Provided, that unvested Participants transferred from Employer to Ruan Transport Corporation shall carry along their Period of Service, and their Service with Ruan Transport Corporation will be treated as Service under this Plan, for vesting purposes only, until they have a Severance from Service Date with Ruan Transport Corporation. Provided, further, that unvested Participants transferred from Employer to Northwest Grocers LLC on the effective date of the transaction shall have a 100% vested, nonforfeitable right to their Accrued Benefit under this Plan.

In addition, each Participant shall have a one hundred percent (100%) nonforfeitable right to his or her Accrued Benefit on the first day of the month preceding his or her Normal Retirement Date, provided he or she is an Employee on such date. A Participant shall also have a one hundred percent (100%) nonforfeitable right to his or her Accrued Benefit upon death or becoming Disabled provided he or she is an Employee on such date. An Employee who Terminates with zero percent (0%) vested shall be deemed “nonvested.”

7.2	Termination Prior to Vesting

(a)	Forfeiture of Service

In the event a nonvested Participant incurs a Period of Severance, and the number of years in such Period of Severance equals or exceeds one year, his or her Period of Service and Credited Service preceding the Severance from Service Date shall be disregarded, and any Accrued Benefit earned prior to the Severance from Service Date shall be forfeited. If a vested Participant incurs a Period of Severance, all Periods of Service and Credited Service before and after the Period of Severance shall be aggregated.

However, if the Participant returns to Service before a five-year Period of Severance, his or her Period of Service and Credited Service preceding the Period of Severance and any Accrued Benefit earned prior to the Period of Severance shall be reinstated.

(b)	Deemed Cash-out of Accrued Benefit

If a Participant Terminates at a time when the Participant’s vested Accrued Benefit is zero, the Participant shall be deemed to have received a distribution of such Accrued Benefit upon Termination and incurring a one year Period of Severance, and shall no longer be a Participant. If the individual resumes employment with the Employer before incurring a five-consecutive-year Period of Severance, the Accrued Benefit will be restored to the amount of such Accrued Benefit on the date of the deemed distribution.

7.3	Termination after Vesting.

If a vested Participant terminates employment and elects a distribution of his or her Accrued Benefit and is then re-employed, benefits payable shall be based on his or her Credited Service and Earnings in accordance with Section 4.1(b), accrued after the date of re-employment. As a result a Participant’s Account Balance will reflect an opening balance of zero, at the date of re-hire, and such Account Balance shall be credited only with a Pay Credit based on Earnings and interest after the date of re-hire.

7.4	Forfeitures

Any forfeitures arising under this Plan shall be used only to offset future Employer contributions and shall not affect any Participant’s Accrued Benefit.

SECTION 8.

LIMITATIONS ON BENEFITS

8.1	Limitation on Benefits

(a)	General Rule

In the event the Plan terminates, the benefit of any Highly Compensated Employee (and any former Highly Compensated Employee) shall be limited to a benefit that is nondiscriminatory under Code Section 401(a)(4).

(b)	Limit on Annual Payments

Annual payments to an Employee in the “Restricted Group” (as defined below) are restricted to an amount equal to the payments that would be made on behalf of the Employee:

(i)	under a single life annuity that is Actuarially Equivalent to the sum of the Employee’s Accrued Benefit and the Employee’s other benefits under the Plan (other than a Social Security supplement); plus

(ii)	the amount of any Social Security supplement the Employee is entitled to receive.

This restriction will not apply if:

(iii)	after payment to an Employee in the Restricted Group of all “Benefits” (as defined below), the value of Plan assets equals or exceeds one hundred ten percent (110%) of the value of current liabilities, as defined in Code Section 412(1)(7);

(iv)	the value of the Benefits for an Employee in the Restricted Group is less than one percent (1%) of the value of current liabilities before distribution of such Benefits; or

(v)	the value of the Benefits for an Employee in the Restricted Group does not exceed the small benefit amount described in Section 10.8(c).

(c)	Definitions

(i)	the “Restricted Group” consists of the twenty-five highest-paid current and former Highly Compensated Employees, or all current and former Highly Compensated Employees if less than twenty-five;

(ii)	“Benefit” means, loans in excess of the amounts set forth in Code Section 72(p)(2)(A), any periodic income, any withdrawal values payable to a living Employee or former Employee, and any non-insured death benefits; and

(iii)	“Highly Compensated Employee” means:

(a)	an individual who, during the Plan Year or during the preceding Plan Year, is a more than 5% owner of the Employer (applying the constructive ownership rules of Code § 318, and applying the principles of Code § 318, for an unincorporated entity); or

(b)	who, during the preceding Plan Year, has Compensation in excess of $80,000 (as adjusted by the Commissioner of Internal Revenue for the relevant year) and, if elected by the Employer (and reflected by Plan amendment), was part of the top-paid 20% group of employees (based on Compensation for the preceding Plan Year).

“Compensation” means Compensation as defined in Section 1.10 and 1.14, except no exclusions from Compensation apply and Compensation must includes “elective contributions” (as defined in Section 1.14).

In determining who is a Highly Compensated Employee, the Administrative Committee may elect to apply the top-paid group election and/or calendar year data election, in accordance with the regulations under Code § 414(q), Notice 97- 45 and by other guidance published in the Internal Revenue Bulletin. The effect of the top-paid group election is that an employee (who is not a 5-percent owner at any time during the current year or prior year) with Compensation in excess of $80,000 (as adjusted) for the prior year is a Highly Compensated Employee only if the Employee was in the top-paid group for the prior year. The effect of the calendar year data election is that the prior year is the calendar year beginning with or within the prior year. The top-paid group election and/or calendar year data election must apply to all plans and arrangements of the Employer which reference the highly compensated employee definition in Code § 414(q).

A Highly Compensated Former Employee is based on the rules applicable to determining highly compensated employee status as in effect for that determination year, in accordance with Section 1.414(q)-lT, A-4 of the Temporary Regulations and Notice 97-45.

For Plan Years commencing after December 31, 1996, if a top-paid group election and/or a calendar year data election was made for the purpose of determining the Highly Compensated Employee group such election is recorded below. If no box is checked, no election was made:

1997:	☐ Top paid group election
☐ Calendar year data election

1998:	☐ Top paid group election
☐ Calendar year data election

1999:	☐ Top paid group election
☐ Calendar year data election

2000:	☐ Top paid group election
☐ Calendar year data election

Once made, this election applies for all subsequent Plan Years unless changed by the Administrative Committee and reflected by Plan amendment.

(d)	Limitations Not Effective

The limitations contained in this Section 8.1 shall not restrict the amount of the annual payment to an Employee in the Restricted Group provided the Employee agrees to repay an amount necessary for the distribution of assets upon Plan termination to satisfy Code Section 401(a)(4). Such Employee must agree to repay amounts paid to him or her to the extent that they exceed the amount he or she would have received if the restrictions under this Section 8.1 had been applied. The agreement to repay must be secured by deposit in escrow of property having a market value of one hundred twenty-five percent (125%) of the amount subject to repayment. If the value of the property falls below one hundred ten percent (110%) of the repayment amount, the Participant must deposit additional property to again satisfy the one hundred twenty-five percent (125%) requirement. Alternatively, the agreement to repay may be secured or collateralized by posting a bond or letter of credit equal to at least one hundred percent (100%) of the repayment amount. Such bond must be furnished by an insurance company, bonding company or other surety approved by the U.S. Department of Treasury as an acceptable surety for Federal bonds.

Any such repayment agreement shall be terminated and any property in escrow shall be returned, and any bond or letter of credit may be canceled in the event one of the three conditions set forth in Section 8.1(b) is satisfied or the Plan terminates and benefits received by the Participant are nondiscriminatory in accordance with Code Section 401(a)(4).

(e)	Regulatory Authority

This Section 8.1 is intended to comply with Treasury Regulation 1.401(a)(4)-5(b), and shall be superseded to the extent any provision of such regulation conflicts with the limitations stated herein.

8.2	Maximum Annual Benefit Payable Under the Plan

For purposes of this Section 8.2, the Employer and any Affiliated Companies shall be considered a single employer, to the extent required by the Code.

(a)	Primary Rule

Notwithstanding any other Plan provision to the contrary, the annual Employer provided benefit payable to or on behalf of a Participant under the Plan (after any adjustments required under the Plan to reflect commencement of benefits other than at Normal Retirement Date, an optional form of payment or death benefit coverage) shall not exceed the lesser of:

(i)	$90,000 (adjusted in accordance with this Section 8.2), or

(ii)	the Participant’s average annual Compensation from the Employer for the consecutive calendar years (not in excess of three such years) during which he was an active Participant in the Plan and for which such average is highest.

(b)	Cost of Living Adjustment

The $90,000 limit prescribed above shall be automatically adjusted for cost of living increases, to the maximum permissible dollar limitation determined by the Commissioner of Internal Revenue. The dollar amount applicable in computing the benefit payable to any Participant shall be the dollar amount in effect for the calendar year in which the benefit commences. For 2001, the limit is $140,000; the limit for 2002 and 2003 is $160,000.

(c)	Adjustment for Early or Late Retirement

(i)	Early Retirement

For purposes of Sections 8.2 , effective January 1, 2002, if the Participant’s benefit commences before age 65, the limit prescribed in Section 8.2(a)(i) shall be reduced according to this section to reflect such early commencement. If benefits commence on or after the date the Participant attains age sixty-two but before the Participant attains age 65, there shall be no reduction.

If benefits commence prior to the Participant’s attaining age sixty-two, the limitation for benefits commencing at age sixty-two will be reduced to reflect earlier commencement using the Actuarial Equivalent set forth in Section 1.3, provided that the interest rate used in such reduction factor shall not be less than five percent (5%). Any reduction shall not reflect the mortality decrement to the extent that benefits will not be forfeited upon the death of the Participant.

(ii)	Late Retirement

If the Participant’s benefit commences after the Participant attains 65, the limit prescribed in Section 8.2(a)(i) shall be actuarially increased for purposes of Section 8.2 to reflect such late commencement.

(d)	Annual Benefit

Notwithstanding the foregoing, if the benefit to be paid to a Participant under the Plan is not in the form of an Annual Benefit as described below, the benefit considered to be payable to a Participant under the Plan for purposes of Sections 8.2 shall be Actuarially adjusted to the extent required under Section 415(b)(2) of the Code. For purposes of the foregoing, Annual Benefit means the benefit payable annually in the form of a Whole Life Annuity without ancillary benefits or in the Statutory Joint and Survivor Annuity Option.

(e)	Interest Rate

Any Actuarial adjustments under this Section 8.2 shall be based on the Actuarial factors applicable for comparable purposes under the Plan on the applicable date, except that for all Employees participating in the Plan with one Hour of Service on or after January 1, 2002:

(i)	The interest rate assumption for purposes of adjusting the form of payment pursuant to Section 8.2(d) and adjusting the $90,000 limitation for benefits commencing before age 62 shall be the greater of five percent (5%) or the Plan rate; and

(ii)	The interest rate assumption for purposes of adjusting the $90,000 limitation for benefits commencing after age 62 shall be the lesser of five percent (5%) or the Plan rate.

(f)	Small Benefits

Notwithstanding the foregoing, the benefit payable to a Participant shall be deemed not to exceed the limitations of this Section 8.2 if the following conditions are met:

(i)	The annual benefit derived from Employer contributions under this Plan and all other defined benefit plans of the Employer does not exceed $10,000 for the Plan Year, or for any prior Plan Year, and

(ii)	The Employer has not at any time maintained a defined contribution plan in which the Participant participated.

(g)	Special Provisions Regarding Participants With Fewer Than Ten Years of Participation or Service

In the case of any Participant who participated in the Plan for fewer than ten (10) years, the maximum dollar benefit otherwise applicable under Section 8.2(a)(i) shall be multiplied by a fraction whose numerator is the Participant’s years of participation in the Plan (including fractions thereof, but not less than one (1)) and whose denominator is ten.

In the case of any Participant who was employed by the Employer for fewer than ten (10) years, the maximum benefit otherwise applicable under Sections 8.2(a)(ii) and 8.2(f) shall be multiplied by a fraction whose numerator is the Participant’s years of employment with the Employer (including fractions thereof, but not less than one) and whose denominator is ten.

(h)	Transition Rule

The limitations of this Section 8.2 shall not reduce a Participant’s Accrued Benefit to less than his or her Accrued Benefit as of the end of the last Plan Year beginning before January 1,1987, disregarding any change in the terms of the Plan and any cost-of-living adjustments after May 5,1986.

(i)	Aggregation With Other Defined Benefit Plans

If a Participant also participates in any other defined benefit pension plan maintained by the Employer, the provisions of Sections 8.2 shall be applied on an aggregate basis to the benefits payable under this Plan and any such other plan due to the application of this Section shall be made on a pro-rata basis.

SECTION 9.

TOP HEAVY PROVISIONS

9.1	Scope

Notwithstanding any Plan provision to the contrary, for any Plan Year beginning after December 31, 2001, in which the Plan is Top Heavy within the meaning of Section 416(g) of the Code, the provisions of this Section 9 shall govern to the extent they conflict with or specify additional requirements to the Plan provisions governing Plan Years which are not Top Heavy.

9.2	Top Heavy Status

(a)	Top Heavy

This Plan shall be “Top Heavy” if, as of the Determination Date, (1) the sum of the Aggregate Accounts of Key Employees, or (2) the Present Value of Accrued Benefits of Key Employees under this Plan and any plan of an Aggregation Group, exceeds sixty percent (60%) of the Aggregate Accounts or the Present Value of Accrued Benefits of all Participants under this Plan and any plan of an Aggregation Group.

The Present Value of Accrued Benefits and/or Aggregate Account balance of a Participant who was previously a Key Employee but is no longer a Key Employee (or his or her Beneficiary) shall not be taken into account for purposes of determining Top Heavy status. Further, a Participant’s Present Value of Accrued

Benefits and/or Aggregate Account balance shall not be taken into account if he or she has not performed services for the Affiliated Companies during the one- year period ending on the Determination Date. Except, in the case of a distribution made for reasons other than separation from service, death, disability, “five-year” period shall be substituted for “one-year period” in the preceding sentence.

(b)	Determination Date

Whether the Plan is Top Heavy for any Plan Year shall be determined as of the Determination Date. “Determination Date” means (a) the last day of the preceding Plan Year, or (b) in the case of the first Plan Year, the last day of such Plan Year.

(c)	Valuation Date

“Valuation Date” means, for purposes of determining Top Heaviness, the Determination Date.

(d)	Aggregate Account

“Aggregate Account” means, with respect to a Participant, his or her adjusted account balance in a defined contribution plan, as determined under the top heavy provisions of such plan.

(e)	Present Value of Accrued Benefits

“Present Value of Accrued Benefits” means the sum of:

(i)	the Actuarial Equivalent present value of the Accrued Benefit under the Plan as of the Valuation Date, and

(ii)	distributions prior to the Valuation Date, made during the Plan Year that contains the Determination Date and to the extent required by Section 9.2(a) the four preceding Plan Years. Unrelated rollovers or transfers from this Plan shall be considered distributions. A related rollover or transfer from this Plan shall not be considered a distribution.

An unrelated rollover or transfer is one which is both initiated by the Employee and made between plans of different employers. A related rollover or transfer is one which is either not initiated by the Employee or made between plans of the same employer.

(f)	Key Employee

“Key Employee” means an Employee or former Employee (and his or her Beneficiaries) who, at any time during the Plan Year containing the Determination Date or any of the four preceding Plan Years, is included in one (1) of the following categories as within the meaning of Section 416(i) of the Code and regulations hereunder:

(i)	an officer of the Employer whose annual aggregate Compensation from the Affiliated Companies $130,000 (as adjusted under Section 416(i)(l) of the Code for Plan Years beginning after December 31, 2002), provided that no more than fifty (50) Employees shall be considered officers, or if less, the greater often percent (10%) of the Employees or three (3),

(ii)	an Employee who owns more than five percent (5%) of the Employer, or

(iii)	an Employee who owns more than one percent (1%) of the Employer with annual aggregate Compensation from the Affiliated Companies that exceeds $150,000.

(g)	Aggregation Group

“Aggregation Group” means the group of plans that must be considered as a single plan for purposes of determining whether the plans within the group are Top Heavy (Required Aggregation Group), or the group of plans that may be aggregated for purposes of Top Heavy testing (Permissive Aggregation Group). The Determination Date for each plan must fall within the same calendar year in order to aggregate the plans:

(i)	the Required Aggregation Group includes each plan of the Affiliated Companies in which a Key Employee is a participant in the Plan Year containing the Determination Date or any of the four preceding Plan Years, and each other plan of the Affiliated Companies which, during this period, enables any plan in which a Key Employee participates to meet the minimum participation standards or nondiscriminatory contribution requirements of Code Sections 401(a)(4) and 410; and

(ii)	a Permissive Aggregation Group may include any plan sponsored by an Affiliated Company, provided the group as a whole continues to satisfy the minimum participation standards and nondiscriminatory contribution requirements of Code Sections 401(a)(4) and 410.

Each plan belonging to a Required Aggregation Group shall be deemed Top Heavy or non Top Heavy in accordance with the group’s status. In a Permissive Aggregation Group that is determined Top Heavy only those plans that are required to be aggregated shall be Top Heavy. In a Permissive Aggregation Group that is not Top Heavy, no plan in the group shall be Top Heavy.

9.3	Minimum Benefit

(a)	General Rule

For any Top Heavy Plan Year, a non-Key Employee who completes a one-year Period of Service shall have an Accrued Benefit at least equal to the minimum benefit described herein. The minimum Accrued Benefit at any point in time equals the lesser of:

(i)	two percent multiplied by the number of Top Heavy years of Service, or

(ii)	twenty percent,

multiplied by such Participant’s “average Compensation.” “Average Compensation” means a Participant’s average Compensation for the five consecutive years when such Participant had the highest aggregate Compensation from the Employer. However, Compensation received for non Top Heavy Plan Years shall be disregarded. The benefit described herein is expressed as an annual benefit in the form of a single life annuity (with no ancillary benefits), commencing at the Participant’s normal retirement age.

A non-Key Employee shall not be denied this minimum benefit because he or she was not employed on a specified date, failed to make any mandatory employee contribution, or failed to earn a specified amount of Compensation.

(b)	Special Two Plan Rule

Where this Plan and a defined contribution plan belong to an Aggregation Group that is determined Top Heavy, the Employer shall not be required to provide the minimum benefit under (a) above on behalf of any non-Key Participant who also participates in the defined contribution plan if the Employer contributions, including matching contributions, and forfeitures under the defined contribution plan equal five percent (5%) of each non-Key Participant’s Compensation.

9.4	Vesting

(a)	Top Heavy Schedule

For any Top Heavy Plan Year, each Participant who completes an Hour of Service in such Year shall become vested and have a nonforfeitable right to retirement benefits he or she has earned under the Plan in accordance with the following table:

Periods of Service	Vesting Percentage
Less than 3 Years	0%
3 or more Years	100%

Provided, however, that a Participant’s vesting percentage shall not be less than the percentage determined under the table in Section 7.1.

(b)	Return to Non Top Heavy Status

If the Plan becomes Top Heavy and ceases to be Top Heavy in any subsequent Plan Year, the vesting schedule shall automatically revert to the vesting schedule in effect before the Plan became Top Heavy. Such reversion shall be treated as a Plan amendment pursuant to the terms of the Plan, and shall not cause a reduction of any Participant’s nonforfeitable interest in the Plan on the date of such amendment.

A Participant with three (3) or more one-year Periods of Service with the Employer as of the end of the election period, may elect to remain covered by the Top Heavy vesting schedule. The Participant’s election period shall commence on the adoption date of the amendment and shall end sixty (60) days after the latest of:

(i)	the adoption date of the amendment,

(ii)	the effective date of the amendment, or

(iii)	the date the Participant receives written notice of the amendment from the Retirement Committee.

SECTION 10.

ADMINISTRATION OF THE PLAN

10.1	Plan Administrator

The Plan Administrator shall be the Retirement Committee. The Board shall appoint a Retirement Committee composed of at least three persons, which shall carry out the general administration of the Plan. Every member of the Retirement Committee shall be deemed a fiduciary. No Retirement Committee member who is an Employee shall receive compensation with respect to his or her service on the Retirement Committee. Any member of the Retirement Committee may resign by delivering written resignation to the Company and to the Retirement Committee. The Company may remove or replace any member of the Retirement Committee at any time.

10.2	Organization and Procedures

The Company shall designate a chairman from the members of the Retirement Committee. The Retirement Committee shall appoint a secretary, who may or may not be a member of the Retirement Committee. The secretary shall have the primary responsibility for keeping a record of all meetings and acts of the Retirement Committee and shall have custody of all documents, the preservation of which shall be necessary or convenient to the efficient functioning of the Retirement Committee. The chairman of the Retirement Committee shall be the agent of the Plan for service of legal process. All reports required by law may be signed by the chairman or another member of the Retirement Committee designated by the Committee on behalf of all members of the Retirement Committee.

The Retirement Committee shall act by a majority of its members in office and such action may be taken either by a vote at a meeting, or in writing without a meeting. The Retirement Committee may meet in any location in which Associated Grocers, Inc. does business. The Retirement Committee may adopt such by laws and regulations, as it deems desirable for the conduct of its affairs. A member of the Retirement Committee who is also a Participant shall not vote or act on any matter relating solely to such member.

10.3	3 Duties and Authority of Retirement Committee

(a)	Administrative Duties

The Retirement Committee shall administer the Plan in a nondiscriminatory manner for the exclusive benefit of Participants and their Beneficiaries. The Retirement Committee shall perform all such duties as are necessary to supervise the administration of the Plan and to control its operation in accordance with the terms thereof, including, but not limited to, the following:

(i)	Make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan;

(ii)	Interpret the provisions of the Plan and resolve any question arising under the Plan, or in connection with the administration or operation thereof;

(iii)	Make all determinations affecting the eligibility of any Employee to be or become a Participant;

(iv)	Determine eligibility for and amount of retirement benefits for any Participant;

(v)	Authorize and direct the Trustee with respect to all disbursements of benefits under the Plan;

(vi)	Employ and engage such persons, counsel and agents and obtain such administrative, clerical, medical, legal, audit and actuarial services as it may deem necessary in carrying out the provision of the Plan;

(vii)	Delegate and allocate specific responsibilities and duties imposed by the Plan to one (1) or more employees, officers or such other persons as the Retirement Committee deems appropriate.

(b)	Investment Authority

The Retirement Committee shall establish an investment policy consistent with the purposes of the Plan and the requirements of applicable law, as appropriate from time to time. The Retirement Committee shall have responsibility or authority to manage, acquire, dispose, or invest Plan assets to the extent such responsibility and authority is not delegated to an Investment Manager or Trustee.

(c)	General Authority

The Retirement Committee shall have all powers necessary or appropriate to carry out its duties, including the discretionary authority to interpret the provisions of the Plan and to decide any issues of fact or law. Any interpretation or construction of or action by the Retirement Committee with respect to the Plan and its administration shall be conclusive and binding upon any and all parties and persons affected hereby, subject to the exclusive appeal procedure set forth in Section 10.7. Absent an abuse of discretion, such a decision must be upheld by a court of law.

10.4	Expenses

All reasonable expenses which are necessary to operate and administer the Plan may be deducted from the Trust Fund or, at the election of the Company, paid directly by the Company or an Employer.

10.5	Bonding and Insurance

To the extent required by law, every Retirement Committee member, every fiduciary of the Plan and every person handling Plan funds shall be bonded. The Retirement Committee shall take such steps as are necessary to assure compliance with applicable bonding requirements. The Retirement Committee may apply for and obtain fiduciary liability insurance insuring the Plan against damages by reason of breach of fiduciary responsibility at the Plan’s expense and insuring each fiduciary against liability to the extent permissible by law at the Employer’s expense. The Company, in its sole discretion, may require each participating Employer to share in the cost of such insurance.

10.6	Commencement of Benefits

(a)	Conditions of Payment

Benefit payments under the Plan shall not be payable prior to the fulfillment of the following conditions:

(i)	The Retirement Committee has been furnished with such applications, proofs of birth or death, address, form of benefit election, spouse consent if required, and other information the Retirement Committee deems necessary;

(ii)	The Participant has Terminated employment with the Employer, reached age seventy and one half (70 1/2) or died; and

(iii)	The Participant or Beneficiary is eligible to receive benefits under the Plan as determined by the Retirement Committee.

(b)	Commencement of Payment

Unless a Participant elects otherwise, the payment of benefits shall commence no later than sixty (60) days after the end of the Plan Year in which the latest of the following occurs:

(i)	the Participant reaches Normal Retirement Date,

(ii)	the tenth anniversary of the year in which the Participant commenced participation in the Plan, or

(iii)	the Participant terminates employment with the Employer;

provided that payments shall not commence later than the April 1 following the calendar year in which the Participant reaches age seventy and one half (70 1/2) (or April 1, 1990, if later). Notwithstanding the above, if the Participant attained age seventy and one half (70 1/2) prior to January 1, 1988, and was not a five percent (5%) owner at any time after age sixty-six and one half (66 1/2) payments shall commence upon termination of employment.

In no event shall payments in a form other than the automatic form described in Section 5.2 commence prior to the Participant’s Normal Retirement Age if the Actuarially Equivalent present value of the Participant’s Accrued Benefit at the time benefits commence exceeds $5,000 without the written consent of the Participant and the spouse, if any. Spouse consent must acknowledge the effect of such election and must be notarized or witnessed by a Plan representative.

If the information required in Section 10.6(a) above is not available prior to such date, the amount of payment will not be ascertainable. hi such event, the commencement of payment shall be delayed until no more than sixty (60) days after the date the amount of such payment is ascertainable.

10.7	Appeal Procedure

(a)	Submission of Claim

A claim for benefit payment shall be considered filed when an application form is submitted to the Retirement Committee.

(b)	Notice of Denial

Any time a claim for benefits is wholly or partially denied, the Participant or Beneficiary (hereinafter “Claimant”) shall be given written notice of such action within ninety (90) days after the claim is filed, unless special circumstances require an extension of time for processing. (If there is an extension, the Claimant shall be notified of the extension and the reason for the extension within the initial ninety (90)-day period. The extension shall not exceed 180 days after the claim is filed.) Such notice will indicate the reason for denial, the pertinent provisions of the Plan on which the denial is based, an explanation of the claims appeal procedure set forth herein, and a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary.

(c)	Right to Request Review

Any person who has had a claim for benefits denied by the Retirement Committee, who disputes the amount of benefit payment determined by the Retirement Committee, or who is otherwise adversely affected by action of the Retirement Committee, shall have the right to request review by the Retirement Committee. Such request must be in writing, and must be made within sixty (60) days after such person is advised of the Retirement Committee’s action. If written request for review is not made within such sixty (60) day period, the Claimant shall forfeit his or her right to review. The Claimant or a duly authorized representative of the Claimant may review all pertinent documents and submit issues and comments in writing.

(d)	Review of Claim

The Retirement Committee shall then review the claim. It may hold a hearing if it deems it necessary and shall issue a written decision reaffirming, modifying, or setting aside its former action within sixty (60) days after receipt of the written request for review, or 120 days if special circumstances, such as a hearing, require an extension. The Claimant shall be notified in writing of any such extension within sixty (60) days following the request for review. A copy of the decision shall be furnished to the Claimant. The decision shall set forth its reasons and pertinent Plan provisions on which it is based. The decision shall be final and binding upon the Claimant and the Retirement Committee, and all other persons involved. The Retirement Committee has the discretionary authority to decide all issues of fact or law arising under the Plan.

10.8	Plan Administration Miscellaneous

(a)	Limitations on Assignments

Benefits under the Plan may not be assigned, sold, transferred, or encumbered, and any attempt to do so shall be void. The interest of a Participant in benefits under the Plan shall not be subject to debts or liabilities of any kind and shall not be subject to attachment, garnishment or other legal process, except as provided in Section 10.9 relating to Domestic Relations Orders, in Code § 401(a)(13) relating to certain judgments and settlements, or otherwise permitted by law.

(b)	Masculine and Feminine, Singular and Plural

Whenever used herein, pronouns shall include the opposite gender, and the singular shall include the plural and the plural shall include the singular whenever the context shall plainly so require.

(c)	Small Benefits

For Participants who Terminate on or after the date of this Amendment and Restatement, and in cases where the Actuarially Equivalent present value of a vested or payable benefit is less than or equal to the maximum permissible amount under the Code which may be distributed without the consent of a Participant or his or her spouse (in 2001, this amount is $5,000), the Retirement Committee shall direct such present value be paid in a lump sum distribution as soon as practical following Termination and prior to the Annuity Starting Date. Neither Participant nor spousal consent is required for such a distribution.

(d)	No Additional Rights

No person shall have any rights in or to the Trust Fund, or any part thereof, or under the Plan, except as, and only to the extent, expressly provided for in the Plan. Neither the establishment of the Plan, the accrual of benefits under the Plan nor any action of the Employer or the Retirement Committee shall be held or construed to confer upon any person any right to be continued as an Employee, or, upon dismissal, any right or interest in the Trust Fund other than as herein provided. The Employer expressly reserves the right to discharge any employee at any time.

(e)	Governing Law

This Plan shall be construed in accordance with applicable federal law and the laws of the State of Washington, wherein venue shall lie for any dispute arising hereunder.

(f)	Disclosure to Participants

Each Participant shall be advised of the general provisions of the Plan and, upon written request addressed to the Retirement Committee, shall be furnished any information requested regarding the Participant’s status, rights and privileges under the Plan as may be required by law.

(g)	Income Tax Withholding Requirements

Any retirement benefit payment made under the Plan shall be subject to any applicable income tax withholding requirements. For this purpose, the Retirement Committee shall provide the Trustee with any information the Trustee needs to satisfy such withholding obligations and with any other information that may be required by regulations promulgated under the Code.

(h)	Severability

If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan, which shall be construed as if said illegal or invalid provision had never been included.

(i)	Facility of Payment

In the event any benefit under this Plan shall be payable to a person who is under legal disability or is in any way incapacitated so as to be unable to manage his or her financial affairs, the Retirement Committee may direct payment of such benefit to a duly appointed guardian, committee or other legal representative of such person, or in the absence of a guardian or legal representative, to a custodian for such person under a Uniform Gifts to Minors Act or to any relative of such person by blood or marriage, for such person’s benefit. Any payment made in good faith pursuant to this provision shall fully discharge the Employer and the Plan of any liability to the extent of such payment.

(j)	Correction of Errors

Any Employer contribution to the Trust Fund made under a mistake of fact (or investment proceeds of such contribution if a lesser amount) shall be returned to the Employer within one (1) year after payment of the contribution.

In the event an incorrect amount is paid to a Participant or Beneficiary, any remaining payments may be adjusted to correct the error. The Retirement Committee may take such other action it deems necessary and equitable to correct any such error.

(k)	Missing Persons

In the event a distribution is required to commence and the Participant or Beneficiary cannot be located, the Employer shall attempt to contact the Participant or Beneficiary by return receipt mail at his or her last known address according to the Employer’s records, and by the letter forwarding services offered through the Internal Revenue Service, or the Social Security Administration, or such other means as the Retirement Committee deems appropriate.

(l)	Spouse Consent

In the event spouse consent is required for any Plan purpose, such consent shall acknowledge the effect of the consent, the consent must be in writing, and it must be witnessed by a notary public or Plan representative; provided, written consent will not be required if the Participant establishes to the satisfaction of the Employer that no spouse exists, or the spouse cannot be located.

10.9	Domestic Relations Orders

Notwithstanding any Plan provisions to the contrary, benefits under the Plan may be paid to someone other than the Participant, Beneficiary or joint annuitant, pursuant to a Qualified Domestic Relations Order, in accordance with Section 414(p) of the Code. A Qualified Domestic Relations Order is a judgment, decree, or order (“Order”) (including approval of a property settlement agreement) that:

(a)	relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant;

(b)	is made pursuant to a state domestic relations law (including a community property law);

(c)	creates or recognizes the existence of an alternate payee’s right to, or assigns to an alternate payee the right to receive all or a portion of the benefits payable to a Participant under the Plan;

(d)	specifies the name and last known address of the Participant and each alternate payee;

(e)	specifies the amount or method of determining the amount of benefit payable to an alternate payee;

(f)	specifies the number of payments or period during which payments are to be made;

(g)	names each plan to which the order applies;

(h)	does not require any form, type or amount of benefit not otherwise provided under the Plan;

(i)	does not conflict with a prior Domestic Relations Order that meets the requirements of this section.

Payments to an alternate payee pursuant to a Qualified Domestic Relations Order may commence as soon as practicable after it has determined that the Domestic Relations Order is qualified, regardless of whether the Participant continues working after that date, or has reached his or her Early or Normal Retirement Date, and may be made in any of the payment options described in Section 5, other than a Joint and Survivor Annuity.

The Retirement Committee shall determine whether an order meets the requirements of this section within a reasonable period after receiving an order. The Retirement Committee shall notify the Participant and any alternate payee that an order has been received and with respect to benefits which are in pay status shall establish a separate account under the Plan for any alternate payee pending determination that an order meets the requirements of this section. If within eighteen (18) months after such separate account is established the order has not been determined to be a qualified Order, the amount in the separate account shall be distributed to the individual who would have been entitled to such amount if there had been no order. Any distribution to an alternate payee hereunder shall result in an appropriate reduction to the Participant’s Accrued Benefit, hereunder.

10.10	Plan Qualification

Any modification or amendment of the Plan may be made retroactive, as necessary or appropriate, to establish and maintain a “qualified plan” pursuant to Section 401 of the Code, and ERISA and regulations thereunder and the exempt status of the Trust Fund under Section 501 of the Code.

10.11	Deductible Contribution

Notwithstanding anything herein to the contrary, any contribution by the Employer to the Trust Fund is conditioned upon the deductibility of the contribution by the Employer under the Code and, to the extent any such deduction is disallowed, the Employer may within one (1) year following a final determination of the disallowance, demand repayment of such disallowed contribution and the Trustee shall return such contribution less any losses attributable thereto to the Employer within one (1) year following the disallowance.

10.12	Participant Rollovers

This plan shall not accept Participant rollover contributions.

10.13	Payment of Benefits Through Purchase of Annuity Contract

In lieu of paying benefits directly from the Trust Fund to a Participant or Beneficiary, the Trustee may purchase, with Trust Fund assets, an individual annuity contract from an insurance company which, as far as possible, provides benefits equal to (or Actuarially Equivalent to) those provided in the Plan for such Participant or Beneficiary, but provides no optional form of retirement income or benefit which would not be permitted under the Plan, whereupon the liability of the Trust Fund and of the Plan will cease and terminate with respect to such benefits that are so purchased and for which the premiums are duly paid. Such an individual annuity contract may be purchased by the Trustee on a single premium basis or on the basis of annual premiums payable over a period of years and may be purchased at any time on or after the Participant’s Retirement Date or death to provide the benefits due under the Plan to the Participant or Beneficiary on or after the date of such purchase.

Any annuity contract distributed by the Trustee to a Participant or Beneficiary under the provisions of the Plan shall bear on the face thereof the designation “NOT TRANSFERABLE”, and such contract shall contain a provision to the effect that the contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the issuer thereof.

SECTION 11.

PARTICIPATING EMPLOYERS

11.1	Plan Adoption

From time to time the Company may advise the Retirement Committee and the Trustee that an Affiliated Company wishes to adopt the Plan and that the Company consents to such adoption. All participating Employers who have adopted the Plan are listed from time to time in Exhibit “B”. A participating Employer shall evidence its adoption of the Plan through appropriate corporate action (for example, board of directors meeting minutes).

In the event a participating Employer wishes to modify the Plan terms with respect to its Employees, the Company and the participating Employer shall execute an adoption agreement, which will state the effective date of participation of such Affiliated Company, which shall evidence the acceptance by such Affiliated Company of the terms and provisions of the Plan and which also contains the variations from the Plan which are peculiar to such Affiliated Company. Upon execution of an adoption agreement, such Affiliated Company shall become an Employer (as defined in Section 1.17) and shall be known as a participating Employer.

Each participating Employer shall be deemed to be a party to this Plan, provided, however, that with respect to all of its relations with the Trustee for purposes of this Plan, each participating Employer shall be deemed to have irrevocably designated Associated Grocers, Inc. and the Retirement Committee as its agent.

11.2	Transfer of Employees

It is anticipated that Employees may be transferred between Employers and in the event of such transfer; the Employee involved shall carry along his or her accumulated Period of Service and Credited Service.

11.3	Withdrawal From the Plan

An Employer may withdraw from the Plan by giving sixty days notice in writing of its intention to withdraw to the Board and the Retirement Committee.

SECTION 12.

AMENDMENT AND TERMINATION

12.1	Amendment - General

It is the Company’s intention that the Plan will continue indefinitely. However, the Company, by action of its Board of Directors or President, shall have the right to amend this Plan at any time subject to any advance notice or other requirements of ERISA. The Company also delegates to the Retirement Committee the right to amend this Plan. Amendments made by the Retirement Committee shall be administrative in nature. An amendment will be deemed to be administrative if such amendment does not change the Accrued Benefit as specified in Section 4.1. Any amendment or termination of the Plan shall be made in writing and shall be pursuant to resolutions adopted by the Board of Directors, the Company’s President, or the Retirement Committee of the Company. All Participating Employer hereby delegate to the Company and to the Retirement Committee the power to amend this Plan on their behalf. A Participating Employer shall not amend the Plan or an Adoption Agreement without the consent of either the Company or the Retirement Committee.

12.2	Amendment - Consolidation or Merger

In the event the Plan’s assets and liabilities are merged into, transferred to or otherwise consolidated with any other retirement plan, then such must be accomplished so as to ensure that each Participant would (if the other retirement plan then terminated) receive a benefit immediately after the merger, transfer or consolidation, which is equal to or greater than the benefit the Participant would have been entitled to receive immediately before the merger, transfer or consolidation (as if the Plan had then terminated). This provision shall not be construed as limiting the powers of the Company to appoint a successor Trustee.

12.3	Termination of the Plan

The Company or the Participating Employer shall have the right to terminate or partially terminate this Plan at any time subject to any advance notice or other requirements of ERISA. The termination of the Plan shall not cause or permit any part of the Trust Fund to be diverted to purposes other than for the exclusive benefit of the Participants, or cause or permit any portion of the Trust Fund to revert to or become the property of an Employer at any time prior to the satisfaction of all liabilities with respect to the Participants.

Upon termination of this Plan, the Retirement Committee shall continue to act for the purpose of complying with the preceding paragraph and shall have all power necessary or convenient to the winding up and dissolution of the Plan as herein provided. While so acting, the Retirement Committee shall be in the same status and position with respect to other persons as if the Plan remained in existence.

12.4	Allocation of the Trust Fund on Termination of Plan

In the event of a complete Plan termination, the right of each Participant to benefits accrued to the date of such termination that would be vested under the provisions of the Plan in the absence of such termination shall continue to be vested and nonforfeitable; and the right of each Participant to any other benefits accrued to the date of termination shall be fully vested and nonforfeitable to the extent then funded under the priority rules set forth in Section 4044 of ERISA. In any event, a Participant or a Beneficiary shall have recourse only against Plan assets for the payment of benefits thereunder, subject to any applicable guarantee provisions of Title IV of ERISA. The Retirement Committee shall direct the Trustee to allocate Trust assets to those affected Participants to the extent and in the order of preference set forth in Section 4044 of ERISA. The assets so allocated shall be distributed, as determined by the Retirement Committee, either wholly or in part by purchase of nontransferable annuity contracts or lump sum payments. If Trust Fund assets as of the date of Plan termination exceed the amounts required under the priority rules set forth in Section 4044 of ERISA, such excess shall, after all liabilities of the Plan have been satisfied, revert to the Employer to the extent permitted by applicable law.

If at any time the Plan is terminated with respect to any group of Participants under such circumstances as to constitute a partial Plan termination within the meaning of Section 41 l(d)(3) of the Code, each affected Participant’s right to benefits that have accrued to the date of partial termination that would be vested under the provisions of the Plan in the absence of such termination shall continue to be so vested; and the right of each affected Participant to any other benefits accrued to the date of such termination shall be vested to the extent assets would be allocable to such benefits under the priority rules set forth in Section 4044 of ERISA in the event of a complete Plan termination, hi any event, affected Participants shall have recourse only against Plan assets for payment of benefits thereunder, subject to any applicable guarantee provisions of Title IV of ERISA. Subject to the foregoing, the vested benefits of such Participants shall be payable as though such termination had not occurred; provided, however, that the Retirement Committee, in its discretion, subject to any necessary governmental approval, may direct that the amounts held in the Trust Fund that are allocable to the Participants as to whom such termination occurred be segregated by the Trustee as a separate plan. The assets thus allocated to such separate plan shall be applied for the benefit of such Participants in the manner described in the preceding paragraph.

SECTION 13.

FUNDING

13.1	Contributions to the Trust

As a part of this Plan the Company shall maintain a Trust. From time to time, the Employers shall make such contributions to the Trust as it determines, with the advice of the Company’s actuary, are required to maintain the Plan on a sound actuarial basis.

Participants are not required or permitted to make contributions to the Plan.

13.2	Trust Fund for Exclusive Benefit of Participants

The Trust is for the exclusive benefit of Participants. Except as provided in Sections 10.8(j) (Correction of Errors), 10.9 (Domestic Relations Orders) and 10.11 (Deductible Contributions), no portion of the Trust shall be diverted to purposes other than this or revert to or become the property of an Employer at any time prior to the satisfaction of all liabilities with respect to the Participants.

13.3	Trustee

As a part of this Plan, the Company has entered into a trust agreement with a Trustee. The Board has the power and duty to appoint the Trustee and it shall have the power to remove the Trustee and appoint successors at any time. As a condition to exercising its power to remove any Trustee hereunder, the Company must first enter into an agreement with a successor Trustee. The Retirement Committee may delegate the authority to direct the investment of all or a portion of the Trust Fund to the Trustee.

13.4	Investment Manager

The Board has the power to appoint, remove or change from time to time an Investment Manager to direct the investment of all or a portion of the Trust Fund held by the Trustee. For purposes of this section “Investment Manager” shall mean any fiduciary (other than the Trustee) who:

(a)	has the power to manage, acquire, or dispose of any asset of the Plan;

(b)	is either

(i)	registered as an investment adviser under the Investment Advisers Act of 1940, or

(ii)	is a bank, or

(iii)	is an insurance company qualified under the laws of more than one (1) state to perform the services described in subparagraph (a); and

(c)	has acknowledged in writing that he, she or it is a fiduciary with respect to the plan.

SECTION 14.

FIDUCIARIES

14.1	Limitation of Liability of the Employer and Others

No Participant shall have any claim against an Employer, the Company, the Board, or the Retirement Committee, or against their directors, officers, members, agents or representatives, for any benefits under the Plan, and such benefits shall be payable solely from the Trust; nor, to the extent permitted by law, shall an Employer, the Company, the Board, the Retirement Committee or their directors, officers, members, agents or representatives incur any liability to any person for any action taken or suffered or omitted to be taken by them under the Plan in good faith.

14.2	Indemnification of Fiduciaries

In order to facilitate the recruitment of competent fiduciaries, an Employer adopting this Plan agrees to provide the indemnification as described herein. This provision shall apply to its Employees who are considered Plan fiduciaries including without limitation, members of the Board of Directors, Retirement Committee members, any agent of the Retirement Committee, or any other of its officers, directors or Employees. Notwithstanding the preceding, this provision shall not apply and indemnification will not be provided for any Trustee or Investment Manager appointed as provided in this Plan.

14.3	Scope of Indemnification

An Employer agrees to indemnify an Employee fiduciary as described above for all acts taken in good faith in carrying out his or her responsibilities under the terms of this Plan or other responsibilities imposed upon such fiduciary by ERISA. This indemnification for all acts is intentionally broad but shall not provide indemnification for gross negligence, willful misconduct, embezzlement or diversion of Plan assets for the benefit of the Employee fiduciary. The Employer agrees to indemnify Employee fiduciaries described herein for all expenses of defending an action by a Participant, Beneficiary or government entity, including all legal fees for counsel selected with the consent of the Employer and other costs of such defense. The Employer will also reimburse an Employee fiduciary for any monetary recovery in any court or arbitration proceeding. In addition, if the claim is settled out of court with the concurrence of the Employer, the Employer will indemnify an Employee fiduciary for any monetary liability under said settlement. The Employer shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section 14.3 applies. The Employer may satisfy its obligations under this Section 14.3 in whole or in part through the purchase of a policy or policies of insurance providing equivalent protection.

The Retirement Plan for Employees of Associated Grocers, Inc., as restated herein, is adopted by Associated Grocers, Inc.

IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed on this 16th day of November, 2006, to be effective as of January 1, 2004.

ASSOCIATED GROCERS, INC.

		By:	/s/ John Runyan
		Its:	President & CEO

Dated:	November 16, 2006

APPENDIX A

To the

AMENDED AND RESTATED CASH BALANCE RETIREMENT PLAN

FOR EMPLOYEES OF ASSOCIATED GROCERS, INC.

Attached hereto, and forming Appendix A, is the Retirement Plan for Employees of Associated Grocers, Inc. Such Plan shall govern the benefits accrued on or before December 31, 2000, and such benefits shall be adjusted as required by law.

APPENDIX B

to the

AMENDED AND RESTATED CASH BALANCE RETIREMENT PLAN

FOR EMPLOYEES OF ASSOCIATED GROCERS, INC.

“Employer” as defined in Section 1.17 to the Retirement Plan for Employees of Associated Grocers, Inc. shall also include the following employers during the specified period of time.

Employer	Beginning	Ending

Exhibit 10.56.1

AMENDMENT TO THE

CASH BALANCE RETIREMENT PLAN FOR EMPLOYEES OF

ASSOCIATED GROCERS, INC.

The President of Associated Grocers, Inc. (the “Company”), pursuant to his authority to adopt amendments under Section 12.1 of the Cash Balance Retirement Plan for Employees of Associated Grocers, Inc. (the “Plan”), hereby amends the Plan in the following respects, effective March 28, 2005:

1. The second-to-last paragraph of Section 10.6 of the Plan is hereby amended to read as follows:

In no event shall payments in a form other than the automatic form described in Section 5.2 commence prior to the Participant’s Normal Retirement Age if the Actuarially Equivalent present value of the Participant’s Accrued Benefit at the time benefits commence exceeds $1,000 without the written consent of the Participant and the spouse, if any. Spouse consent must acknowledge the effect of such election and must be notarized or witnessed by a Plan representative.

2. Section 10.8(c) is hereby amended to read as follows:

(c)	Small Benefits

For Participants who receive distributions on or after March 28, 2005, and in cases where the Actuarially Equivalent present value of a vested or payable benefit is less than or equal to $1,000, the Retirement Committee shall direct such present value be paid in a lump sum distribution as soon as practical following Termination and prior to the Annuity Starting Date. Neither Participant nor spousal consent is required for such a distribution.

IN WITNESS WHEREOF, the Employer has caused this amendment to be executed this 22nd day of December, 2005.

ASSOCIATED GROCERS, INC.

By	/s/ John S. Runyan
Its President

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Exhibit 10.56.2

AMENDMENT TO THE

CASH BALANCE RETIREMENT PLAN FOR EMPLOYEES OF

ASSOCIATED GROCERS, INC.

The President of Associated Grocers, Inc. (the “Company”), pursuant to his authority to adopt amendments under Section 12.1 of the Cash Balance Retirement Plan for Employees of Associated Grocers, Inc. (the “Plan”), hereby amends the Plan, effective June 1, 2007, to 1) eliminate ongoing Pay Credit and service credit for certain purposes under the Plan for periods of Disability, and 2) to limit exceptions to the definitions of “Severance From Service Date” and “Terminated” to service governed by the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA).

1. Section 6.2 is amended to read as follows:

There are no disability benefits payable under the Plan. Periods of Disability during which a Participant is entitled to receive disability benefits under a group long term disability plan to which the Employer contributes on his or her behalf, shall be included for purposes of determining Periods of Service and Credited Service only to the extent the period of Disability would otherwise be credited as service under the Plan pursuant to Labor Reg. §2530.200b-9. Periods of Disability shall be similarly treated for purposes of determining Credited Service under the Plan as in effect prior to 2001 (the plan formula in effect on December 31, 2000), notwithstanding Section 6.3 of the plan attached as Exhibit A. A Participant shall receive Interest Credit for a period of Disability, only to the extent any other Participant is entitled to the credit under the Plan. A Participant’s Earnings shall cease on the date he or she becomes Disabled and the Pay Credit under Section 4.1(b) shall be computed based on Earnings up to any periods of Disability.

The Employer may require a Disabled Participant to submit to a medical examination at any reasonable time.

2. Section 1.33 is amended to read as follows:

1.33 Severance From Service Date

“Severance From Service Date” means the earlier of the date on which an Employee quits, retires, is discharged or dies, or the first anniversary of absence from work for any other reason; provided however, that a Participant shall not be deemed to have severed from Service during any Period of Service in any branch of the United States Armed Forces if he or she has a right to guaranteed re-employment with the Employer under Section 9 of the Military Selective Act, 38 U.S.C. 2021, and he or she returns to the Employer’s employment within the time specified in 38 U.S.C. 2021 or sixty (60) days thereafter.

3. Section 1.36 is amended to read as follows:

1.36 Terminated

“Terminated” and other terms derived from “Terminate” as the context requires, such as “Termination,” mean no longer in Service or employed as an Employee with the Employer for reasons of quit, retirement, discharge or death. An Employee shall also be deemed Terminated on the first anniversary of the initial date of absence for any other reason, provided such absence lasted at least twelve months; provided, however, that a Participant shall not be deemed to have Terminated during any Period of Service in any branch of the United States Armed Forces if he or she has a right to guaranteed re-employment with the Employer under Section 9 of the Military Selective Act, 38 U.S.C. 2021, and he or she returns to the Employer’s employment within the time specified in 38 U.S.C. 2021 or sixty days thereafter.

4. Section 7.1 is amended by revising the last paragraph to read as follows:

In addition, each Participant shall have a one hundred percent (100%) nonforfeitable right to his or her Accrued Benefit on the first day of the month preceding his or her Normal Retirement Date, provided he or she is an Employee on such date. A participant shall also have a one hundred percent (100%) nonforfeitable right to his or her Accrued Benefit upon death provided that he or she is an Employee on such date, or upon becoming Disabled as of the Participant’s Severance from Service Date. An Employee who Terminates with zero percent (0%) vested shall be deemed “nonvested.”

EXECUTED this 23rd day of April, 2007.

ASSOCIATED GROCERS, INC.

By	/s/ John S. Runyan
Its President

Exhibit 10.57

UNION BANK OF CALIFORNIA

TRUST AGREEMENT

FOR

CASH BALANCE RETIREMENT PLAN FOR

EMPLOYEES OF ASSOCIATED GROCERS, INC.

UNION BANK OF CALIFORNIA

TRUST AGREEMENT

FOR

CASH BALANCE RETIREMENT PLAN FOR

EMPLOYEES OF ASSOCIATED GROCERS, INC.

PURPOSE AND DEFINITIONS		1

ARTICLE I TRUST FUND		2
1.1	Signing Authority; Trustee’s Reliance	2
1.2	Acceptance of Assets	2
1.3	Funding Policy	3

ARTICLE II INVESTMENTS		3
2.1	Administrator Authority	3
2.2	Independent Investment Manager	3
2.3	Trustee Investment Authority	4
2.4	Employer Real Property	4
2.5	Insurance Products	5
2.6	Participant Loans	5
2.7	Participant Loans - Omnibus Loan Asset	5

ARTICLE III TRUSTEE’S POWERS		6
3.1	General Trustee’s Powers	6
3.2	Additional Powers	9
3.3	Administrator/Employer Directions	11

ARTICLE IV TRUSTEE’S DUTIES		11
4.1	Powers Subject to Duties	11
4.2	Records	11
4.3	Accounts	12
4.4	Valuation of Special Assets	12
4.5	Reports	12
4.6	Directions to Trustee	12

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4.7	Authorized Representative	13
4.8	Wire Transfers	13

ARTICLE V RESTRICTIONS ON DISTRIBUTION		13
5.1	Persons to Receive Payment	13
5.2	Assignment and Alienation Prohibited	14
5.3	Qualified Domestic Relations Orders	14

ARTICLE VI RESIGNATION, REMOVAL AND SUCCESSION		14
6.1	Resignation or Removal of Trustee	14
6.2	Designation of Successor Trustee	15
6.3	Court Appointment of Successor	15
6.4	Successor’s Powers	15
6.5	Successor’s Duties	15

ARTICLE VII AMENDMENT		16
7.1	Power to Amend	16
7.2	Limitation on Amendment	16
7.3	Conformity with Law	16

ARTICLE VIII LIABILITIES		16
8.1	Declaration of Intent	16
8.2	.2 General Limitations of Liability	16
8.3	Liability of the Trustee	17
8.4	Indemnification	17
8.5	Environmental Liability	18

ARTICLE IX DURATION AND TERMINATION		19
9.1	Irrevocability	19
9.2	Termination	19
9.3	Duration	20

ARTICLE X MISCELLANEOUS		20
10.1	Emergencies and Other Delegations	20
10.2	Expenses and Taxes	20
10.3	Parties to Proceedings	20
10.4	Adoption by Affiliated Employer	21
10.5	Participation by Affiliates	21
10.6	Withdrawal of an Affiliated Employer	21
10.7	Multiple Plans	21

ii

10.8	Successor Employer	21
10.9	Locating Participants and Beneficiaries	21
10.10	Use of Trust Funds	21
10.11	Location of Trust Assets	22
10.12	Partial Invalidity	22
10.13	Counterparts	22
10.14	Successors and Assigns	22
10.15	Relation to the Plan	22
10.16	Construction and Jurisdiction	23
10.17	Alternate Dispute Resolution	23

Signature Page		24

iii

UNION BANK OF CALIFORNIA

TRUST AGREEMENT

FOR

CASH BALANCE RETIREMENT PLAN FOR

EMPLOYEES OF ASSOCIATED GROCERS, INC.

This Trust Agreement (the “Trust Agreement”) is made by and between Associated Grocers, Inc. (the “Employer”), sponsor of the Cash Balance Retirement Plan for Employees of Associated Grocers, Inc. Plan (the “Plan”), and Union Bank of California, N.A., a national banking association (“Union Bank of California” or the “Trustee”), and shall be effective on the Trustee’s receipt of Plan assets to be held in trust hereunder.

PURPOSE AND DEFINITIONS

The Employer has adopted the Plan for the exclusive benefit of certain of its employees (“Participants”) and their beneficiaries (“Beneficiaries”). The Plan provides that, from time to time, cash and other assets shall be contributed to the Trust by the Employer to be held and administered as a trust for the uses and purposes of the Plan. Subject to specific conditions set forth in this Trust Agreement, the Trustee agrees that it will hold in trust and will invest cash and other property of the Plan received by and administratively acceptable to the Trustee (the “Trust Assets” or the “Trust Fund”) and will administer such Trust Assets in accordance with the terms and conditions stated below (the “Trust”). The Trustee shall have no liability or responsibility for any Plan assets not received by the Trustee. The Employer intends that the Plan shall qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Trust hereby created shall constitute a part of the Plan, and thereby obtain tax exempt status under Code Section 501.

Definitions:

(a) “Administrator” shall mean the Employer or such other person or entity designated in the Plan that is responsible for the administration of the Plan and empowered to direct the Trustee.

(b) “Business Day” shall mean a day of the week during which both Trustee and the New York Stock Exchange are open for business.

(c) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

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(d) “Directing Party” shall mean the person with the power to direct investments.

(e) “Employer” shall mean the employer(s) that maintains the Plan, as identified on the signature page; provided, however, that where one or more affiliates of a parent Employer are parties to such Employer’s Plan and this Trust Agreement, only the Employer sponsoring the Plan and serving as (or designating) the Plan Administrator shall be authorized to exercise discretionary powers under this Trust Agreement, including, but not limited to, the power to direct and remove the Trustee, and to amend and terminate the Plan.

(f) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

(g) “Investment Manager” shall mean a person or entity, other than the Trustee, who is appointed by the Employer or Plan Administrator to manage the investment of the Trust Fund, and who meets the requirements of Section 3(38) of ERISA.

(h) “Trustee” shall mean UNION BANK OF CALIFORNIA or its successor in interest, or any successor appointed pursuant to this Trust Agreement.

(i) “Trust Fund” shall mean the assets held by the Trustee pursuant to this Trust Agreement.

ARTICLE I

TRUST FUND

1.1 Signing Authority; Trustee’s Reliance The Employer’s President or other duly authorized officer shall certify in writing to the Trustee the names and specimen signatures of the Administrator, and the Employer or Administrator shall notify the Trustee in writing of all those who are authorized to act as or on behalf of the Employer or Administrator (collectively, “Authorized Representative”) and give the Trustee their names and specimen signatures, which shall be updated as necessary by the Employer or Administrator. The Employer or Administrator shall promptly notify the Trustee if any person so designated is no longer authorized to act on behalf of the Employer or Administrator. Until the Trustee receives written notice that a person is no longer authorized to act on behalf of the Employer or Administrator, the Trustee may continue to rely on the Employer’s or Administrator’s designation of the identity and authority of such person, and any directions given by such Authorized Representative.

1.2 Acceptance of Assets All contributions or transfers shall be received by the Trustee in cash or in any other property administratively acceptable to the Trustee. The Trust shall consist of the contributions and transfers received by the Trustee, together with the income and earnings from them and any increments to them. The Trustee shall administer the Trust without distinction between principal and income. The Trustee shall have no duty to compute any amount to be transferred or paid to it by the

2

Employer and it shall not be responsible for the collection of any contributions or transfers to the Trust. Nor shall the Trustee have any duty to see that the contributions received comply with the provisions of the Plan, or to see that funds deposited with it are deposited in accordance with the provisions of the Plan.

1.3 Funding Policy The Administrator shall have the responsibility for establishing and carrying out a funding policy and method, as specified in Section 402(b)(1) of ERISA, consistent with the objectives of the Plan and the requirements of ERISA, taking into consideration the Plan’s short-term and long-term financial needs. The Administrator shall assure that sufficient liquidity shall be maintained to meet the reasonably anticipated requirements of the Trust Fund for payment of expenses of administration, investment and management, and for distribution of benefits to Participants and Beneficiaries.

The funding and investment policies established by the Administrator may be modified at any time by the Administrator, who shall furnish written notice of any such changes affecting the operation of the Trust to the Trustee.

ARTICLE II

INVESTMENTS

2.1 Administrator Authority Except as provided below, the Administrator shall have all power over, and responsibility for, the management, disposition, and investment of the Trust Assets, and the Trustee shall comply with proper directions (whether transmitted in writing, electronically, via teletransmission, digitally, or in any other form acceptable to Trustee) of the Administrator concerning those assets. The Administrator shall not issue directions in violation of the terms of the Plan and Trust or prohibited by the fiduciary responsibility rules of ERISA. Except to any extent required by ERISA, or otherwise provided in this Trust Agreement, the Trustee shall have no duty or responsibility to review, initiate action, or make recommendations regarding Trust Assets and shall retain all such assets until directed in writing by the Administrator to dispose of them.

2.2 Independent Investment Manager The Employer or Administrator may appoint one or more Investment Managers as defined in Section 3(38) of ERISA to direct the Trustee in the investment of all or a specified portion of the assets of the Trust Fund. The Administrator may also remove any Investment Manager. The Administrator shall promptly notify the Trustee in writing of the appointment or removal of any Investment Manager.

The Administrator shall cause the Investment Manager to acknowledge to the Trustee in writing that the Investment Manager is a fiduciary with respect to the Plan and Trust. If the foregoing conditions are met, the Investment Manager shall have the power to manage, acquire, retain, or dispose of any Trust Assets subject to the Investment Manager’s management and direction. The Trustee shall not be liable for

3

the acts or omissions of such Investment Manager, or be under an obligation to review the investments of, or to invest or otherwise manage any asset of the Trust that is subject to the management and direction of such Investment Manager. The Investment Manager shall only make directions which are in compliance with the applicable provisions of ERISA and any regulations or rulings issued thereunder.

2.3 Trustee Investment Authority The Administrator may also delegate its investment authority to the Trustee for all or part of the Trust. Such delegation must be in writing and delivered to the Trustee. Upon acceptance of such delegation, the Trustee shall have full power and authority to invest and reinvest the portion of the Trust so designated by the Administrator in investments of any kind permitted under this Trust Agreement.

The Administrator is responsible for providing the Trustee with the funding policy and investment guidelines for the Trust, and the Trustee’s responsibility for investment of the assets in the portion of the Trust for which Trustee has investment discretion shall be subject to, and is limited by, the funding policy and investment guidelines issued to it by the Administrator, and by the fiduciary standards of ERISA.

The Trustee shall be responsible for proper diversification of the Trust only if all of the Plan’s assets are subject to the Trustee’s management. The Administrator, and not the Trustee, shall be responsible for the funding policy, for overall diversification of Plan assets, and for overall compliance of the Trust with statutory limitations on the amount of the Trust’s investment in securities or real property of the Employer or its affiliated companies (“Employer Securities” or “Employer Real Property”, as those terms are defined in ERISA Section 407).

2.4 Employer Real Property The Administrator shall have sole responsibility and liability for the investment in, and management and disposition of, Employer Real Property. Notwithstanding the previous sentence, the Administrator shall have sole responsibility to provide valuations of such Employer Real Property.

The Directing Party shall not authorize or direct the investment in “Employer Real Property”, as that term is used in ERISA, if such investment would be prohibited by ERISA. The Directing Party shall only authorize or direct the investment of funds into Employer Real Property, if the Administrator has obtained a current valuation by an independent appraiser, and periodically supplies updated valuations while the Employer Real Property remains in the Trust. In determining the value of Employer Real Property on a periodic basis, the Trustee may conclusively rely on the independent appraisal or other form of valuation acceptable to the Trustee and submitted to it by the Administrator.

The Trustee shall not be liable under the Plan or the Trust for any investment in, or retention or disposition of, Employer Real Property held as Trust assets, whether retention is due to (i) instructions to retain, (ii) inability to sell due to any restrictions, or (iii) the unmarketable or illiquid nature of the investment.

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2.5 Insurance Products The Directing Party may direct the Trustee in writing to invest assets of the Trust in insurance products of all kinds authorized under the Plan, including but not limited to: group or individual insurance contracts, annuity contracts, and guaranteed investment contracts, provided however that such contracts are issued by an insurance company or companies qualified to do business in more than one state. The Directing Party shall have the sole responsibility for and shall direct the Trustee with respect to such insurance products. The investment in, valuation of, and management and disposition of these insurance products shall be the sole responsibility of the Directing Party, and the Trustee shall follow their directions with respect to such insurance products and shall have no liability therefore.

2.6 Participant Loans Where loans are made to Plan Participants or Beneficiaries (“Participant Loans”), all fiduciary duties and responsibilities for administration of the Trust with respect to any Participant Loans shall rest with the Administrator or a named fiduciary which shall be appointed by the Administrator (the “Loan Fiduciary”). These duties shall include but not be limited to the review and acceptance or rejection of loan applications, making of the Participant Loans, determination of allowable Participant Loan amount, the determination of any grace period for delinquent loans in accordance with regulations, after which Trustee shall declare default and issue tax reports, and determination of when to foreclose on collateral securing defaulted loans. Additionally, the Loan Fiduciary shall establish the interest rate to be charged for the Participant Loan, the maturity date of the loan, the amount which may be loaned, and the amount of the affected vested account balance which may secure the Participant Loan under applicable laws and regulations. In the absence of a formal appointment of a Loan Fiduciary, the Administrator shall be the Plan’s Loan Fiduciary. All loan documents shall be prepared by Trustee upon written direction of the Loan Fiduciary unless otherwise agreed to by Trustee.

2.7 Participant Loans - Omnibus Loan Asset If the Administrator directs the Trustee to hold the participant loan portfolio as an omnibus asset of the Trust (the “Omnibus Loan Asset”), the Loan Fiduciary, or the loan administrator appointed by the Administrator (“Loan Administrator”), shall direct and administer loans made to Participants pursuant to the Plan.

(a) The Loan Administrator, or the Loan Fiduciary, shall have responsibility for such loans including, without limitation, responsibility for the following: the development of procedures and documentation for Participant loans; the acceptance of loan applications, the preparation and execution of loan documentation; the disclosure of interest rate information as required by Regulation Z of the Federal Reserve Board promulgated pursuant to the Truth in Lending Act (15 U. S. C. § 1601 et. seq.); the enforcement of promissory note terms, including, but not limited to, directing the Trustee to take specified actions, including to fund loans and receive loan payments; and the maintenance of accounts and records regarding interest and principal payments on notes. The Trustee shall not be responsible for reviewing such documents, records and procedures, but the Trustee may, from time to time, examine such documents, records and procedures as it deems appropriate.

5

(b) The Loan Fiduciary or Loan Administrator, as applicable, shall collect loan payments from Participants and Beneficiaries , and shall forward a net amount to the Trustee, with a statement directing allocation of receipts on a monthly basis. The Loan Fiduciary or Loan Administrator shall render an accounting to the Administrator, on a monthly or quarterly basis, which shall set forth the Participants’ loan balances for each Participant loan and in the aggregate all investments, principal and income receipts, disbursements and other transactions effected by it with respect to the Participant loans during the accounting period since the last report to the Administrator, and shall provide a fair market valuation of the Omnibus Loan Asset to the Trustee no less frequently than quarterly. The Trustee may rely on such valuation prepared and submitted by the Loan Fiduciary or Loan Administrator in valuing Trust Assets as required by this Trust Agreement and shall be under no liability for the Trust Assets administered by the Loan Fiduciary, or for accounting for Participant loans or transactions relating to Participant loans in accordance with the Loan Fiduciary’s accounting and reports.

(c) The Trustee shall account for Participant loans in the aggregate, as a single asset of the Trust, identified as the Omnibus Loan Asset. Within thirty (30) days of the close of each fiscal year of the Trust, and within thirty (30) days of the termination of this Trust Agreement, the Loan Fiduciary or Loan Administrator shall file with the Administrator a written accounting setting forth in the aggregate all investments, receipts, disbursements and other transactions effected by Loan Fiduciary or Loan Administrator with respect to Participant loans during such fiscal year or the period from the close of the last fiscal year to the date of such termination, and the Loan Fiduciary or Loan Administrator shall provide the Trustee with a fair market valuation of the Omnibus Loan Asset as of the close of each Plan Year. The Trustee may rely on such fair market valuation provided by the Loan Fiduciary or Loan Administrator in valuing and accounting for Trust Assets as required by this Trust Agreement and shall be under no liability for accounting for Participant loans.

(d) The Administrator shall direct the Trustee with respect to all returns and filings required by the Internal Revenue Code and regulations, or applicable State law, as a result of any Participant loan, including, but not limited to, returns and filings required by reason of failure by the borrower to make any payments. The Trustee shall be under no liability for failure to file such returns or reports, unless as a result of failure to follow Administrator’s direction.

ARTICLE III

TRUSTEE’S POWERS

3.1 General Trustee’s Powers Except as otherwise provided and subject to any proper direction, applicable limitations in ERISA or other applicable law, the Trustee shall have full power and authority with respect to property held in the Trust to do all such acts, take all proceedings, and exercise all such rights and privileges, whether specifically referred to or not in this document, as could be done, taken or exercised by the absolute owner, including, without limitation, the following:

6

(a) To invest and reinvest the Trust or any part hereof in any one or more kind, type, class, item or parcel of property, real, personal or mixed, tangible or intangible; or in any one or more kind, type, class, or item of obligation, secured or unsecured; or in any combination of them (including those issued by the Trustee or any of its affiliates) and to retain the property for the period of time that the Directing Party deems appropriate, despite fluctuations in the market price of the property;

(b) To acquire and sell options to buy securities (“call” options) and to acquire and sell options to sell securities (“put” options); to enter into commodity contracts, financial futures contracts and foreign exchange contracts and to take appropriate actions in connection with such contracts;

(c) To buy, sell, assign, transfer, acquire, loan, lease (for any purpose, including mineral leases, and for terms within or extending beyond the life of this Trust), exchange and in any other manner to acquire, manage, deal with and dispose of all or any part of the Trust property, for cash or credit and upon any reasonable terms and conditions;

(d) To make deposits, within the meaning of Section 408(b)(4) of ERISA, with any bank or other financial institution, including any such facility of the Trustee or an affiliate thereof (and the Employer or an affiliate thereof, if the Employer or such affiliate is a financial institution), provided that the deposit in an interest bearing account or a time certificate of deposit bears a reasonable rate of interest;

(e) To invest funds in any mutual fund whether or not sponsored or advised by Union Bank of California or any affiliate thereof, for which Union Bank of California or its affiliate renders services. Union Bank of California or its affiliates may be compensated for providing such services to such mutual fund, in addition to any Trustee’s fees received pursuant to this Trust Agreement;

(f) To invest and reinvest the Trust, or any part thereof, in any one or more collective investment funds, including group trusts that consist exclusively of assets of exempt pension and profit sharing trusts and individual retirement accounts qualified and tax exempt under the Code, that are maintained by the Trustee or any affiliate thereof or any other bank or trust company. The documents establishing and amending any such collective investment funds are hereby incorporated herein and adopted into this Trust Agreement and the Plan by this reference. The combining of money and other assets of the Trust with money and other assets of other qualified trusts in such fund or funds is specifically authorized. Notwithstanding anything to the contrary in this Trust Agreement, the Trustee shall have full investment responsibility over assets of the Trust invested in its collective investment funds. The Trustee or its affiliates shall be entitled to receive compensation for providing administration, advisory or other services directly from the collective investment funds in addition to any Trustee’s fees received pursuant to this Trust Agreement.

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If the Plan and Trust for any reason lose their tax exempt status, and the Trust assets have been commingled with assets of other employers’ tax exempt trusts in the Trustee’s collective investment funds, the Administrator shall immediately notify the Trustee of such plan disqualification or loss of tax exempt status and the Trustee shall liquidate, within 30 days of notice of such loss of tax exempt status, the Trust’s units of the collective investment fund(s) and invest the proceeds in a money market fund pending investment or other instructions from the Administrator. The Trustee shall not be liable for any loss or gain or taxes, if any, resulting from said liquidation;

(g) To borrow or raise money for the purposes of the Trust from any source (other than in a prohibited transaction as defined in Sections 406 of ERISA or 4975 of the Internal Revenue Code, unless an exemption applies); to pay interest; to execute promissory notes and to secure the repayment thereof by pledging all or any part of the Trust Fund;

(h) Except as related to Employer Securities pursuant to Section 2.6, to take all of the following actions as directed by the fiduciary or other person with investment discretion over the Trust Assets: to vote upon or tender any stocks, bonds or other securities and to give general or special proxies or powers of attorney with or without power of substitution, except that Trustee shall vote all proxies for securities in Investment Options as directed by Administrator; to exercise any conversion privileges, subscription rights or other options of which Trustee receives actual notice, and to make any payments incidental thereto; to consent to or otherwise participate in corporate reorganizations or other changes affecting corporate securities and to delegate discretionary powers and to pay any assessments or charges in connection therewith; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities or other property held in Trust;

(i) To accept investment directions acceptable to the Trustee, which shall be (i) in writing; (ii) immediately confirmed in writing if Trustee agrees to accept verbal directions; (iii) by facsimile; (iv) confirmed by an eligible trade report if effected through the Institutional Delivery System (DTC ID or comparable system). All other instructions shall be in writing. The Trustee shall, as promptly as possible, comply with such directions, it being understood that Trustee shall in no event be required to transact directed trades on days which are not Business Days;

(j) Unless directed otherwise, the Trustee shall disclose the name and address of Employer and/or Directing Party to issuers and others in connection with proxies and tender offers or other securities transactions;

(k) To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted;

(I) To raze or move existing buildings; to make ordinary or extraordinary repairs, alterations or additions in and to buildings; to construct buildings and other structures and to install fixtures and equipment therein;

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(m) To pay or cause to be paid from the Trust any and all real or personal property taxes, income taxes or other taxes or assessments of any or all kinds levied or assessed upon or with respect to the Trust or Plan;

(n) To appoint ancillary trustees and to pay them reasonable compensation;

(o) To form a limited liability company, corporation or corporations under the laws of any jurisdiction or to participate in the forming of any such limited liability company, corporation or corporations or to acquire an interest in or otherwise make use of any limited liability company, corporation or corporations already formed, for the purpose of facilitating the Trust Fund’s investing in and holding title to any property;

(p) To lend stocks, bonds or other securities to any brokerage or other firm selected by the Trustee, provided such loans are adequately secured, and during the term of such loan to permit the loaned securities to be transferred into the name of and voted by the borrower or others; and

(q) To do all other acts necessary or desirable for the proper administration of the Trust Fund, as if the Trustee were the absolute owner thereof.

3.2 Additional Powers ln addition to the other powers enumerated above, and whether or not the Administrator has retained investment authority or such authority has been delegated to the Participant or an Investment Manager pursuant to Article II, the Trustee in any and all events is authorized and empowered:

(a) To cause all or any part of the Trust to be held in the name of the Trustee (which in such instance need not disclose its fiduciary capacity) or, as permitted by law, in the name of any nominee, and to acquire for the Trust any investment in bearer form. Trustee may combine certificates representing such investments with certificates of the same issuer that it holds in other fiduciary capacities; or it may deposit or arrange for the deposit of such securities in a qualified central depository even though such securities may then be merged and held in bulk in the name of the nominee of the depository along with other securities deposited by other persons. Additionally, Trustee may deposit or arrange for deposit of any securities issued by the United States government or one of its agencies or instrumentalities in such a depository or with a Federal Reserve Bank. However, the books and records of the Trust shall at all times show that all such investments are a part of the Trust and the Trustee shall hold evidences of title to all such investments;

(b) To serve as custodian with respect to the Trust assets with the exception of Participant Loan repayments, which may be held by the Plan’s Loan Fiduciary from time to time pending delivery to the Trustee, provided Union Bank of California is the sole Trustee;

(c) To employ such agents and counsel as may be reasonably necessary in managing and protecting the Trust assets and to pay them reasonable

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compensation from the Trust; to employ any broker-dealer or other agent, including any broker-dealer or other agent affiliated with the Trustee, and pay to such broker-dealer or other agent, at the expense of the Trust, its standard commissions or compensation; to settle, compromise or abandon all claims and demands in favor of or against the Trust; and to charge any premium on bonds purchased at par value to the Trust;

(d) To abandon, compromise, contest, arbitrate or settle claims or demands; to prosecute, compromise and defend lawsuits, but without obligation to do so, all at the risk and expense of the Trust;

(e) To tender its defense to the Employer in any legal proceeding where the interests of the Trustee and the Employer are not adverse. However, any legal counsel selected to defend the Trustee must be acceptable to the Trustee, and the Trustee may elect to choose counsel other than that selected by the Employer. The Employer may satisfy all or any part of its obligations under this section through insurance arrangements acceptable to the Trustee;

(f) To exercise and perform any and all of the other powers and duties specified in this Trust Agreement or the Plan;

(g) To permit, during the Trustee’s normal business hours, such inspections of documents at the principal office of the Trustee as are required by law, subpoena, or upon demand by United States agency;

(h) To comply with all requirements imposed by ERISA, the Code or other applicable provisions of law;

(i) To retain all or any portion of the Trust in cash temporarily awaiting investment or for the purpose of making benefit distributions or other payments, without liability for interest thereon, notwithstanding the Trustee’s receipt of indirect compensation known as float from such uninvested cash or uncashed benefit checks;

(j) To exercise all the further rights, powers, options and privileges granted, provided for, or vested in trustees generally under applicable federal or state laws, as amended from time to time, it being intended that, except as herein otherwise provided, the powers conferred upon the Trustee herein shall not be construed as being in limitation of any authority conferred by law, but shall be construed as in addition thereto;

(k) To seek written instructions from the Administrator, Investment Manager, or other fiduciary, on any matter and await their written instructions without incurring any liability therefore;

(I) To impose a reasonable charge to cover the cost of furnishing to Participants or Beneficiaries upon their written request documents as required under Section 104(b)(4) of ERISA;

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(m) To pay from the Trust the expenses reasonably incurred in the administration of the Trust if not paid by the Employer;

(n) To seek the advice of its counsel or Employer’s counsel, and Trustee shall be protected to the extent permitted by law in acting upon advice of counsel; and

(o) In addition to the powers listed herein, to do all other acts necessary or desirable for the proper administration of the Trust, as though the absolute owner thereof.

3.3 Administrator/Employer Directions As directed by the Administrator or the Employer, the Trustee shall also be authorized and empowered:

(a) To cause the benefits provided under the Plan to be paid directly to or for the persons entitled thereto under the Plan, and in the amounts and in the manner specified, and to charge such payments against the Trust;

(b) To compensate such executive, consultant, actuarial, accounting, investment, appraisal, administrative, clerical, secretarial, custodial, depository and legal firms, personnel and other employees or assistants as are engaged by the Employer or Administrator in connection with the administration of the Plan and to pay from the Trust the necessary expenses of such firms, personnel and assistants, to the extent not paid by the Employer and not prohibited by law;

(c) To pay from the Trust to reimburse the Employer for the expenses reasonably incurred in the administration of the Trust paid by Employer unless prohibited by the Plan or by law.

(d) To maintain insurance for such purposes, in such amounts and with such companies as the Administrator shall elect, including insurance to cover liability or losses occurring by reason of the acts or omissions of fiduciaries (but only if such insurance permits recourse by the insurer against the fiduciary in the case of a breach of a fiduciary obligation by such fiduciary).

ARTICLE IV

TRUSTEE’S DUTIES

4.1 Powers Subject to Duties The Trustee shall exercise any of the foregoing powers from time to time as required by law.

4.2 Records The Trustee shall maintain or cause to be maintained suitable records, data and information relating to its functions hereunder. The Trustee shall keep accurate and detailed accounts of all investments, receipts, disbursements and other actions hereunder, except for Omnibus Loan Assets, which shall be reflected as provided in Section 2.10. Its books and records relating thereto shall be open to inspection and audit at all reasonable times by the Employer, the Administrator or their duly authorized representatives.

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4.3 Accounts Periodically, as specified by the Employer, and within sixty (60) days after the close of each Plan Year and within sixty days after the resignation of the Trustee as provided in Article VII hereof, the Trustee shall render to the Employer or Investment Manager a written account showing in reasonable summary the investments, receipts, disbursements and other transactions engaged in by the Trustee during the preceding Plan Year or accounting period with respect to the Trust. Such account shall set forth the assets and liabilities of the Trust, valued as of the end of the accounting period.

The Employer or Investment Manager shall have sixty (60) days after the Trustee’s mailing of each such account within which to file with the Trustee written objections to such account. Upon the expiration of each such period, the Trustee shall be forever released and discharged from all liability and accountability to the Employer, the Participant and the Trust with respect to the propriety of its acts and transactions shown in such account except with respect to any such acts or transactions as to which a written objection has been filed within such sixty (60) day period with the Trustee.

4.4 Valuation of Special Assets Notwithstanding anything herein to the contrary, the Trustee shall have no duty or responsibility to obtain valuations of any Trust assets whose value is not readily determinable on an established market. The Employer, Administrator or Investment Manager shall have sole responsibility to supply periodic valuations of such assets to the Trustee in a timely manner. The Employer or the Trust as appropriate, shall bear sole responsibility for the cost of obtaining said valuations. The Trustee may conclusively rely on such valuations provided by the Employer, Investment Manager or Administrator. If they fail to provide such values, the Trustee may take whatever action it deems reasonable, including employment of attorneys, appraisers or other professionals, the expense of which will be borne by the Trust.

4.5 Reports The Trustee shall file such descriptions and reports and shall furnish such information and make such other publications, disclosures, registrations and other filings as are required of the Trustee by ERISA or other applicable law.

4.6 Directions to Trustee The Trustee is authorized to act upon proper directions of the Employer, the Administrator, Investment Manager or any other fiduciary, and their Authorized Representatives, as applicable, including directions given by photostatic teletransmission using facsimile signature, or those instructions which are digitally recorded on the UBOC Voice Response Unit (“VRU”) or internet website. The Trustee is also authorized to act on verbal instructions in its discretion prior to receipt of written or photostatic teletransmission instructions. The Trustee is hereby authorized to record conversations and facsimile transmissions made in connection with the Trust. The Trustee’s recording or lack of recording of any such oral, internet or digital instructions, and/or receipt or lack of receipt of directions by facsimile transmissions or otherwise, as reflected in the Trustee’s records maintained in the ordinary course of business, shall constitute conclusive proof of the Trustee’s receipt or non-receipt of such instructions.

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The Trustee shall not be liable for losses attributable to any directions, lack of directions or exercise of control by a party with investment discretion over the Trust or any part thereof. Likewise, the Trustee shall have no duty or responsibility to review or make recommendations regarding investments made at the direction of any party with investment discretion over the Trust or any portion thereof.

4.7 Authorized Representative The Employer or the Administrator shall inform the Trustee immediately in writing of the appointment of any Authorized Representative to whom the Employer or the Administrator has given authorization to direct the Trustee with respect to the Trust, any change in tax status, or any other change in circumstances which could affect the Trustee’s administration or management of the Trust.

The Trustee may rely on such designations and follow any instructions of such Authorized Representatives, whether verbal, by facsimile or in writing as though they were Employer’s, Administrator’s, Investment Manager’s or Participant’s instructions, as applicable, and Trustee’s business record entry of any directions by any of them shall be conclusive proof of the giving of such directions.

Any transactions initiated by the Trustee before receiving actual notice of any change with respect to (a) such Authorized Representative(s) or their authority, (b) the termination of the Account, or (c) termination of the fiduciary status of the Employer or Administrator, shall be valid and binding on the Employer or their successors and assigns, and the Trust.

4.8 Wire Transfers The Trustee shall follow the Employer’s or Administrator’s wire transfer instructions in compliance with the security procedures promulgated by the Trustee and agreed to by the Employer. The Trustee shall perform a telephonic verification to Employer or Employer’s Authorized Representative or such other security procedure, as Trustee may require, prior to wiring funds or following facsimile directions. The Employer assumes all risk of delay of transfer if the Trustee is unable to reach the Employer or the Employer’s Authorized Representative, or in the event of delay as a result of attempts to comply with any security procedure selected by the Employer.

ARTICLE V

RESTRICTIONS ON DISTRIBUTION

5.1 Persons to Receive Payment.

(a) The Trustee shall, except as otherwise provided below, pay all amounts payable hereunder only to, or for the benefit of, the person or persons designated under the Plan or deposit to the Participant’s or Beneficiary’s checking or savings account or Individual Retirement Account as directed by the Administrator and

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not to any other person or corporation, and only to the extent of assets held in the Trust for the benefit of the Participant. The Administrator’s instructions to the Trustee to make distributions or not to make distributions, and the amount thereof, shall be conclusive on all parties, including but not limited to Participants and Beneficiaries.

(b) In the event any controversy shall arise as to the person or persons to whom any distribution or payment is to be made by the Trustee, or as to any other matter arising in the administration of the Plan or Trust, the Trustee may retain the amount in controversy pending resolution of the controversy or the Trustee may file an action seeking declaratory relief and/or may interplead the Trust Assets or funds in issue, and name as necessary parties the Employer and/or any or all persons making conflicting demands.

(c) Whether a distribution or payment check has been issued or not, the Trustee shall not be liable for the payment of any interest or income on any amount paid or withheld or interpleaded under subsection (b).

(d) The expenses of the Trustee for taking any action under subsection (b) shall be charged by the Trustee to the Trust, unless paid by the Employer within thirty (30) days of the billing of such amount.

5.2 Assignment and Alienation Prohibited No benefit or interest available hereunder will be subject to assignment or alienation, either voluntarily or involuntarily, except as provided in Section 5.3. Notwithstanding the, foregoing, the Employer may agree to allow Participants and Beneficiaries to borrow from the Plan, and to secure their loans with their vested Account balances, to the extent provided under the Plan and this Trust Agreement.

5.3 Qualified Domestic Relations Orders The preceding section shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such an order is determined by the Administrator to be a Qualified Domestic Relations Order, as defined in ERISA and in Section 414 (p) of the Code. Any domestic relations order entered before January 1, 1985 will be treated as a Qualified Domestic Relations Order if payment of benefits has commenced as of such date, and may be treated as a Qualified Domestic Relations Order if payment of benefits had not commenced as of such date, even though the order does not satisfy the requirements of Section 414(p). The Administrator shall direct the Trustee, in writing, as to the disposition of any domestic relations order and shall direct the Trustee as to any distributions necessary pursuant to any order determined by the Administrator to be a Qualified Domestic Relations Order.

ARTICLE VI

RESIGNATION, REMOVAL AND SUCCESSION

6.1 Resignation or Removal of Trustee The Trustee may resign at any time upon thirty (30) days’ prior written notice to the Employer, which notice may be waived

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by the Employer. The Employer may remove the Trustee upon thirty (30) days’ prior written notice to the Trustee, which notice may be waived by the Trustee. However, notwithstanding the foregoing or any other provision of the Plan or this Trust Agreement to the contrary, the Trustee shall have an unrestricted right of immediate resignation effective upon thirty (30) days’ prior written notice to the Employer with respect to any portion of the Trust Assets consisting of Employer Real Property, at which time the Employer’s President and Chief Financial Officer shall be treated as having appointed themselves Trustees and as having filed their acceptance of appointment with the Trustee and shall automatically become the Successor Co-Trustees until a new successor Trustee is appointed by them.

6.2 Designation of Successor Trustee Upon notice of Trustee’s resignation or removal, Employer shall promptly designate a Successor Trustee who will accept transfer of the assets of the Trust. If no Successor Trustee is designated within thirty (30) days of notice of Trustee’s resignation or removal, the Employer’s President and Chief Financial Officer are hereby designated as the Successor Co-Trustees and shall be treated as having filed their acceptance of appointment with the former Trustee and shall automatically become the Successor Co-Trustees until a new Successor Trustee is appointed.

6.3 Court Appointment of Successor lf the Employer does not designate a Successor Trustee, or if a Successor Trustee designated by the Employer has not accepted its appointment, within thirty (30) days after the Trustee gives notice of its resignation or receives notice of removal, the Trustee may, at the expense of the Trust, apply to a court of competent jurisdiction to appoint a Successor Trustee. Until a Successor Trustee is appointed, the Trustee shall be entitled to be compensated for its services according to its published fee schedule then in effect for acting as Trustee in accordance with the Plan and Trust.

6.4 Successor’s Powers A Successor Trustee shall have the same powers and duties as those conferred upon the original Trustee hereunder. A resigning Trustee shall transfer the Trust Assets and shall deliver the books, accounts and records of the Trust to the Successor Trustee as soon as practicable. The resigning Trustee is authorized, however, to reserve such amount as may be necessary for the payment of its fees and expenses incurred prior to its resignation or removal, and the Trust Assets shall remain liable to reimburse the resigning or removed Trustee for any costs, expenses or attorneys’ fees or losses incurred, whether before or after resignation or removal, due solely to Trustee’s holding title to and administration of Trust Assets.

6.5 Successor’s Duties A Successor Trustee shall have no duty to audit or otherwise inquire into the acts and transactions of its predecessor.

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ARTICLE VII

AMENDMENT

7.1 Power to Amend The Trustee and the Employer shall have the right at any time and from time to time to modify or amend this Trust Agreement in whole or in part, upon written agreement by both parties.

7.2 Limitation on Amendment No amendment shall be made at any time under which any part of the Trust may be diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries or which shall decrease the percentage or amount of the vested interest of any Participant.

7.3 Conformity with Law Notwithstandinq anything herein to the contrary, this Trust Agreement may be amended prospectively or retroactively at any time by the Employer and the Trustee if deemed necessary to conform to the provisions and requirements of ERISA or the Internal Revenue Code or regulations promulgated pursuant thereto in order to maintain the tax-exempt status of this Trust thereunder, or to conform to the provisions and requirements of any law, regulation, order or ruling affecting the character or purpose of the Plan or Trust.

ARTICLE VIII

LIABILITIES

8.1 Declaration of Intent ln keeping with the public policy expressed in Section 410(a) of ERISA, nothing in this Article purports to relieve a fiduciary from liability for any responsibility, obligation or duty under Part 4 of Title I of ERISA. However, to the full extent permitted in Section 405 of ERISA and otherwise as not prohibited by law, it is the intent of this Article to relieve each fiduciary from all liability for any acts or omissions of any other fiduciary or any other person and to declare the absence of liabilities of all persons referred to in this Article to the extent not imposed by law or by provisions of this Trust Agreement. Each of the following Sections, in declaring such limitations, is set forth without limiting the generality of this Section but in each case shall be subject to the provisions, limitations and policies set forth in this Section.

8.2 General Limitations of Liability

(a) No fiduciary shall be liable with respect to a breach of fiduciary duty under Title I of ERISA if such breach was committed before he, she or it became a fiduciary or after he, she or it ceased to be a fiduciary.

(b) No fiduciary shall be liable for any act or omission of any other person to whom fiduciary responsibilities (other than Trustee responsibilities) are allocated by the Trust Agreement or by a named fiduciary, except as provided in Section 405(c) of ERISA.

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8.3 Liability of the Trustee.

(a) The Trustee is not a party to the Plan and shall have no powers, duties or responsibilities with regard to the administration of the Plan or to determine the rights or benefits of any person having or claiming an interest under the Plan or in the Trust or under this Trust Agreement or to control any disposition of the Trust or part thereof which is directed by the Administrator.

(b) The Trustee shall have no liability for the adequacy or timeliness of contributions for the purposes of the Plan or for enforcement of the payment thereof.

(c) The Trustee shall have no liability for the acts or omissions of the Employer, the Administrator, a Participant or Beneficiary, or any Investment Manager, QPAM or Authorized Representative.

(d) The Trustee shall have no liability for following proper directions of any party given authority to direct the Trustee pursuant to the Trust Agreement or designated as an Authorized Representative.

(e) During such period or periods of time, if any, as a Directing Party is directing the investment and management of Trust Assets, the Trustee shall have no obligation to determine the existence of any conversion, redemption, exchange, subscription or other right relating to securities purchased on the directions of a Directing Party, if notice of any such right was given prior to the purchase of such securities. If such notice is received by the Trustee after the purchase of such securities, the Trustee shall notify the Directing Party. The Trustee shall have no obligation to exercise any such right unless it is informed of the existence of the right and is instructed to exercise such right, in writing, by the Directing Party within a reasonable time prior to the expiration of such right.

(f) If a Directing Party directs the Trustee to purchase securities issued by any foreign government or agency thereof, or by any corporation domiciled outside of the United States, it shall be the responsibility of such Directing Party to advise the Trustee in writing with respect to any laws or regulations of any foreign countries or any United States territories or possessions which shall apply, in any manner whatsoever, to such securities, including, but not limited to, receipt of dividends or interest or reclamation of foreign taxes by the Trustee for such securities. If the Trustee is directed not to reclaim foreign taxes, the Trustee shall have no responsibility to reclaim any such taxes. Any expenses, costs or extraordinary fees incurred by the Trustee for the reclamation of foreign taxes shall be charged to the Trust.

8.4 Indemnification.

(a) The Trustee shall not be liable for, and the Employer agrees to indemnify and hold harmless the Trustee, its officers, directors, employees and agents from and against any loss, or liability, claims, demands, damages and expenses, (including reasonable attorneys’ fees and costs incurred by the Trustee), any claims of breach of fiduciary duty brought by any person or entity, lawsuits, disputes of any kind,

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and any taxes or penalties incurred by the Trustee, which may arise from (i) any acts taken in accordance with directions (or any failure to act in the absence of such directions) from the Administrator, Employer, Investment Manager, Authorized Representative, Participant, Beneficiary, Loan Fiduciary or any other person designated to act on their behalf which the Trustee reasonably believes to have been given by them; (ii) the negligence or willful misconduct of the Administrator, Employer, Investment Manager, Participant, Beneficiary, Authorized Representative, Loan Fiduciary or any other person designated to act on their behalf, or (iii) any act or omission by the Employer, Administrator, Investment Manager, Participant, Beneficiary, Authorized Representative, Loan Fiduciary or any other person designated to act on their behalf which results in loss to the Trust, except in the event of the Trustee’s negligence, willful misconduct, or material breach of this Agreement which directly relates to and causes the loss to the Trust.

(b) The Employer further agrees to indemnify the Trustee for and against any liability imposed on the Trustee, including reasonable attorneys’ fees and costs incurred by the Trustee, which exceeds amounts payable or available from the Trust, arising as a result of claims asserted by any third person or persons, not otherwise described in (a) and whether such person or persons are related to the trust, for action or failure to take action with respect to Trust Assets. By way of illustration, but not by way of limitation, this subsection is intended to provide indemnification to the Trustee for third party claims relating to Trust property, such as where an unrelated third party is injured in an accident on property owned by the Trust.

(c) The Employer may satisfy all or any part of its obligations hereunder through insurance arrangements acceptable to the Trustee.

(d) The indemnifications and releases provided herein shall survive termination of this Trust Agreement, and shall apply to the parties’ successors and assigns.

8.5 Environmental Liability The Trustee is not responsible for: (a) any condition which now exists or may be found to exist in, under, or about any real estate investment of the Trust Fund or of a corporation organized under Section 501(c)(2) or 501(c)(25) of the Code, the stock of which is held as an asset of the Trust Fund, or of a limited liability company of which the Trust Fund or the Trustee is a member, or (b) any violation of any applicable environmental or health or safety law, ordinance, regulation or ruling; or (c) the presence, use, generation, storage, release, threatened release, or containment, treatment, or disposal of any hazardous or toxic substances or materials including situations at or activities on any investment of the Trust Fund or of a Section 501(c)(2) or 501(c)(25) corporation, the stock of which is held as an asset of the Trust Fund, or of a limited liability company of which the Trust Fund or the Trustee is a member. The Trust, and not the Trustee, shall be responsible for payment of any expenses of cleaning any hazardous substances found in connection with the property held as an Asset of the Trust, to the extent not paid by other responsible parties. This section will survive the sale or other disposition of any real estate investment of the Trust Fund and the termination of this Agreement. Nothing in this section will be construed to in any way limit the indemnification rights of the Trustee under Section 8.4.

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ARTICLE IX

DURATION AND TERMINATION

9.1 Irrevocability This Trust is hereby declared to be irrevocable, except with respect to Section 9.2 below. It is intended that this Trust shall be tax-exempt and that the Plan and Trust shall qualify under Sections 401(a) and 501(a) of the Code. However, notwithstanding any other provisions of the Trust, if the Internal Revenue Service is requested to issue to the Employer a favorable written determination or ruling with respect to the initial qualification of the Plan and exemption of the Trust from tax and such request is denied, the Trustee shall, after receiving a written direction from the Administrator, pay to each Participant that portion of the Trust applicable to said Participant’s voluntary contributions, if any, and provided the Plan so states, pay to the Employer any part of the Trust attributable to Employer contributions then remaining in the Trustee’s possession, provided, however, that all distributions shall be adjusted for any investment losses and Trustee’s fees and costs incurred to date. As a condition to such repayment, the Employer agrees to indemnify, defend and hold the Trustee harmless from all claims, including claims of breach of fiduciary duty, actions, demands, or liabilities and attorney fees and costs arising in connection with such repayment.

9.2 Termination This Trust may be terminated at any time by the Employer. Upon such termination, the Trust assets shall be distributed by the Trustee as and when directed by the Administrator in accordance with the provisions of this Trust Agreement and the Plan document. From the date of termination of the Plan and until the final distribution of the Trust, the Trustee shall continue to have all powers provided under this Trust that are necessary or desirable for the orderly liquidation and distribution of the Trust. In no instance, upon any termination and subsequent distribution, shall the Trust or any part of it be used for, or diverted to, purposes other than for the exclusive benefit of Participants, their Beneficiaries, and for defraying the administrative expenses of the Plan and Trust until all Plan liabilities have been satisfied, except in the instance of the failure of the Trust initially to qualify for tax-exempt status as set forth in Section 9.1. After satisfaction of all Plan liabilities and expenses, any remaining assets of the Trust Fund shall revert to the Employer.

Upon termination of the Plan, the Trust Fund shall be distributed as directed by the Administrator; provided, however, that the Trustee shall not be required to make any distribution prior to receipt of any filing required to be made with the Pension Benefit Guaranty Corporation (“PBGC”) and receipt of a determination letter from the Internal Revenue Service that the termination does not adversely affect the tax-exempt status of the Plan and Trust. In the event the Administrator requests distribution of the Trust assets (a) prior to the end of the notice period for PBGC purposes, or without receipt of a favorable determination letter on Plan termination, or (b) upon failure to receive a favorable determination on initial qualification, the Employer shall indemnify and hold

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the Trustee harmless against all claims, liability, costs and fees, including but not limited to any attorneys’ fees and costs, any taxes or penalties, and any claims of breach of fiduciary duty brought by any person or entity.

9.3 Duration This Trust shall continue in full force and effect for the maximum period of time permitted by law, unless this Trust is sooner terminated in accordance with the Plan, the Code and ERISA.

ARTICLE X

MISCELLANEOUS

10.1 Emergencies and Other Deleqations ln reference to situations involving emergencies:

(a) In case of an emergency, the Trustee may, but shall not be required to, act in the absence of directions from any person having the power to direct the Trustee with respect to the matter involved and shall incur no liability in so acting or not acting, except as to the Trustee’s gross negligence or willful misconduct. Such actions shall be conclusive on the Administrator, the Participant and the Employer if written notice of the proposed action is given prior to the action being taken, and the Trustee receives no immediate response. Notwithstanding the foregoing, the Trustee shall not be liable for failure to take any action in connection with Trust assets if no direction is received.

10.2 Expenses and Taxes.

(a) The Employer, or at its option, the Trust, shall quarterly pay the Trustee its expenses in administering the Trust and reasonable compensation for its services as Trustee at a rate to be agreed upon by the parties to this Trust Agreement, based upon Trustee’s published fee schedule. However, the Trustee reserves the right to alter this rate of compensation at any time by providing the Employer with notice of such change at least thirty days prior to its effective date. Reasonable compensation shall include compensation for any extraordinary services or computations required. The Trustee shall have a lien on the Trust for compensation and for any reasonable expenses including counsel, appraisal, or accounting fees, and these may be withdrawn from the Trust unless paid by the Employer.

(b) Reasonable counsel fees, reasonable costs, expenses and charges of the Trustee incurred or made in the performance of its duties, including but not limited to expenses relating to investment of the Trust such as broker’s commissions, stamp taxes, and similar items and all taxes of any and all kinds that may be levied or assessed under existing or future laws upon or in respect to the Trust or the income thereof shall constitute a charge upon the Trust.

10.3 Parties to Proceedings ln any judicial, mediation, arbitration or administrative proceedings, only the affected Employer and the Trustee shall be

20

necessary parties and no Participant or other person having or claiming any interest in the Trust shall be entitled to any notice or service of process (except as required by law). Any judgment, decision or award entered in any such proceeding or action shall be conclusive upon all interested persons.

10.4 Adoption by Affiliated Employer Any employer affiliated with Employer (“Affiliated Employer”) may adopt the Employer’s Plan with the approval of both the Administrator and the Employer, and the Affiliated Employer shall concurrently become a party to this Trust Agreement by giving written notice of its adoption of the Plan and this Trust Agreement to the Trustee. Upon such written notice, the Affiliated Employer shall be deemed a signatory to this Trust Agreement.

10.5 Participation by Affiliates The Employer is solely responsible for supervising the process by which such Affiliated Employer participates in the Plan and for ensuring the qualified status of the Plan and the tax-exempt status of the Trust are not thereby adversely affected. The Administrator shall keep records showing the assets attributable to each such Affiliated Employer contributing to the Trust; provided, that at the written request of the Administrator, the Trustee shall account separately within the Trust for the assets attributable to each Affiliated Employer.

10.6 Withdrawal of an Affiliated Employer ln the event that an Affiliated Employer elects, with the consent of the Employer, to withdraw from participation in the Plan and so notifies the Trustee, the Trustee shall upon receipt of (a) a certification by the Administrator setting forth the Trust assets allocable to such withdrawal and (b) certified copies of the resolution of the Board of Directors of the Employer approving the withdrawal or termination and approving the instructions of the Administrator with regard to the segregation of the assets of the Trust, segregate such assets and, on receipt of written directions from the Administrator, make disposition thereof in accordance with Section 9.2 hereof or hold such segregated assets in a separate trust governed by the same provisions as this Trust Agreement.

10.7 Multiple Plans With the consent of the Trustee, the assets of two or more qualified plans maintained by the Employer and Affiliated Employers may be maintained as one Trust and their assets may be commingled for investment purposes only.

10.8 Successor Emplover lf any successor to an Employer continues the Plan adopted by the Employer, such successor shall concurrently become a successor first party to this Trust Agreement. The Successor Employer shall immediately provide the Trustee with any required documentation if Authorized Representatives have changed.

10.9 Locating Participants and Beneficiaries The Employer and Administrator will be responsible for locating Participants and Beneficiaries to facilitate benefit payments and for compliance with reporting and disclosure requirements.

10.10 Use of Trust Funds Except as provided in Section 9.1, under no circumstances shall any part of the Trust be recoverable by the Employer or any

21

Affiliated Employer from the Trustee or from any Participant or former Participant, his or her Beneficiaries, or any other person or be used for or diverted to purposes other than for the exclusive purposes of providing benefits to Participants and their Beneficiaries, and defraying reasonable expenses of administering the Plan and Trust; provided, however, that:

(a) if an Employer’s contribution or payment is made by a mistake of fact or law (within the meaning of Section 403 of ERISA), this section shall not prohibit the return of such contribution to the Employer within one year after the payment of such contribution to the Trust; and

(b) if an Employer’s contribution or payment is conditioned on initial qualification of the plan under Section 401 of the Code, and if the plan receives an adverse determination with respect to its initial qualification, then this section shall not prohibit the return of such contribution to the Employer, as contemplated by Section 403 of ERISA; and

(c) if an Employer’s contribution or payment is conditioned upon the deductibility of such amount under Section 404 of the Code, then, to the extent the deduction is disallowed, this section shall not prohibit the return of such contribution to the Employer (to the extent disallowed) within one year after such determination of disallowance of the deduction.

10.11 Location of Trust Assets Except as authorized by the Secretary of Labor by regulation, the indicia of ownership of any assets of the Trust and Plan shall not be maintained outside the jurisdiction of the District Courts of the United States.

10.12 Partial Invalidity lf any provision of this Trust Agreement is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Trust Agreement, unless such illegality or invalidity prevents accomplishment of the objectives and purposes of this Trust Agreement and the Plan. In the event of any such holding, the parties will immediately amend this Trust Agreement as necessary to remedy any such defect.

10.13 Counterparts This Trust Agreement may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one instrument which may be sufficiently evidenced by any one counterpart.

10.14 Successors and Assigns This Trust Agreement shall inure to the benefit of, and shall be binding upon, the parties and their successors and assigns.

10.15 Relation to the Plan This Trust Agreement and the Plan are both part of and constitute a single integrated employee benefit plan and trust and shall be construed together. In the event of any conflict between the provisions of the Plan and this Trust Agreement, the provisions of this Trust Agreement shall control with respect to all rights, duties, responsibilities, obligations, powers and authorities of the Trustee, and the Trustee shall have no duty to inquire into, nor shall it have any obligation or liability with respect to, the provisions of the Plan.

22

10.16 Construction and Jurisdiction This Trust Agreement shall be construed, administered and enforced according to ERISA and the Internal Revenue Code and where state law is applicable, under Washington laws, fairly and equitably, and in accordance with the purposes of the Plan. Jurisdiction for any dispute hereunder shall be in the state of Washington.

10.17 Alternate Dispute Resolution If a dispute arises out of or relates to this Agreement, or the performance or breach thereof, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association. Thereafter, any remaining unresolved controversy or claim arising out of or relating to this Agreement, or the performance or breach thereof, shall be decided by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The sole arbitrator shall be a retired or former Judge or other qualified panelist associated with the American Arbitration Association. Judgment upon any award rendered by the arbitrator shall be final and may be entered in any court having jurisdiction and the parties waive their right to jury trial. Each party shall bear its own costs, attorneys’ fees and its share of arbitration fees. The Alternate Dispute Resolution provisions in this Agreement do not constitute a waiver of the parties’ rights to a judicial forum in instances where arbitration would be void under applicable law, and do not preclude the Trustee from exercising its rights to interplead the funds of the Trust at the cost of the Trust.

******** Signature Page Follows *********

23

Signature Page

The parties have signed this Trust Agreement on the dates indicated below.

Employer

ASSOCIATED GROCERS, INC.

By:	/s/ Richard R. Harding
(Signature)

Richard R. Harding
(Typed or printed name)

Its:	V.P. Human Resources	Date:	9-13-04

By:
(Signature)

(Typed or printed name)

Its:		Date:

Trustee

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Juan Molina
(Signature)

Juan Molina
(Typed or printed name)

Its:	Senior Vice President and Regional Manager	Date:	9-24-04

By:
(Signature)

(Typed or printed name)

Its:		Date:

24

Exhibit 10.58

AGREEMENT OF SETTLEMENT AND RELEASE

1. PARTIES. The parties to this Agreement of Settlement and Release (“Agreement”) are (1) AH INVESTORS, LLC., a California limited liability corporation (“AH Investors”); (2) PASSCO SAVE, LLC, a Delaware limited liability company (“Passco”) 1; (3) UNIFIED WESTERN GROCERS, INC., a California corporation (“Unified”); and (4) LOMO, INC., a California corporation (“Lomo”). These parties are sometimes collectively referred to as “the Parties.” There are no intended beneficiaries of this Agreement other than as specifically stated herein.

2. RECITALS. This Agreement is made with reference to the following facts:

2.1. Passco is the owner of the retail shopping center commonly known as Norwood Shopping Center located in Sacramento at 4201-4215 Norwood Avenue, Sacramento, California 95838 (the “Shopping Center”). Passco’s predecessor-in-interest, as landlord, and AH Investors’ predecessor-in-interest, Unified, as tenant, entered into a written lease dated April 27, 1992, as subsequently amended and assigned by various writings between 1992 and 2004 (the “Lease”), for an approximately 50,000 square foot space in the Shopping Center commonly known as 4211 Norwood Avenue (the “Premises”). The Premises were ultimately sublet by AH Investors to Lomo pursuant to a sublease (the “Sublease”). The Lease, and consequently, the Sublease, was terminated by Passco as of August 31, 2006.

[1]

“Passco” as defined in this Agreement of Settlement and Release includes the following persons or entities: Passco Save, LLC, a Delaware limited liability company, Passco Rite, LLC, a Delaware limited liability company, Jesse Street, LLC, a Delaware limited liability company, CC Properties, L.P., Douglas Pilcher, a single man, Judy A. Spurlock, a married woman as her sole and separate property, Jung Shou Chen and Amy Chen, Trustees of The Chen Family Trust Agreement dated May 3,1989, Mary Ellen Morrow, Trustee of the Mary Ellen Morrow Living Trust dated 9/23/91, R.U. Partners, a general partnership, Raymond L. Helms, as Trustee under that certain Declaration of trust executed April 22, 2003, Terence G. O’Brien, a married man as his sole and separate property, Walter L. Varco and Sandra C. Varco, Trustees of the Walter L. Varco Family Trust dated 3/16/99, the Webb B. Morrow, Jr., Trustee of the Webb B. Morrow, Jr. Living Trust U/A/D 12/07/93, collectively as tenants in common.

Settlement Agreement and Release	1 of 24

2.2. In February, 2006, AH Investors and Unified allegedly defaulted in the payments of rent due under the Lease. After gaining possession in a related unlawful detainer action, Sacramento Superior Court Case No. 06AS 02899, Passco filed an action for breach of lease against AH Investors and Unified in the Los Angeles Superior Court, Case Number BC355058, entitled Passco Save, LLC., v. AH Investors, LLC., et al. That action was later transferred to Sacramento County Superior Court and assigned Case No. 07AS00528 and consolidated with a related case filed by AH Investors in the Sacramento Superior Court, Case No. 06AS03116, entitled AH Investors, LLC. v. Passco Save, LLC., et al. (collectively, “the Lawsuit”).

2.3. In the Lawsuit, Passco alleged that, in 2006, its tenant, Unified, and Unified’s assignee, AH Investors, breached the Lease by defaulting in the payments of rent. In turn, AH Investors alleged that Passco breached the Lease and the covenant of quiet enjoyment by failing to keep the Premises free of criminal activity. All parties denied the material allegations made against them.

2.4. Passco and Lomo have entered into an Agreement of Sale and Purchase and Joint Escrow Instructions dated             , 2007 (the “Purchase and Sale Agreement”), whereby Lomo will purchase the Shopping Center, inclusive of the Premises, from Passco and upon closing of such sale of the Shopping Center pursuant to the terms of the Purchase and Sale Agreement (the “Sale”), the Lawsuit is to be dismissed by all parties as provided in this Agreement.

2.5. It is the intention of the Parties to settle and dispose of, fully and completely, any and all claims, potential claims, complaints, demands, and causes of action, reflected in the Lawsuit as well as any and all other disputes, known or unknown, which may have arisen prior to the effective date of this Agreement as more particularly set forth in this Agreement, except for those claims expressly preserved by Section 4.1 of this Agreement.

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the Parties agree as follows:

Settlement Agreement and Release	2 of 24

3. DISMISSALS OF LAWSUIT.

3.1. Within three (3) business days following the Closing Date under the Purchase and Sale Agreement as “Closing Date” is defined in Sections 1.2 and 4.2 of the Purchase and Sale Agreement, AH Investors and Passco shall dismiss the Lawsuit with prejudice as to all Parties,, each Party bearing its own attorneys’ fees, experts’ fees, and costs. AH Investors and Passco shall promptly provide each Party with a conformed copy of the dismissal showing the date entered by the Court. Within the same three (3) business day period, Passco shall release any and all judgment liens it previously recorded against Lomo and AH Investors. To accomplish this, Passco shall provide Lomo and AH Investors with an Acknowledgement of Satisfaction of Judgment in Sacramento Superior Court Case No, 06AS02889. Passco shall deliver executed Acknowledgements of Satisfaction of Judgment in Sacramento Superior Court Case No. 06AS02889 to Escrow in accordance with the Supplemental Escrow Instructions, a copy of which is attached hereto as Exhibit “1.” Upon closing of the Sale of the Shopping Center pursuant to the terms of the Purchase and Sale Agreement, the Acknowledgements of Satisfaction of Judgment shall be delivered to counsel for Lomo and AH Investors who shall file the Acknowledgements of Satisfaction of Judgment with the Court and provide all parties to Sacramento Superior Court Case No. 06AS02889 with conformed copies showing the date of filing with the Court.

3.2. In order to effect the dismissal of the Lawsuit, AH Investors, Unified (as to its Cross-Complaint against AH Investors), and Passco shall deliver executed Requests for Dismissals in accordance with this paragraph to Jill Raffee of Gordon & Rees, counsel for Passco, concurrent with their execution of this Agreement. The Requests for Dismissal shall be delivered to Escrow in accordance with the Supplemental Escrow Instructions, a copy of which is attached hereto as Exhibit “1.” Upon closing of the Sale of the Shopping Center pursuant to the terms of the Purchase and Sale Agreement, the Requests for Dismissal shall be delivered to Jill Raffee who shall immediately file the Requests for Dismissal with the Court and provide all parties hereto with conformed copies showing the date of filing with the Court.

Settlement Agreement and Release	3 of 24

3.3. The parties further agree to a stay on discovery and all litigation activities in the Lawsuit pending the Closing Date. In addition, Passco agrees to continue the judgment debtor examination in Sacramento Superior Court Case Number 06AS02899 currently set for September 12, 2007 until after the Closing Date. In the event the Closing Date does not occur by December 28, 2007, the parties will agree to a mutually acceptable date for the continued judgment debtor’s examination in Sacramento Superior Court Case Number 06AS02899 and all discovery and other litigation activities in the Lawsuit may resume.

3.4. In the event the Closing Date does not occur by December 28, 2007, this Agreement and the releases and covenants contained herein shall be null and void and of no force and effect, and neither AH Investors, Unified, nor Passco shall have any obligation to dismiss the Lawsuit. The Parties agree to cooperate in obtaining an extension of the current trial date for the Lawsuit to a date not earlier than March 10, 2008, so that all litigation activities and discovery can be put on hold until January 2, 2008 in the event the Lawsuit has not been dismissed pursuant to the terms of the Agreement.

4. RELEASES AND COVENANTS. In consideration of the releases and obligations stated herein, and for other good and valuable consideration, the receipt of which is acknowledged by each Party, the Parties promise, agree, and release as follows:

4.1. Except as to such rights or claims as may be created by this Agreement, each Party and those acting on each Party’s behalf (including stockholders, members, officers, directors, employees, agents, representatives, successors, and assigns) hereby fully release, remise and discharge each other Party (including stockholders, members, officers, directors, employees, agents, representatives, successors, and assigns) from all of the following (collectively, “Claims”): any and all claims, charges, complaints, demands, actions, causes of action, suits, affirmative defenses, rights, debts, sums of money, costs, accounts, reckonings,

Settlement Agreement and Release	4 of 24

covenants, omissions, damages, liabilities, and expenses (including attorneys’ fees and costs) of every kind and nature, known or unknown, foreseeable or unforeseeable, which have arisen or existed at any time up through the Closing Date (i) which were asserted in the Lawsuit, or (ii) by reason of any matter, cause or thing whatsoever, in connection with, relating to or arising under, the Lease, the Sublease, the Premises or the landlord-tenant relationship between the Parties.

4.2. This release includes attorney’s fees and costs incurred through the Closing Date and any other attorney’s fees and costs that have been or will be incurred in connection with the Lawsuit. Notwithstanding anything in this paragraph to the contrary, the foregoing release of claims shall not release any Party from any responsibility imposed on that Party by the Lease or Sublease with respect to claims made by third parties accruing or arising prior to the Closing Date.

4.3. This instrument may be pled as a full and complete defense in and to any action brought in violation hereof. This instrument shall be deemed to be a general and complete release (except as it relates to any exclusions set forth herein), and shall apply to any and all Claims (except claims relating to any exclusions set forth herein), whether or not now known or suspected to exist.

4.4. The Parties waive, in connection with this Agreement, the benefit of the provisions of Section 1542 of the Civil Code of the State of California, which reads:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

5. REPRESENTATIONS AND WARRANTIES. Each Party to this Agreement represents, warrants, and agrees as to itself as follows:

5.1. Each Party has received independent legal advice from its attorneys with respect to the advisability of making the settlement provided for herein, the import of California Civil Code Section 1542, and the advisability of executing this Agreement.

Settlement Agreement and Release	5 of 24

5.2. No Party (nor officer, agent, employee, representative, or attorney of or for any Party) has made any statement or representation to any other Party regarding any fact relied upon in entering into this Agreement, except as expressly stated in this Agreement. No Party relies upon any statement, representation or promise of any other Party (or officer, agent, employee, representative, or attorney of or for any Party) in executing this Agreement or in making the settlement provided for herein, except as expressly stated in this Agreement.

5.3. Each Party to this Agreement has made such investigation of the facts pertaining to this settlement and this Agreement and all of the matters pertaining thereto as it deems necessary.

5.4. Each Party or responsible manager or officer thereof has read this Agreement and understands the contents hereof. Each of the managers or officers executing this Agreement on behalf of their respective corporation or business entity is empowered to do so and thereby binds their respective corporation or business entity.

5.5. Each Party has not heretofore assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the claims, potential claims, demands, and causes of action disposed of by this Agreement.

5.6. Each term of this Agreement is contractual and not merely a recital.

5.7. Each Party is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to be true with respect to the matters related herein. Nevertheless, it is the intention of the Parties to fully, finally, and forever settle and release the matters related hereto. In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete mutual releases of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

Settlement Agreement and Release	6 of 24

5.8. The Parties shall execute all such further and additional documents as shall be reasonable, convenient, necessary, or desirable to carry out the provisions of this Agreement. To the extent that Escrow Holder requires supplemental instructions in order to effectuate the intent of the parties to this Agreement, all parties shall cooperate in executing any such additional documents or instructions.

6. SETTLEMENT. This Agreement effects the settlement of claims which are denied and contested, and nothing contained herein shall be construed as an admission by any Party hereto of any liability of any kind to any other Party. Each Party denies any liability in connection with any claims and intends merely to avoid litigation and to buy peace.

7. MISCELLANEOUS.

7.1. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

7.2. This Agreement is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements and discussions. This Agreement may be amended only by an agreement in writing, executed by all Parties hereto.

7.3. This Agreement is binding upon and shall inure to the benefit of the Parties hereto, their respective agents, attorneys, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, parent companies, members, tenants, assigns, heirs, spouses, children, predecessors, dealers, franchisees, successors in interest, and shareholders.

7.4. Each Party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party.

Settlement Agreement and Release	7 of 24

7.5. This Agreement may be executed in counterparts and/or by facsimile, and when each Party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all Parties.

This Agreement is entered into as of September 4, 2007.

Passco Rite, LLC, a Delaware limited liability company

By:	Passco Norwood Center, LLC, a Delaware limited liability company, its sole member

	By:	Passco Real Estate Enterprises, Inc., a California corporation, its manager

		By:	/s/ William H. Winn
William H. Winn, Vice President

Settlement Agreement and Release	8 of 24

Passco Real Estate Enterprises, Inc., a California corporation

By:	/s/ William H. Winn
William H. Winn, Vice President

Settlement Agreement and Release	9 of 24

Passco Save, LLC, a Delaware limited liability company

By:	Passco Norwood Center, LLC, a Delaware limited liability company, its sole member

	By:	Passco Real Estate Enterprises, Inc., a California corporation, its manager

		By:	/s/ William H. Winn
William H. Winn, Vice President

Settlement Agreement and Release	10 of 24

Jesse Street, LLC, a Delaware limited liability company

By:	Passco Real Estate Enterprises, Inc., a California corporation, its sole member

	By:	/s/ William H. Winn
William H. Winn, Vice President

Settlement Agreement and Release	11 of 24

Star Diamond Properties, L.P., a California limited partnership

By:	Star Diamond Management, LLC, a California limited liability company, its General Partner

	By:	/s/ Webb B. Morrow III
Webb B. Morrow III, Sole Member and Sole Manager

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/s/ Mary Ellen Morrow, Trustee
Mary Ellen Morrow, Trustee of the Mary Ellen Morrow Living Trust, dated September 23, 1991; as amended and restated, who acquired title as May Ellen Morrow, Trustee of the Mary Ellen Morrow Living Trust, Dated September 23, 1992

Settlement Agreement and Release	13 of 24

/s/ Webb B. Morrow Jr., Trustee
Webb B. Morrow Jr., Trustee of The Webb B. Morrow, Jr. Living Trust dated December 7, 1993

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/s/ Walter L. Varco, Trustee
Walter L. Varco, Trustee of the Amended and Restated Walter L. Varco Family Trust, dated March 16, 1999

/s/ Sandra C. Varco, Trustee
Sandra C. Varco, Trustee of the Amended and Restated Walter L. Varco Family Trust, dated March 16, 1999

Settlement Agreement and Release	15 of 24

R.U. Partners, a general partnership

By:	/s/ Robert H. Waterman
Robert H. Waterman, General Partner

By:	/s/ Ute Waterman
Ute Waterman, General Partner

Settlement Agreement and Release	16 of 24

/s/ Timothy J. Helms
Timothy J. Helms, Successor Trustee of the Raymond L. Helms Trust dated April 22, 2003

Settlement Agreement and Release	17 of 24

/s/ Judy A. Pilcher
Judy A. Pilcher, an unmarried woman, who acquired title as Judy A. Spurlock, a married woman as her sole and separate property

Settlement Agreement and Release	18 of 24

/s/ Terence G. O’Brien
Terence G. O’Brien, a married man as his sole and separate property

Settlement Agreement and Release	19 of 24

/s/ Douglas Pilcher
Douglas Pilcher, a single man

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/s/ Jung Shou Chen, Trustee of The Chen Family Trust Agreement dated May 3, 1989
Jung Shou Chen, Trustee of The Chen Family Trust Agreement dated May 3, 1989

/s/ Amy Chen, Trustee of The Chen Family Trust dated May 3, 1989
Amy Chen, Trustee of The Chen Family Trust Agreement dated May 3, 1989

Settlement Agreement and Release	21 of 24

AH INVESTORS, LLC

Dated: 11-27-07	/s/ Donald F. Gaube
	By	Donald F. Gaube
	Its	Managing Member

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UNIFIED WESTERN GROCERS, INC.

Dated: 9-28-07	/s/ GARY C. HAMMETT
	By	GARY C. HAMMETT
	Its	VICE PRESIDENT

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LOMO, INC.

Dated:	/s/ Sean Loloee
	By	Sean Loloee
	Its	CEO

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Exhibit 10.58.1

FIRST AMENDMENT TO AGREEMENT OF SETTLEMENT AND RELEASE

In or about September, 2007, AH INVESTORS, LLC., a California limited liability corporation (“AH Investors”); PASSCO SAVE, LLC, a Delaware limited liability company (“Passco”)1; UNIFIED WESTERN GROCERS, INC., a California corporation (“Unified”); and LOMO, INC., a California corporation (“Lomo”) (collectively, the “Parties”) executed an Agreement of Settlement and Release (“Agreement”) the subject of which was the real property located in Sacramento at 4201-4215 Norwood Avenue, Sacramento, California 95838 (the “Shopping Center”), and various legal actions relating thereto.

Paragraph 3.4 of the Agreement provides, in part:

In the event the Closing Date does not occur by December 28, 2007, this Agreement and the releases and covenants contained herein shall be null and void and of no force and effect, and neither AH Investors, Unified, nor Passco shall have any obligation to dismiss the Lawsuit.

Passco and Lomo have recently advised the Parties that the Closing Date has been extended from December 28, 2007 to on or before January 10, 2008. As a consequence, the Parties have agreed to amend Paragraphs 3.3 and 3.4 of the Agreement to permit the Agreement to be consummated notwithstanding this later Closing Date

[1]	“Passco” as defined in this Agreement of Settlement and Release includes the following persons or entities: Passco Save, LLC, a Delaware limited liability company, Passco Rite, LLC, a Delaware limited liability company, Jesse Street, LLC, a Delaware limited liability company, CC Properties, L.P., Douglas Pilcher, a single man, Judy A. Spurlock, a married woman as her sole and separate property, Jung Shou Chen and Amy Chen, Trustees of The Chen Family Trust Agreement dated May 3, 1989, Mary Ellen Morrow, Trustee of the Mary Ellen Morrow Living Trust dated 9/23/91, R.U. Partners, a general partnership, Raymond L. Helms, as Trustee under that certain Declaration of trust executed April 22, 2003, Terence G. O’Brien, a married man as his sole and separate property, Walter L. Varco and Sandra C. Varco, Trustees of the Walter L. Varco Family Trust dated 3/16/99, the Webb B. Morrow, Jr., Trustee of the Webb B. Morrow, Jr. Living Trust U/A/D 12/07/93, collectively as tenants in common.

Therefore, the Parties hereto agree as follows:

1. In accordance with Paragraph 7.2 of the Agreement, the Parties, through counsel, hereby amend Paragraphs 3.3 and 3.4 of the Agreement to replace any reference to “December 28, 2007” with “January 10, 2008.”

2. All other provisions of the Agreement are to remain in full force and effect.

3. This Amendment may be executed in counterparts and transmitted by fax, mail, or scanned and emailed.

Dated: 12-27, 2007	BURKE WILLIAMS & SORENSEN LLP

	By:	/s/ Joseph P. Buchman
Joseph P. Buchman, Esq., Attorneys for Unified

Dated: 12-28, 2007	GORDON & REES LLP

	By:	/s/ Jill Raffee
Jill Raffee, Esq., Attorneys for Passco

Dated: 12/27, 2007

	By:	/s/ Ray T. Rockwell
Ray T. Rockwell, Esq.
Attorneys for AH Investors

Dated: 12/28, 2007	LOEB, KOSACZ & SUNDBERG, LLP

	By:	/s/ Deborah L. Feldman
Deborah L. Feldman, Esq.,
Attorneys for Lomo

EXHIBIT 31.1

CERTIFICATION

I, Alfred A. Plamann, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Unified Western Grocers, Inc. (the “Registrant”);

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.

The Registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.

Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.

The Registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of Registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Dated: February 12, 2008

/s/ ALFRED A. PLAMANN
Alfred A. Plamann
President and Chief Executive Officer
(Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION

I, Richard J. Martin, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Unified Western Grocers, Inc. (the “Registrant”);

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.

The Registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.

Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.

The Registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of Registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Dated: February 12, 2008

/s/ RICHARD J. MARTIN
Richard J. Martin
Executive Vice President, Finance and Administration and Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE

SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and in connection with the Quarterly Report on Form 10-Q of Unified Western Grocers, Inc. (the “Company”) for the fiscal quarter ended December 29, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Alfred A. Plamann, President and Chief Executive Officer of the Company, hereby certify that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the periods presented in the Report.

Date: February 12, 2008

/s/ ALFRED A. PLAMANN
Alfred A. Plamann President and Chief Executive Officer (Principal Executive Officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE

SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and in connection with the Quarterly Report on Form 10-Q of Unified Western Grocers, Inc. (the “Company”) for the fiscal quarter ended December 29, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Richard J. Martin, Executive Vice President, Finance and Administration and Chief Financial Officer of the Company, hereby certify that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the periods presented in the Report.

Date: February 12, 2008

/s/ RICHARD J. MARTIN
Richard J. Martin Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be furnished to the Securities and Exchange Commission or its staff upon request.